EXHIBIT 2.1

EXECUTION VERSION

PURCHASE AGREEMENT*

by and among

SCOTT WALKER

BRENT WALKER

CHARLES WALKER

SCOTT WALKER STOCK GST EXEMPT TRUST

SCOTT WALKER STOCK GST NON-EXEMPT TRUST

WALKER TX HOLDING COMPANY, INC.

SCOTT WALKER, AS THE SELLER REPRESENTATIVE,

AND

COMFORT SYSTEMS USA, INC.,

Dated as of February 21, 2019

* The schedules to the Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

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3.21	Environmental Matters	19
3.22	Insurance	20
3.23	Material Customers and Suppliers	20
3.24	WIP Schedule	20
3.25	Affiliate Transactions	21
3.26	Bank Accounts	21
3.27	Brokers	21
3.28	No Other Representations or Warranties	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		22

4.1	Organization; Good Standing; Power	22
4.2	Authority	22
4.3	No Violation; Consents and Approvals	22
4.4	Litigation	22
4.5	Solvency	23
4.6	Brokers	23
4.7	Financing	23

ARTICLE V COVENANTS OF THE PARTIES		24

5.1	Conduct of Business	24
5.2	Access to Information; Confidentiality	25
5.3	Preservation of Records	26
5.4	Reasonable Best Efforts	27
5.5	Consents	27
5.6	Public Announcements	27
5.7	Updates	27
5.8	Exculpation, Etc	27
5.9	Tax Matters	28
5.10	No Solicitation of Transactions	34
5.11	Release	34
5.12	Non-Compete; Non-Solicitation	34
5.13	Indemnified Receivables Title Transfer	35
5.14	Employee Matters	35
5.15	Pre-Closing Reorganization	36

ARTICLE VI CONDITIONS TO CLOSING		36

6.1	Conditions to the Sellers’ Obligations	36
6.2	Conditions to the Purchaser’s Obligations	37
6.3	Frustration of Closing Conditions	39

ARTICLE VII INDEMNIFICATION		39

7.1	Survival	39
7.2	Indemnification of the Purchaser Indemnitees	40
7.3	Indemnification of the Seller Indemnitees	41

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7.4	Limitations on Indemnification of Purchaser Indemnitees	41
7.5	Exclusive Remedy; Express Negligence	43
7.6	Procedures	43
7.7	Mitigation	46

ARTICLE VIII TERMINATION		46

8.1	Termination	46
8.2	Procedure and Effect of Termination	47
8.3	Termination Fee	47

ARTICLE IX MISCELLANEOUS		48

9.1	Further Assurances	48
9.2	Notices	48
9.3	Exhibits and Schedules	49
9.4	Amendment, Modification and Waiver	49
9.5	Entire Agreement	49
9.6	Severability	50
9.7	Binding Effect; Assignment	50
9.8	No Third-Party Beneficiaries	50
9.9	Fees and Expenses	50
9.10	Counterparts	50
9.11	Interpretation	51
9.12	Legal Representation	51
9.13	Enforcement of Agreement	52
9.14	Forum; Service of Process	52
9.15	Governing Law	53
9.16	WAIVER OF JURY TRIAL	53
9.17	Seller Representative	53

ARTICLE X DEFINITIONS		54

EXHIBITS:

EXHIBIT A — NOTE

EXHIBIT B — EARN-OUT AGREEMENT

EXHIBIT C — SAMPLE WIP ADJUSTMENT CALCULATION

EXHIBIT D — LEASE AGREEMENT

EXHIBIT E — RELEASE

SCHEDULES:

DISCLOSURE SCHEDULE

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of February 21, 2019, is by and among Scott Walker (“S. Walker”), Brent Walker (“B. Walker”), Charles Walker (“C. Walker”), the Scott Walker Stock GST Exempt Trust (“Exempt Trust”), and the Scott Walker Stock GST Non-Exempt Trust (the “Non-Exempt Trust,” and together with S. Walker, B. Walker, C. Walker and the Exempt Trust, the “Shareholder Sellers”), Walker TX Holding Company, Inc., a Texas corporation (after consummation of the Pre-Closing Reorganization, a Texas limited liability company) (the “Company”), S. Walker, in his capacity as the Seller Representative, and Comfort Systems USA, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, as of the date hereof, the Shareholder Sellers are the record owners of all of the issued and outstanding shares of capital stock of the Company (the “Company Stock”);

WHEREAS, as of the date hereof, the Company Stock constitutes all of the issued and outstanding equity interests of the Company; and

WHEREAS, prior to the Closing Date, the Shareholder Sellers and the Company shall undertake the Pre-Closing Reorganization;

WHEREAS, following the Pre-Closing Reorganization, the Shareholder Sellers shall own all of the issued and outstanding capital stock of the Equity Seller, and the Equity Seller shall own all of the membership interests of the Company (the “Company Interest”);

WHEREAS, the Sellers desire to cause the Equity Seller to sell, convey, assign, transfer and deliver to the Purchaser all of the Company Interest, and the Purchaser desires to acquire and accept the Company Interest from the Equity Seller (collectively, the “Purchased Equity”), in each case upon the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1                               Purchase of Purchased Equity.  On the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents, at the Closing, Shareholder Sellers shall cause Equity Seller to sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from Equity Seller, all of Equity Seller’s right, title and interest in and to the Purchased Equity.

1.2                               Purchase Price.  The consideration payable to the Equity Seller for the purchase and sale of the Purchased Equity shall be (A) an aggregate amount in cash to be paid on the Closing Date equal to (i) One Hundred Seventy Eight Million Dollars and No Cents

($178,000,000.00) minus  (ii) the Estimated Closing Indebtedness, minus (iii) the Estimated Transaction Expenses and minus (iv) the Seller Representative Expense Amount (after giving effect to the foregoing, the “Closing Cash Purchase Price”), (B) the execution and delivery to the Equity Seller of a promissory note in the aggregate principal amount of Twenty-Five Million Dollars and No Cents ($25,000,000.00) in the form attached hereto as Exhibit A (the “Note”), (C) at the time and on the terms set forth in the Earn-Out Agreement in the form attached hereto as Exhibit B (the “Earn-Out Agreement”), Purchaser shall pay to the Equity Seller the Earn-Out, if any, and (D) at the time set forth in Section 5.9 the Tax Equalization Amounts (collectively, subsections (A), (B), (C) and (D), as they may be adjusted, comprise the “Purchase Price”).  After the Closing, the Closing Cash Purchase Price may be adjusted pursuant to Sections 1.5, 1.6 and 1.7.

1.3                               Closing.  The closing of the purchase and sale of the Purchased Equity (the “Closing”) will take place at 10:00 a.m. (Dallas, Texas time) at the offices of Foley Gardere, 2021 McKinney Avenue, Suite 1600, Dallas, Texas 75201 or remotely via electronic exchange of documents and signatures, as promptly as practicable following, but in no event later than, the  second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VI hereof (other than, but subject to satisfaction of, the conditions to be satisfied on the Closing Date), or on such other date and at such other time and place as may be agreed to by the parties in writing.  Such time and date are referred to in this Agreement as the “Closing Date”.  Subject to the provisions of Article VIII of this Agreement, the failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 1.3 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

1.4                               Payment.  At the Closing, the Purchaser shall deliver or cause to be delivered:

(a)                                 to the Seller Representative, an amount in cash equal to the Seller Representative Expense Amount, by means of a wire transfer of immediately available funds, to an account designated in writing by the Seller Representative at least two (2) Business Days prior to the Closing Date;

(b)                                 to the Equity Seller, an amount in cash equal to the Closing Cash Purchase Price, by means of a wire transfer of immediately available funds, to an account designated in writing by the Seller Representative at least two (2) Business Days prior to the Closing; and

(c)                                  to the Equity Seller, the Note.

1.5                               Purchase Price Adjustment (Transaction Expenses & Indebtedness).

(a)                                 Pre-Closing Adjustment Statement.  At least two (2) Business Days prior to the Closing Date, the Seller Representative shall deliver to the Purchaser a statement (the “Estimated Adjustment Statement”) setting forth the Seller Representative’s good faith estimates of (i) the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing (the “Estimated Closing Indebtedness”) and (ii) the aggregate amount of all Transaction Expenses accrued but unpaid as of immediately prior to the Closing (the “Estimated Transaction Expenses”).

(b)                                 Final Adjustment Statement.  As soon as practicable but in no event later than thirty (30) days after the Closing Date, the Seller Representative shall deliver to the Purchaser a statement (the “Sellers’ Adjustment Statement”) setting forth the Seller Representative’s good faith calculations of (i) the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding as of immediately prior to the Closing (the “Final Closing Indebtedness”) and (ii) the aggregate amount of all Transaction Expenses accrued but unpaid as of immediately prior to the Closing (the “Final Transaction Expenses”).

(c)                                  Following receipt of Sellers’ Adjustment Statement, Purchaser shall either accept Sellers’ Adjustment Statement, which statement shall then be deemed the final statement (“Final Adjustment Statement”) or certify to the Seller Representative its alternate calculation of the Final Closing Indebtedness and/or the Final Transaction Expenses, as applicable (“Purchaser’s Adjustment Statement”).  If Purchaser fails to accept the Sellers’ Adjustment Statement or deliver to the Seller Representative Purchaser’s Adjustment Statement within thirty (30) days of receipt of the Seller’s Adjustment Statement, the Sellers’ Adjustment Statement shall be final and binding on the parties.  If Purchaser timely delivers a Purchaser’s Adjustment Statement, Purchaser and the Seller Representative shall then make good faith efforts to meet and resolve the differences between the Sellers’ Adjustment Statement and the Purchaser’s Adjustment Statement.  If within thirty (30) days after receipt by the Seller Representative of the Purchaser’s Adjustment Statement, Purchaser and the Seller Representative have been unable to reach agreement, the parties shall engage the Accounting Firm to determine which calculation of the Final Closing Indebtedness and/or the Final Transaction Expenses, as applicable, is more accurate, the Sellers’ Adjustment Statement or the Purchaser’s Adjustment Statement, and shall certify the Accounting Firm’s choice as the Final Adjustment Statement.  The Accounting Firm shall certify this decision in writing to Purchaser and the Seller Representative; the Accounting Firm shall have no other choice but to select either the Sellers’ Adjustment Statement in its entirety or the Purchaser’s Adjustment Statement in its entirety.  The Accounting Firm’s determination shall be final and binding on the parties.  The fees, costs, and expenses of the Accounting Firm, including any attorneys’ fees related thereto, shall be borne by (i) the Seller Representative if the Purchaser’s Adjustment Statement is selected by the Accounting Firm as more accurate, or (ii) the Purchaser if the Sellers’ Adjustment Statement is selected by the Accounting Firm as more accurate.

(d)                                 Once the Final Adjustment Statement has been determined pursuant to Section 1.5(c), the following shall occur: (i) if the Final Adjustment Statement reflects that the sum of the Final Indebtedness plus the Final Transaction Expenses is greater than the sum of the Estimated Closing Indebtedness plus the Estimated Transaction Expenses set forth in the Estimated Adjustment Statement, then Seller Representative shall pay (or cause to be paid) to the Purchaser by wire transfer of immediately available funds the amount equal to the surplus within ten (10) Business Days; (ii) if the Final Adjustment Statement reflects that the sum of the Final Indebtedness plus the Final Transaction Expenses is less than the sum of the Estimated Closing Indebtedness plus the Estimated Transaction Expenses set forth in the Estimated Adjustment Statement, then the Purchaser shall pay to the Equity Seller an amount equal to such shortfall by wire transfer in immediately available funds within ten (10) Business Days.

1.6                               Purchase Price Adjustment (Working Capital Adjustment).  Following the Closing, and after seventy-five (75) days, the Seller Representative shall undertake and prepare a look-back analysis that, in accordance with GAAP, shall determine what the Company’s Working Capital was on the Closing Date.  The Seller Representative and Purchaser agree that the Working Capital shall be calculated as set forth on Section 1.6 of the Disclosure Schedules hereto.  Pursuant to this Section 1.6, the Seller Representative shall provide Purchaser with its proposed calculation of the Company’s Working Capital as of Closing, and reasonable supporting information relating to its determination of the Working Capital all as certified in writing by the Seller Representative and delivered in accordance with the provisions of Section 9.2 (the “Sellers’ WC Statement”).

(a)                                 Following receipt of Sellers’ WC Statement, Purchaser shall either accept Sellers’ WC Statement, which statement shall then be deemed the final statement (“Final WC Statement”) or certify to the Seller Representative its alternate calculation of working capital (“Purchaser’s WC Statement”).  If Purchaser fails to accept the Sellers’ WC Statement or deliver to the Seller Representative Purchaser’s WC Statement within thirty (30) days of receipt of the Seller’s WC Statement, the Sellers’ WC Statement shall be final and binding on the parties.  If Purchaser timely delivers a Purchaser’s WC Statement, Purchaser and the Seller Representative shall then make good faith efforts to meet and resolve the differences between the Sellers’ WC Statement and the Purchaser’s WC Statement.  If within thirty (30) days after receipt by the Seller Representative of the Purchaser’s WC Statement, Purchaser and the Seller Representative have been unable to reach agreement, the parties shall engage the Accounting Firm to determine which calculation of Working Capital is more accurate, the Sellers’ WC Statement or the Purchaser’s WC Statement, and shall certify the Accounting Firm’s choice as the Final WC Statement.  The Accounting Firm shall certify this decision in writing to Purchaser and the Seller Representative; the Accounting Firm shall have no other choice but to select either the Sellers’ WC Statement in its entirety or the Purchaser’s WC Statement in its entirety.  The Accounting Firm’s determination shall be final and binding on the parties.  The fees, costs, and expenses of the Accounting Firm, including any attorneys’ fees related thereto, shall be borne by (i) the Seller Representative if the Purchaser’s WC Statement is selected by the Accounting Firm as more accurate, or (ii) the Purchaser if the Sellers’ WC Statement is selected by the Accounting Firm as more accurate.

(b)                                 Once the Final WC Statement has been determined pursuant to Section 1.6(a), the following shall occur: (i) if the Final WC Statement reflects Working Capital greater than the Required Working Capital, then Purchaser shall pay the Equity Seller by wire transfer of immediately available funds the amount equal to the surplus to the Equity Seller within ten (10) Business Days; (ii) if the Final WC Statement reflects Working Capital less than the Required Working Capital, then the Seller Representative shall pay (or cause to be paid) to Purchaser an amount equal to such shortfall by wire transfer in immediately available funds within ten (10) Business Days.

(c)                                  For clarification of the above, it is the intent of the parties that at the time the Company Interest is transferred to Purchaser the Working Capital shall be at least equal to the Required Working Capital as of the Closing Date.  If any payment owed pursuant to this Section 1.6 is not made when due pursuant to Section 1.6(b), interest shall accrue on the amount outstanding at the rate of five percent (5%) per annum until final payment is made.

1.7                               Purchase Price Adjustment (WIP Adjustment).

(a)                                 As promptly as practical after the end of each of the first two calendar years following Closing Date and then after the completion of all Contracts entered into before the close of business on the Closing Date (collectively, the “WIP Projects”), the Seller Representative shall perform an analysis with respect to the WIP Projects (each such analysis prepared after the end of a calendar year and after the completion of all such Contracts, the “WIP Analysis”).  Each WIP Analysis shall show the amount by which the Company’s net earnings as of the Closing were overstated or understated by reason of any improper accruals of revenue and expenses on the WIP Projects as of the Closing for such period (as if the final amounts had been known as of the Closing) (the “WIP Adjustment”).  The WIP Adjustment shall be determined on an aggregate basis netting out over and under accruals for such period.  The WIP Adjustment shall be calculated on a contract-by-contract for such period basis based on the methodology set forth on Exhibit C attached hereto.

(b)                                 Within sixty (60) days after completion of each such period, the Seller Representative shall provide Purchaser with its proposed calculation of the applicable WIP Adjustment as certified in writing by the Seller Representative and delivered in accordance with the provisions of Section 9.2 (each, the “Proposed WIP Statement”), and Purchaser shall either accept the applicable Proposed WIP Statement, which will then be deemed final and binding on the parties, or certify to the Seller Representative Purchaser’s alternate calculation of the applicable WIP Adjustment (each, the “Purchaser’s WIP Statement”).  If Purchaser fails to accept the applicable Proposed WIP Statement or deliver to the Seller Representative Purchaser’s WIP Statement for such period within thirty (30) days of receipt of the applicable Proposed WIP Statement, the applicable Proposed WIP Statement shall be final and binding on the parties.

(c)                                  If Purchaser timely delivers a Purchaser’s WIP Statement for an applicable period, Purchaser and the Seller Representative shall make good faith efforts to meet and resolve any differences between the Proposed WIP Statement and Purchaser’s WIP Statement for such period.  If within thirty (30) days after receipt by the Seller Representative of Purchaser’s WIP Statement for such period, Purchaser and the Seller Representative have been unable to reach agreement, such parties shall engage the Accounting Firm to calculate the WIP Adjustment, and shall direct the Accounting Firm to make its determination within thirty (30) days of its engagement.  The WIP Adjustment determined by the Accounting Firm shall be final and binding on the parties; provided, that the WIP Adjustment amount calculated by the Accounting Firm shall be either the WIP Adjustment amount set forth in the Proposed WIP Statement or Purchaser’s WIP Statement for such period.  The Accounting Firm shall certify its decision in writing to Purchaser and the Seller Representative.  The fees, costs and expenses of the Accounting Firm shall be borne by (i) the Seller Representative if Purchaser’s WIP Statement is determined by the Accounting Firm as the more accurate, or (ii) Purchaser if the Proposed WIP Statement is determined by the Accounting Firm as the more accurate.

(d)                                 After a WIP Adjustment for an applicable period (each, the “Final WIP Adjustment”) has been determined as final and binding on the parties, the following shall occur: if the Final WIP Adjustment for such period is (i) a negative amount, the Seller Representative will pay (or cause to be paid) to Purchaser an amount equal to such amount (as a positive number) by wire transfer in immediately available funds; and (ii) a positive amount, Purchaser shall pay to the Equity Seller by wire transfer in immediately available funds the total amount reflected by the Final WIP Adjustment.  If any payment owed pursuant to this Section 1.7 is not made when due, interest shall accrue on the amount outstanding at the rate of five percent (5%) per annum until final payment is made.

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each Seller hereby represents and warrants to the Purchaser, solely as to such Seller and not as to any other Seller, as follows:

2.1                               Power.  With respect to each Shareholder Seller that is a trust (a “Seller Entity”), such Seller Entity is duly existing and in good standing under the laws of the state of its formation. The execution and delivery of this Agreement, and all other agreements and instruments contemplated hereby to which such Seller Entity is a party, and the consummation of the transactions contemplated hereby and thereby have been duly approved prior to the date of this Agreement by all requisite action of its trustee(s), and no other action of the trustee(s) of such Seller Entity is necessary to approve and authorize the execution and delivery of this Agreement,  and all other agreements and instruments contemplated hereby to which such Seller Entity is a party, and the consummation of the transactions contemplated hereby and thereby. With respect to each Shareholder Seller that is an individual, such Shareholder Seller is a resident of the State of Texas.  With respect to Equity Seller, such Seller will as of the Closing be a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each such Seller has all requisite power and authority to enter into this Agreement and the other Transaction Documents to be entered into by such Seller at Closing and to consummate the Contemplated Transactions.

2.2                               Authority.  This Agreement has been, and each other Transaction Document to which such Seller is a party will be, duly authorized by all necessary action of such Seller, and this Agreement has been, and the other Transaction Documents to which such Seller is a party will be, duly executed and delivered by such Seller and constitutes or will constitute a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

2.3                               Title.  As of the date hereof and as of immediately prior to the Contribution, the Shareholder Sellers are the record and beneficial owners of the Company Stock and, immediately after the Conversion through the Closing Date the Equity Seller shall be the record and beneficial owner of the Purchased Equity to be sold, conveyed, assigned, transferred and delivered to the Purchaser by the Equity Seller pursuant to the terms and conditions of this Agreement.   None of the Sellers is a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any of the Purchased Equity to be sold, conveyed, assigned, transferred and delivered to the Purchaser by such Seller pursuant to the terms and conditions of this Agreement.  As of the date hereof the Shareholders Sellers own, and as of the Closing Date, the Equity Seller will own, all of the outstanding equity interests of the Company (other than treasury stock owned by the Company, if any).

2.4                               Litigation.  There are no Proceedings pending against such Seller, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party with respect to execution of this Agreement and the other Transaction Documents to which such Seller is a party or consummation by such Seller of the Contemplated Transactions.

2.5                               Consents.  No Governmental Approval is required to be obtained or made by or with respect to such Seller in connection with the consummation of the Contemplated Transactions, except as may be necessary as a result of any facts or circumstances relating to the Purchaser and its Affiliates; provided, however, that no representation or warranty is made with respect to Governmental Approvals with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, result in a material adverse effect on the Equity Seller’s ownership of the Purchased Equity to be sold, conveyed, assigned, transferred and delivered to the Purchaser by such Equity Seller pursuant to the terms and conditions of this Agreement, or otherwise prevent or materially delay the Closing.

2.6                               Brokers.  Except for D.A. Davidson & Co., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Contemplated Transactions by reason of any action taken by such Seller or any of its directors, managers, officers, employees, representatives or agents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND ITS SUBSIDIARIES

Each Seller hereby makes the representations and warranties set forth in this Article III to Purchaser.  The Shareholder Sellers have delivered to Purchaser the disclosure schedule simultaneously with the execution of this Agreement (the “Disclosure Schedule”).  The disclosures in the Disclosure Schedule relate only to the representations and warranties in the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement provided, however, that any information disclosed in the Disclosure Schedule under any section shall be deemed to be disclosed and incorporated into any other section under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than a disclosure expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty or any representation or warranty where its disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure), the statements in the body of this Agreement will control.

3.1                               Organization; Good Standing; Qualification and Power.  The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its state of formation.  The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, result in a Material Adverse Effect.

3.2                               Capitalization.  Section 3.2 of the Disclosure Schedule sets forth the authorized, issued and outstanding equity interests of the Company and each of its Subsidiaries as of the date hereof and as of the Closing.  The outstanding equity interests of the Company and each of its Subsidiaries are duly authorized and validly issued, free and clear of all Liens (other than Permitted Liens).  Except as set forth in Section 3.2 of the Disclosure Schedule, there are no equity securities of the Company or any of Subsidiaries issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), unit appreciation rights, calls or commitments to which the Company or any of its Subsidiaries is a party or may be bound requiring the issuance or sale of units of any equity interests of the Company or any of its Subsidiaries.

3.3                               Subsidiaries.  Section 3.3 of the Disclosure Schedule lists each of the Company’s direct and indirect Subsidiaries and the authorized, issued and outstanding equity interests of each such Subsidiary.  The outstanding equity interests of each such Subsidiary are duly authorized and validly issued and, except as set forth in Section 3.3 of the Disclosure Schedule, are owned by the Company, free and clear of any Liens (other than Permitted Liens).  There are no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), unit appreciation rights, calls or commitments to which the Company’s Subsidiaries are a party or may be bound requiring the issuance or sale of equity securities of such Subsidiary.

3.4                               Power and Authority.  The Company has the corporate power and corporate authority to (i) execute and deliver this Agreement and each other Transaction Document to which the Company is a party, (ii) to perform the obligations hereunder and thereunder and (iii) to consummate the Contemplated Transactions.  This Agreement and each other Transaction Document to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Transaction Documents by the Purchaser and the Sellers, as applicable, this Agreement and the Transaction Documents constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

3.5                               No Violation; Consents and Approvals.

(a)                                 Except as set forth in Section 3.5 of the Disclosure Schedule, the execution and delivery by the Sellers of this Agreement and the other Transaction Documents to which such Seller is a party does not, and the consummation of the Contemplated Transactions will not (a) in any material respect, conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the Fundamental Documents of the Company or any of its Subsidiaries, (ii) any

Order applicable to the Company or any of its Subsidiaries or the property or assets of the Company or any of its Subsidiaries or (iii) any Law applicable to the Company or any of its Subsidiaries or the property or assets of the Company or any of its Subsidiaries or (b) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties of the Company or any of its Subsidiaries under, any Key Contract to which the Company or any of its Subsidiaries is a party or by which it is bound.

(b)                                 No Governmental Approval is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the consummation of the Contemplated Transactions, except as may be necessary as a result of any facts or circumstances relating to the Purchaser and its Affiliates.

3.6                               Financial Statements.  The Sellers have heretofore delivered to the Purchaser copies of (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 and December 31, 2017, and the related audited consolidated statements of operations, income and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”), (b) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018, and (c) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2019 (the “Latest Balance Sheet Date”) and the related unaudited income statement for the one-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to year-end adjustments and the absence of notes (if any), and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated, subject, in the case of the Interim Financial Statements, to year-end adjustments and the absence of notes (if any).

3.7                               Absence of Certain Changes.

(a)                                 Except as set forth on Section 3.7 of the Disclosure Schedule, since the Latest Balance Sheet Date to the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business and there has not been:

(i)                                     any Material Adverse Effect;

(ii)                                  any destruction or other Losses, whether covered by insurance or not, materially and adversely affecting the assets, properties or business of the Company;

(iii)                               a hire or engagement of an employee or independent service contractor earning an annual base salary in excess of $180,000;

(iv)                              any grant of or increase in, or creation of a contractual right to, compensation or benefits payable or to become payable by the Company to any of its directors,

officers, employees, independent contractors or agents, other than as otherwise approved in accordance with Section 5.1;

(v)                                 any adoption, amendment or termination of a collective bargaining agreement or Company Benefit Plan other than amendments required to comply with applicable Legal Requirements or as otherwise approved in accordance with Section 5.1;

(vi)                              any granting of awards under any Company Benefit Plan including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock;

(vii)                           any sale, assignment, lease, transfer, license, abandonment, or other disposition or distribution of property or assets by the Company, other than sales, assignment, leases, transfers, licenses, abandonment or other disposition or distribution in the Ordinary Course of Business;

(viii)                        any direct or indirect redemption, retirement, purchase, or other acquisition by the Company of any shares of its capital stock;

(ix)                              any reorganization, recapitalization, or other change of any type whatsoever in the outstanding capital stock of the Company;

(x)                                 any amendment to the Fundamental Documents of the Company;

(xi)                              any change in the accounting methods followed by the Company;

(xii)                           termination, or receipt of notice, of termination of any Key Contract;

(xiii)                        any payment of any obligation or Liability other than current Liabilities or obligations disclosed in the Company’s books and records and current Liabilities or obligations incurred since the Latest Balance Sheet Date;

(xiv)                       any waiver, cancellation, writing off, or writing down of any material rights or claims of the Company, other than waivers, cancellations, write-offs or write downs in the Ordinary Course of Business;

(xv)                          any material change in the manner of the Company’s billings, or the credit terms made available by it, to any of its customers;

(xvi)                       any failure to replenish inventories and supplies other than in the Ordinary Course of Business;

(xvii)                    any Lien (other than Permitted Liens) imposed upon any of the assets, properties or rights of the Company;

(xviii)                 any material default on any material obligation or obligations;

(xix)                       any entry into any new line of business or acquisition of any business organization or division thereof;

(xx)                          except as otherwise permitted by this Agreement, any entry into any loan or advance of any money or other property to, or entry into any other transaction with, any employee of the Company or any Affiliate of the Company;

(xxi)                       any establishment, adoption, entry into, amendment, or termination of any compensation plan, agreement, program, policy, trust, or fund of the Company, other than as otherwise approved in accordance with Section 5.1;

(xxii)                    any settlement of any litigation providing for injunctive or other equitable relief;

(xxiii)                 any entry into any joint venture, partnership or similar arrangement for the conduct of business;

(xxiv)                any capital expenditures in excess of fifty thousand and no/100 dollars ($50,000.00) or any entry into any agreement to make any capital expenditures in excess of fifty thousand and no/100 dollars ($50,000.00); or

(xxv)                   any authorization, agreement or commitment to do any of the foregoing actions.

3.8                               Absence of Undisclosed Liabilities.  The Company does not have any Liabilities, including, without limitation, any Liabilities resulting from failure to comply with any applicable Legal Requirement or any tax Liabilities due or to become due and whether incurred in respect of or measured by the income or sales of the Company for any period, or arising out of any transaction entered into or any state of facts existing on or before the date hereof, except (i) Liabilities reflected or reserved against in the Financial Statements, (ii) as disclosed on Section 3.8 of the Disclosure Schedule, (iii) Liabilities under Contracts and commitments entered into in the Ordinary Course of Business and which are not required to be disclosed in the Financial Statements (other than any such Liability resulting from a breach or a default thereunder), (iv) current liabilities incurred in the Ordinary Course of Business since the Latest Balance Sheet Date that will be included in the calculation of the Final Adjustment Statement or the Final WC Statement, and (v) Liabilities incurred in the Ordinary Course of Business after the date of the Latest Balance Sheet that are not required to be listed on a balance sheet prepared in accordance with GAAP as of the date hereof.

3.9                               Accounts Receivable.

(a)                                 Except for the amounts set forth on Section 3.9 of the Disclosure Schedule, all accounts receivable of the Company (collectively, the “Accounts Receivable”) are reflected on the Company’s books and records, and represent legal, valid, binding and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  The Accounts Receivable will be collected in full within eighteen (18) months after the Closing Date except for (i) the bad debt and write-offs that are within the levels of reserves as of Closing for the same and (ii) Accounts Receivable that relate to contractually required retainage which will be collected within 120 days of substantial completion.  To the Sellers’ Knowledge, there is no contest, claim, counterclaim or right of set-off other than returns in the Ordinary Course of Business under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable as of the Closing Date.

(b)                                 Except for the amounts set forth on Section 3.9 of the Disclosure Schedule, all notes and employee receivables are reflected on the Company’s books and records, and represent legal, valid, binding, and enforceable obligations owed to the Company.  The notes and employee receivables will be collected in full within eighteen (18) months after the Closing Date.  To the Sellers’ Knowledge, there is no contest, claim, or right of set-off with any obligor of any note or employee receivables as of the Closing Date relating to the amount or validity of such note or employee receivables as of the Closing Date.

(c)                                  Except for the amounts set forth on Section 3.9 of the Disclosure Schedule, all costs in excess of billings of the Company are reflected on the Company’s books and records, and these costs in excess of billings will, after being billed, represent legal, valid, binding and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  These costs in excess of billings will be collected in full within eighteen (18) months after the Closing Date except for costs in excess of billings that relate to contractually required retainage which will be collected within 120 days of substantial completion.  To the Sellers’ Knowledge, there is no contest, claim or right of set-off under any Contract with any obligor relating to the amount or validity of these costs in excess of billings.

(d)                                 Except for the amounts set forth on Section 3.9 of the Disclosure Schedule, all retainage receivables of the Company are reflected on the Company’s books and records, and represent legal, valid, binding, and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  The retainage receivables as of the Closing Date will be collected in full upon the latter of: (i) eighteen (18) months after the Closing Date, or (ii) nine (9) months after completion of the underlying project, but in any event all retainage receivables as of the Closing Date shall be collected within thirty (30) months after the Closing Date.  To the Sellers’ Knowledge, there is no contest, claim, or right of set-off under any Contract with any obligor relating to the amount or validity of the retainage receivables as of the Closing Date.

3.10                        Inventory.  All of the inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value and are properly reflected as such on the Financial Statements.  Since the Latest Balance Sheet Date, no inventory has been sold or disposed of except through sales in the Ordinary Course of Business.

3.11                        Personal Property.

(a)                                 The Company and its Subsidiaries have good and valid title to all material items of personal property, whether tangible or intangible, owned by them, and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to them (collectively, the “Personal Property”), in each case, free and clear of all Liens (other than Permitted Liens).  After the Closing, the Purchaser will own and otherwise have rights to the Personal Property necessary for the operation or conduct of the business as conducted on the date hereof.

(b)                                 All Personal Property necessary for the operation or conduct of the businesses of the Company and its Subsidiaries as conducted on the date hereof are in the aggregate in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the Ordinary Course of Business.

3.12                        Condition and Sufficiency of Assets.  Except as set forth on Section 3.12 of the Disclosure Schedule, to the Sellers’ Knowledge, the buildings, plants, structures and equipment leased or owned by the Company are structurally sound with no known defects, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance, repair or replacement except for ordinary, routine maintenance, repair or replacement not material in nature or cost.  The building, plants, structures and equipment leased or owned by the Company are sufficient for the continued conduct of its business after the Closing in substantially the same manner as conducted by the Company immediately prior to the Closing.

3.13                        Real Property.

(a)                                 Neither the Company nor any of its Subsidiaries owns, or has owned, any real property.  Section 3.13(a) of the Disclosure Schedule lists each material written lease to which the Company or any of its Subsidiaries is a party and leases interests in real property (each, a “Real Property Lease”) (the real property and interests in real property identified in this sentence, the “Real Property”).  The Real Property constitutes all material parcels of real property and interests in real property used in the conduct of the business of the Company and its Subsidiaries.

(b)                                 The Company and its Subsidiaries have valid leasehold interests in all of their respective lease interests in real property used or held for use in the business of such Company or Subsidiary, free and clear of all Liens (other than Permitted Liens).  Section 3.13(b) of the Disclosure Schedule identifies all real property the Company or its Subsidiaries have subleased or licensed the right to use or occupy.  The Company has made available to Purchaser complete and accurate copies of each Real Property Lease.

3.14                        Intellectual Property.

(a)                                 Section 3.14(a) of the Disclosure Schedule sets forth a list of all material issued patents, patents pending, trademarks, trade names, service marks, domain names, registered copyrights and all applications therefor owned, filed or licensed by the Company and its Subsidiaries and, with respect to registered trademarks, all jurisdictions in which they are registered.

(b)                                 As used in this Section 3.14(b), “Intellectual Property” shall mean all intellectual property set forth in Section 3.14(a) of the Disclosure Schedule and all material inventions, invention studies (whether patentable or unpatentable), designs, copyrights, mask works, trademarks, service marks, trade dress, trade names, secret formulae, trade secrets, secret processes, computer programs, domain names, Internet websites and know-how used in the conduct of the businesses of the Company and its Subsidiaries.  The Company and its Subsidiaries own or have the right to use all of the Intellectual Property.  All Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of all Liens (other than Permitted Liens).  Except as set forth on Section 3.14(b) of the Disclosure Schedule, no claims have been asserted in writing by any Person with respect to the ownership or use by the Company and its Subsidiaries of the Intellectual Property.

(c)                                  Except as described in Section 3.14(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has an obligation to pay any royalties, license fees or other forms of compensation or consideration to any Person for the use of any of the Intellectual Property.

(d)                                 Except as described in Section 3.14(d) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has (i) entered into any agreement limiting its right to use any material Intellectual Property or (ii) granted any license to any Person for the use of any Intellectual Property.

3.15                        Litigation.  Except as set forth on Section 3.15 of the Disclosure Schedule and for any Proceedings pending in respect of Taxes or under Environmental Laws (if any, and which are covered in Sections 3.17 (Taxes) and 3.21 (Environmental Matters), respectively), as of the date hereof, there are no Proceedings pending, or to the Sellers’ Knowledge, threatened against or affecting the Company or any of its Subsidiaries or their respective its assets, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party.

3.16                        Employee Benefit Plans.

(a)                                 Section 3.16(a) of the Disclosure Schedule sets forth a complete list of all “employee benefit plans” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) as well as any bonus, stock option, equity compensation and deferred compensation plan, program or arrangement, under which the Company or any of its Subsidiaries has any present or future obligations or liability on behalf of any current or former employee of the Company or its Subsidiaries or the dependents or beneficiaries of such employees (all of the foregoing being referred to in this Agreement as the “Company Benefit Plans”).

(b)                                 Except as set forth on Section 3.16(b) of the Disclosure Schedule, each Company Benefit Plan has been operated and administered in material compliance with its terms, ERISA and the Code.  Neither the Company nor any of its Subsidiaries nor, to the Sellers’ Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Company Benefit Plan has engaged in a prohibited transaction that could subject the Company or any of its Subsidiaries to a material Tax or material penalty imposed under Section 4975 of the Code or Sections 502(i), (j) or (l) of ERISA.

(c)                                  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable IRS determination, opinion or advisory letter with respect to such qualified status.  Nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any related trust.

(d)                                 Neither the Company nor any of its Subsidiaries has ever sponsored, contributed to, been obligated to contribute to, or has had any Liability (whether contingent or otherwise) under (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or Section 4063 or 4064 of ERISA, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(e)                                  Neither the Company nor any of its Subsidiaries has any obligation to provide health benefits to any employee, participant, dependent or former employee following termination of employment, except continuation coverage required under Section 4980B of the Code (or equivalent state Law).

(f)                                   The Sellers have made available to the Purchaser or to the Purchaser’s counsel true and complete copies of the following documents relating to the Company Benefit Plans: (i) all Company Benefit Plan documents and where applicable, summary plan descriptions and summaries of benefits and coverage (Affordable Care Act-mandated SBCs); (ii) the most recently filed Form 5500 for each Company Benefit Plan for which a Form 5500 is required to be filed, if any, and, (iii) with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, a favorable IRS determination, opinion or advisory letter.

(g)                                  Each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.  There is no Contract to which the Company or a Subsidiary is a party by which it is bound to compensate, gross-up, indemnify or otherwise reimburse any individual for taxes imposed pursuant to Section 409A or Section 4999 of the Code

3.17                        Taxes.  Except as set forth in Section 3.17 of the Disclosure Schedule:

(a)                                 The Company and each of its Subsidiaries has filed all Tax Returns required by applicable Law to be filed by the Company and any of its Subsidiaries.  Such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Legal Requirements.  All Taxes due and owing by or with respect to the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full.  With respect to the periods for which Tax Returns have not been filed, the Company and each of its Subsidiaries has established adequate reserves for the payment of all Taxes.  Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  No written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is or may be subject to taxation by that jurisdiction or may be required to file Tax Returns in that jurisdiction.

(b)                                 The Company and each of its Subsidiaries has: (i) collected and withheld all Taxes that are required to be collected or withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (ii) properly classified any employee, independent contractor, creditor, stockholder, or other third party for Tax purposes; and (iii) has timely submitted and paid all such collected and withheld amounts to the appropriate authorities.  The Company and each of its Subsidiaries is in compliance with the back-up withholding and information reporting requirements under: (i) the Code and the rules and regulations promulgated thereunder, and (ii) all other applicable Legal Requirements

(c)                                  There are no Liens for Taxes on any assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(d)                                 No Tax audits or other Proceedings are pending or, to the Sellers’ Knowledge, threatened in writing with regard to any Tax Returns of the Company or any of its Subsidiaries.  No deficiencies for any Taxes have been proposed, asserted, or assessed against the Company or any of its Subsidiaries, and no request for waivers of the time to assess any such Taxes has been requested, granted or are pending.  All Taxes due by the Company and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid in full.  Neither the Company nor any of its Subsidiaries has requested or executed an extension or waiver of any statute of limitations in respect of Taxes or any Tax Returns, and neither the Company nor any of its Subsidiaries has agreed to be or is the beneficiary of any extension of time with respect to a Tax assessment or deficiency or any adjustment to a Tax Return that may be made

(e)                                  The Company has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 for U.S. federal and applicable state Tax purposes (an “S Corporation”) since 2002, and the Company will be an S Corporation until the Contribution at which time the Company will become and continue to be through the date of the Conversion a “qualified subchapter S subsidiary” (within the meaning of Code section 1361(b)(3)(B)) of the Equity Seller until the Company becomes a disregarded entity with respect to the Equity Seller upon the Conversion through the Closing Date.  Since the effective date of the Company’s election to be taxed in accordance with Subchapter S of the Code through the date of the Contribution, Sellers and Company have not taken any action or failed to take any action that would result in the Company failing to qualify pursuant to Subchapter S of the Code (including Code section 1361(b)(1)).  The Company has not, in the past five (5) years, (i) acquired assets from another corporation in a transaction in which its Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.  The Company has no potential Liability for Tax under Code section 1374 or 1375 and will not be liable for any Tax under Code section 1374 in connection with the transactions contemplated by this Agreement.  With respect to the Company’s Subsidiaries: (1) Walker Electrical Contractors, Inc. and Walker Engineering, Inc. have been qualified subchapter S subsidiaries since April 1, 2014, (2) Walker Logistic, LLC and Walker Service Group, LLC have been disregarded entities since April 1, 2014, (3) none of the Subsidiaries has been a C corporation at any time since 2013, and (4) Walker Industrial, LLC was a disregarded entity from December 2014 until July 2015 and became classified as a partnership for tax purposes in July 2015.

(f)                                   Neither the Company nor any of its Subsidiaries owns any assets that currently constitute unclaimed property or is subject to any escheat obligations under applicable law. The Company and each of its Subsidiaries has complied in all material respects with all applicable unclaimed property and escheat laws. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remitted such unclaimed property to the applicable Governmental Authority. The Company’s and each of its Subsidiaries’ records are adequate to permit a Governmental Authority or other outside auditor to confirm the foregoing representations.

(g)                                  Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has settled or compromised any Tax liability, filed any amended Tax Return or surrendered any right to claim a material Tax Refund, offset, or other reduction in Tax liability.

(h)                                 Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period beginning after the Closing Date as a result of any “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed at or prior to the Closing.

(i)                                     Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group (other than a group the parent of which is the Company, or after the Contribution through the Closing Date, the Equity Seller).  Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), by operation of law, as a transferee or successor, by Contract or otherwise (other than of the Company and its Subsidiaries, or after the Contribution through the Closing Date, the Equity Seller).

(j)                                    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification, sharing or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority). Neither the Company nor any of its Subsidiaries has a contractual or legal obligation to indemnify any other Person with respect to Taxes (other than of the Company and its Subsidiaries, or after the Contribution through the Closing Date, the Equity Seller).  Neither the Company nor any of its Subsidiaries has granted any powers of attorney with respect to Taxes that will remain in force after the Closing Date.  No closing agreement, private letter ruling, technical advice memoranda or similar advice or ruling relating to Taxes have been entered into or issued by any Governmental Authority with respect to or in respect of the Company or any of its Subsidiaries.

(k)                                 Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A).

(l)                                     Neither the Company nor any of its Subsidiaries has at any time been a party to any ‘‘reportable transaction,’’ as defined in Treasury Regulations Section 1.6011-4(b).

3.18                        Contracts and Commitments.

(a)                                 Section 3.18 of the Disclosure Schedule sets forth a list of all Key Contracts as of the date of this Agreement.

(b)                                 The Sellers have delivered to, or made available for inspection by, Purchaser a copy of each Key Contract.  A written summary setting forth all of the material terms and conditions of each oral Contract listed on Section 3.18(b) of the Disclosure Schedule has been delivered to Purchaser.  Each Key Contract is in full force and effect and is a valid and binding obligation of the Company and, subject to obtaining any necessary consents disclosed on Section 3.18(b) of the Disclosure Schedule, will continue to be so enforceable and in full force and effect following the consummation of the transaction contemplated by this Agreement.  As of the date hereof, with respect to all Key Contracts, neither the Company nor its Subsidiaries nor, to the Sellers’ Knowledge, any other party to any such Key Contract, is in breach thereof or default thereunder and there does not exist under any thereof any event which, with the giving of notice or the lapse of time, would constitute such a breach or default.  None of the parties to the Key Contracts has given written notice to the Company of its intent to cancel, terminate or otherwise materially alter its relationship with the Company in the future and, to the Sellers’ Knowledge, none of such parties intends to do so.

3.19                        Compliance with Laws.  The Company and its Subsidiaries are in material compliance with all applicable Laws and all Orders of any Governmental Authority applicable to the Company and its Subsidiaries.  The Company and its Subsidiaries have all material permits, certificates, licenses, approvals and other authorizations required under applicable Laws or necessary in connection with the conduct of its business (“Permits”).  Section 3.19 of the Disclosure Schedule is a list of all material Permits of the Company and its Subsidiaries and all applications pending before any Governmental Authority for the issuance of any Permits or the renewal thereof.  Notwithstanding anything to the contrary, no representation is made in this Section 3.19 with respect to the matters described in Sections 3.16 (Employee Benefit Plans), 3.17 (Taxes), 3.20 (Labor Matters) or 3.21 (Environmental Matters).

3.20                        Employee and Labor Matters.  Except as set forth in Section 3.20 of the Disclosure Schedule (a) the Company and its Subsidiaries are in material compliance with all applicable Laws regarding employment and employment practices; (b) to the Sellers’ Knowledge, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, slowdown, work stoppage or lockout in effect or, to the Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not experienced any such labor strike, slowdown, work stoppage or lockout since the date that is three (3) years prior to the date hereof; (d) there is no charge or complaint pending or, to the Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries before the Equal Employment Opportunity Commission or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices; (e) neither the Company nor any of its Subsidiaries is party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority with respect to employees or employment practices; (f) the Company and its Subsidiaries will not have any obligation under any Company Benefit Plan or severance policy, agreement, plan or program as a result of the transactions contemplated hereunder; (g) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement; and (h) the Company and its Subsidiaries are in compliance in all material respects with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”).  Section 3.20 of the Disclosure Schedules sets forth (i) the name and current annual salary (or rate of pay) and other compensation now payable by the Company and its Subsidiaries to each officer, employee, independent contractor or consultant of the Company and its Subsidiaries whose annual compensation is in excess of $250,000, (ii) any material increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company or any Subsidiary to each individual listed pursuant to clause (i), and (iii) all presently outstanding loans and advances (other than routine travel and expense advances to be repaid or formally accounted for within 60 days) made by the Company or any Subsidiary to, or made to the Company or any Subsidiary by, any director, officer, employee, independent contractor or consultant of the Company or any Subsidiary.

3.21                        Environmental Matters.  Except as set forth in Section 3.21 of the Disclosure Schedule:

(a)                                 Neither the Company nor any of its Business Facilities is in material violation of, has materially violated or has been or is in material non-compliance with, any Environmental Laws in connection with the ownership, use, maintenance or operation of, or conduct of the business of, the Company or any of its Business Facilities.

(b)                                 No Materials of Environmental Concern are present, or have been released or are threatened to be released on or under any of the Real Property of any Business Facility in quantities or concentrations that exceed the applicable standards established by Environmental Laws for commercial properties.  The Company has not received any written notice of any release or threatened release of Materials of Environmental Concern, or of any Remediation obligation under Environmental Laws or Environmental Permits, relating to the Real Property of any Business Facility.

(c)                                  The Company is not subject to any final or issued or, to Seller’s Knowledge, pending or threatened, Environmental Claims.

(d)                                 No Materials of Environmental Concern generated by the Company from any Business Facility, have been treated, stored, disposed of, or released at a location that has been nominated or identified as a facility that is subject to an existing or threatened claim that requires remediation at such facility under Environmental Laws.

(e)                                  The Company has not voluntarily undertaken the Remediation of any Business Facility or other site, or entered into any agreement for the payment of costs associated with such activity, and there are no obligations, undertakings, or Liabilities arising out of or relating to Environmental Laws that the Company has agreed to, assumed, or retained, by Contract or otherwise.

(f)                                   Sellers are not aware of any requirement of Environmental Laws that will require future compliance costs on the part of the Company (assuming that the conduct and scope of its business conforms to the conduct and scope of its business prior to the Closing) in excess of twenty-five thousand dollars and no cents ($25,000.00) above costs currently expended in the Ordinary Course of Business.

(g)                                  The Company does not have any direct or indirect contingent Liability in connection with the release of any Materials of Environmental Concern into the environment.

(h)                                 The Company has filed and/or maintained all notices, notifications, financial assurance, environmental management plans, worker protection plans, applications or other documents or instruments that are required by applicable Environmental Laws to be maintained or filed with a Governmental Authority by the Company for the operation of its business or the ownership or operation of any Business Facility.

3.22                        Insurance.

(a)                                 Set forth in Section 3.22(a) of the Disclosure Schedule is a list of all material policies of property, fire and casualty, product liability, general liability, workers’ compensation and other forms of insurance held by the Company and its Subsidiaries with respect to the business and assets of the Company and its Subsidiaries, including the following information: (i) the issuer of each such policy, (ii) the amount of coverage still available and outstanding under each such policy, (iii) whether each such policy is a “claims made” or an “occurrences” policy and (iv) any retrospective premium adjustments.  Copies of such policies have been made available to the Purchaser.

(b)                                 (i) The policies listed in Section 3.22(a) of the Disclosure Schedule are in full force and effect and are free from any right of termination on the part of the insurance carriers, (ii) all premiums and retained losses within deductibles or self-insured retentions due with respect thereto have been paid or accrued, (iii) to the Sellers’ Knowledge, no notice of termination or cancellation has been received by the Company or any of its Subsidiaries with respect to any such policy and (iv) no notice has been received by the Company or any of its Subsidiaries that indicates that material changes in any such policy are required as a condition to the continuation of coverage under, or renewal of, any such policy.

3.23                        Material Customers and Suppliers.

(a)                                 Section 3.23(a) of the Disclosure Schedule sets forth the top ten customers of the Company and its Subsidiaries (based on the dollar amount of sales to such customers) for the twelve-month period ended December 31, 2018 (the “Material Customers”).  Except as set forth in Section 3.23(a) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Subsidiary has received written notice that any Material Customer intends to terminate its relationship with the Company or any of its Subsidiaries.

(b)                                 Section 3.23(b) of the Disclosure Schedule sets forth the top ten suppliers of the Company and its Subsidiaries (based on the dollar amount of purchases from such suppliers) for the twelve-month period ended December 31, 2018 (“Material Suppliers”).  Except as set forth in Section 3.23(b) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that any Material Supplier intends to terminate its relationship with the applicable Company or Subsidiary to which it is a material supplier.

3.24                        WIP Schedule.  Attached as Section 3.24 of the Disclosure Schedule is a true and accurate schedule of work in progress for all Contracts for the sale of goods or services (the

“WIP Schedule”) showing: (a) the price of each Contract, (b) the status and estimated value of all work completed through January 31, 2019 (the “WIP Date”), (c) the amount of revenue billed and received as of the WIP Date, (d) the retainage withheld from the work billed and the estimated amount of retainage for unbilled completed work, (e) the expected total cost to complete each Contract as of the WIP Date, and (f) the value of the remaining work.  The WIP Schedule fairly represents the total estimated Contract costs and values (taking into account man-hours required, project duration, cost of labor and materials, including any escalation thereof, subcontractor costs, and other elements of Contract costs), and, except as set forth on Section 3.24 of the Disclosure Schedule, there is no dispute over amounts billed thereunder or of any intention to hold back amounts in excess of contractually permitted retainages.

3.25                        Affiliate Transactions.  Except as set forth in Section 3.25 of the Disclosure Schedule, as of the date hereof, there are no contracts between the Company or any of its Subsidiaries, on the one hand, and the Sellers or any Affiliate of the Sellers (other than the Company or any of its Subsidiaries), on the other hand.  Except as set forth in Section 3.25of the Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any Seller, as of the date of this Agreement, has any direct interest (a) in any Person that is a customer, supplier, or competitor of the Company or any of its Subsidiaries, or (b) in any material property or asset that is owned or used by the Company or any of its Subsidiaries in the conduct of its business.

3.26                        Bank Accounts.  Section 3.26 of the Disclosure Schedule sets forth a true and complete list of (a) the name and address of each bank with which the Company and its Subsidiaries has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of Company and its Subsidiaries.

3.27                        Brokers.  Except for D.A. Davidson & Co., no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Contemplated Transactions by reason of any action taken by the Company, any of its Subsidiaries or any of their respective or its directors, officers, employees, representatives or agents.

3.28                        No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES II AND III (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER THE SELLERS NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS,  THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR THE CONTEMPLATED TRANSACTIONS AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED AND DELIVERED HEREUNDER OR PURSUANT HERETO (INCLUDING THE PURCHASED EQUITY), AND EACH SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH SELLER, ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

4.1                               Organization; Good Standing; Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Purchaser has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which the Purchaser is a party and to consummate the Contemplated Transactions.

4.2                               Authority.  This Agreement has been, and the other Transaction Documents to which the Purchaser is a party will be, duly authorized by all necessary corporate power or other action of the Purchaser, and this Agreement has been, and the other Transaction Documents to which the Purchaser is a party will be, duly executed and delivered by the Purchaser (to the extent a party thereto), and constitutes or will constitute a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

4.3                               No Violation; Consents and Approvals.

(a)                                 The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party do not, and the consummation of the Contemplated Transactions compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the Fundamental Documents of the Purchaser, (ii) any Order applicable to the Purchaser or the property or assets of the Purchaser or (iii) any Law applicable to the Purchaser or the property or assets of the Purchaser or (b) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of the Purchaser under, any material Contract to which the Purchaser is a party or by which the Purchaser or any assets of the Purchaser may be bound; provided, however, that no representation or warranty is made in the foregoing clauses (a)(ii), (a)(iii) or (b) with respect to matters that would not, individually or in the aggregate, impair the Purchaser’s ability to consummate the Contemplated Transactions.

(b)                                 No Governmental Approval is required to be obtained or made by or with respect to the Purchaser in connection with the consummation of the Contemplated Transactions; provided, however, that no representation and warranty is made with respect to Governmental Approvals with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, impair the Purchaser’s ability to consummate the Contemplated Transactions.

4.4                               Litigation.  There are no Proceedings pending or, to the knowledge of the Purchaser, Proceedings threatened against the Purchaser or affecting the Purchaser’s assets, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, that are reasonably likely to impair the Purchaser’s ability to consummate the Contemplated Transactions.

4.5                               Solvency.

(a)                                 Immediately after giving effect to the Contemplated Transactions (including any debt and equity financings being entered into in connection therewith):

(i)                                     the fair saleable value (determined on a going concern basis) of the assets of the Purchaser and its respective Subsidiaries (including, following the Closing, the Company and its Subsidiaries) shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii)                                  each of the Purchaser and its respective Subsidiaries (including, following the Closing, the Company and its Subsidiaries) shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and

(iii)                               each of the Purchaser and its respective Subsidiaries (including, following the Closing, the Company and its Subsidiaries) shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

(b)                                 In completing the Contemplated Transactions, the Purchaser does not intend to hinder, delay or defraud any present or future creditors of the Purchaser, the Company or any of their respective Subsidiaries, as applicable.

4.6                               Brokers.  No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the Contemplated Transactions by reason of any action taken by the Purchaser or any of their respective partners, directors, managers, officers, employees, representatives or agents.

4.7                               Financing.  Purchaser has, in the form of cash on hand together with amounts available for borrowing under Purchaser’s existing credit arrangements, sufficient funds to pay all amounts due pursuant to ARTICLE I and to otherwise consummate the Contemplated Transactions.

4.8                               Investigation.  THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE PURCHASED EQUITY, THE COMPANY AND ITS SUBSIDIARIES, AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED, AND THE PROJECTIONS.  THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT (I) (A) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE SELLERS ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT, (B) NONE OF THE SELLERS AND THE COMPANY NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSONS HAVE MADE ANY

REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PROJECTIONS, AND (C) THE PURCHASER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE SELLERS, COMPANY OR ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSONS, INCLUDING THE PROJECTIONS OR ANY INFORMATION PROVIDED BY OR THROUGH THEIR FINANCIAL ADVISORS, INCLUDING THAT INFORMATION PROVIDED IN THE CONFIDENTIAL INFORMATION MEMORANDUM, OR MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION AND THAT THE PURCHASER WILL NOT HAVE ANY CLAIM, RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION, WARRANTY OR OTHER INFORMATION, AND (II) ANY CLAIMS THE PURCHASER MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN ARTICLES II AND III HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULE).

ARTICLE V
COVENANTS OF THE PARTIES

5.1                               Conduct of Business.  Except (i) as contemplated by or necessary to effectuate this Agreement, including consummation of the Pre-Closing Reorganization, (ii) as required by applicable Law or (iii) as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date hereof to the Closing Date, unless the Purchaser otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers will cause the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business.  Without limiting the generality of the foregoing, except (i) as contemplated by or necessary to effectuate this Agreement, including consummation of the Pre-Closing Reorganization, (ii) as required by applicable Law, or (iii) as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers will cause the Company and its Subsidiaries not to (other than in the Ordinary Course of Business):

(a)                                 incur, assume or guarantee any Indebtedness for borrowed money, other than (i) in connection with the purchase or lease of capital equipment or (ii) Indebtedness that will otherwise be paid pursuant to Section 1.5;

(b)                                 issue, sell, deliver, redeem or purchase any of the equity securities of the Company or any of its Subsidiaries, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of the securities of the Company or any of its Subsidiaries, or amend any terms of any such equity securities or agreements, in each case except for issuances of securities upon the exercise of outstanding options and warrants and redemptions or purchases pursuant to the terms of existing Contracts of the Company or any of its Subsidiaries;

(c)                                  materially increase the rate of compensation or benefits (other than customary periodic raises in the Ordinary Course of Business) of, or pay or agree to pay any benefit to, present or former members, managers, directors or officers of the Company or any of its Subsidiaries, except as may be required by any existing Company Benefit Plan or any agreement, policy, program or arrangement of the Company or any of its Subsidiaries, or that which would be deemed a Transaction Expense;

(d)                                 except as may be required by Law or existing Contract, or that which would be deemed a Transaction Expense, materially increase the compensation payable to any executive employee of the Company or any of its Subsidiaries;

(e)                                  sell, lease, transfer or otherwise dispose of any material capital assets, real, personal or mixed, or mortgage or encumber any material properties or assets, whether real or personal, other than (i) a sale, transfer or disposition to a third-party for fair market value, (ii) a mortgage or encumbrance in connection with the purchase or lease of real estate or (iii) Permitted Liens;

(f)                                   acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to the Company and its Subsidiaries, taken as a whole, other than in connection with the purchase or lease of capital equipment;

(g)                                  effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) of employees of the Company or any of its Subsidiaries;

(h)                                 amend any of the Fundamental Documents of the Company or any of its Subsidiaries;

(i)                                     change any of its material accounting principles, methods or practices other than as required by GAAP; or

(j)                                    agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything to the contrary, (i) nothing contained herein shall give to the Purchaser, directly or indirectly, the right to control or direct the business of the Company or any of its Subsidiaries prior to the Closing and (ii) the Sellers (in their sole discretion) may and may cause the Company and its Subsidiaries to at any time or from time to time prior to the Closing use any cash on hand for any purpose (including making distributions or paying dividends to the Sellers or any of their Affiliates, redeeming any equity interests, paying any Taxes (including estimated Taxes) or repaying any Indebtedness).

5.2                               Access to Information; Confidentiality.

(a)                                 During the period from the date of this Agreement through the Closing Date (or the earlier termination of this Agreement), the Sellers shall cause the Company and its Subsidiaries to give the Purchaser and its agents and authorized representatives (including prospective lenders) reasonable access in accordance with the terms of the Confidentiality Agreement (as defined below) to all offices, books and records, officers, employees and advisors of the Company and its Subsidiaries as the Purchaser may reasonably request (upon reasonable prior notice) during normal business hours; provided, however, that neither the Sellers nor the Company nor any of its Subsidiaries is under any obligation to disclose to the Purchaser or any such representative any information the disclosure of which is restricted by Contract or applicable Law or could compromise any applicable privilege (including the attorney-client privilege) or which the Sellers in good faith determine is of such a proprietary nature that disclosure prior to the Closing would not be in the best interests of the Sellers or the Company and its Subsidiaries.  The Purchaser covenants that any investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Company and its Subsidiaries.  Notwithstanding anything to the contrary, nothing herein shall be construed as granting the Purchaser or its representatives access to any Real Property for purposes of performing environmental testing, assessment, investigation, sampling or testing without the prior written approval of the Seller Representative, in its sole discretion.

(b)                                 From and after the Closing Date, (i) for any reasonable business purpose, (ii) to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of the Sellers or their Affiliates, (iii) in connection with any Proceeding or (iv) in connection with the determination of any matter relating to the rights or obligations of the Sellers or any of their Affiliates under this Agreement or any of the other Transaction Documents to which they are party, the Purchaser shall give the Sellers and their agents and authorized representatives reasonable access to all offices, facilities, books and records, officers, employees and advisors of the Company and their Subsidiaries as the Sellers may reasonably request (upon reasonable prior notice) during normal business hours; provided, however, that the Purchaser is not under any obligation to disclose to the Sellers or any such representative any information the disclosure of which is restricted by Contract or applicable Law or could compromise any applicable privilege (including the attorney-client privilege).  The Sellers covenant that any investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Company and its Subsidiaries.

(c)                                  Any information provided to or obtained by the Purchaser relating to the Sellers, the Company and any of their respective Subsidiaries or Affiliates shall be deemed confidential information as described in the Confidentiality Agreement dated as of March 21, 2018, between the Company and Walker Engineering, Inc. (the “Confidentiality Agreement”), and shall be held by the Purchaser in accordance with, and be subject to the terms of, the Confidentiality Agreement.  Notwithstanding anything to the contrary, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof.  In the event of the termination of this Agreement for any reason, the Purchaser shall comply with the terms and provisions of the Confidentiality Agreement.

5.3                               Preservation of Records.  Following the Closing, the Purchaser agrees that it shall, and it shall cause the Company and its Subsidiaries and Affiliates to, preserve and keep the records held by them or their Affiliates as of the Closing Date relating to the business of the Company and its Subsidiaries for a period of seven (7) years from the Closing Date.  In the event that the Purchaser (on behalf of itself, or following the Closing on behalf of the Company or its Subsidiaries) wishes to destroy such records after that time, the Purchaser shall first give ninety

(90) days prior written notice to the Sellers and the Seller Representative, and the Seller Representative shall have the right at its option and expense, upon prior written notice given to the Purchaser within that ninety (90) day period, to take possession of the records within one-hundred eighty (180) days after the date of such notice.

5.4                               Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties shall (i) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Contemplated Transactions at the earliest practicable date (including actions necessary to prevent the entry of any injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered in connection with the Contemplated Transactions) and (ii) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.  Without limiting the foregoing, each party shall use its reasonable best efforts to cause the Closing to occur by the Outside Date.

5.5                               Consents.  Without limiting the generality of Section 5.4, each of the parties will use its commercially reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the Contemplated Transactions prior to the Closing, including the consents and approvals referred to in Sections 2.5, 3.5 and 4.3, and waive any defaults that could arise or result from the consummation of the Contemplated Transactions and the Transaction Documents.  Each of the parties will make or cause to be made all filings and submissions under applicable Laws as may be required for the consummation of the Contemplated Transactions.  The parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties may reasonably request in connection with the foregoing.

5.6                               Public Announcements.  The parties shall not issue any report, statement or press release or otherwise make any other public statement with respect to this Agreement and the Contemplated Transactions without prior consultation with and approval of the other parties.

5.7                               Updates.  From and after the date of this Agreement until the Closing Date, the Seller Representative may prepare and deliver to the Purchaser supplements and/or amendments to the Disclosure Schedule (which may contain additional Sections to the Disclosure Schedule that are not in existence as of the date hereof relating to any of the provisions contained in Article II or Article III, in each case, such supplement, amendment or new Sections to the Disclosure Schedule being referred to as an “Update”) with respect to matters arising after the date hereof.  Any such Update shall be for informational purposes only and shall not affect the right to indemnification in accordance with the provisions of Article VII unless specifically agreed in writing by the Purchaser.

5.8                               Exculpation, Etc.

(a)                                 For six (6) years following the Closing Date, Purchaser shall cause the Company to fulfill and honor its indemnification obligations to its and its Subsidiaries’ current and former officers and directors in their capacity as such pursuant to the Fundamental Documents  (as in effect at least ten (10) days prior to the date of this Agreement) and pursuant to any indemnity agreements between the Company and its and its Subsidiaries’ current and former officers and directors in their capacity as such approved by the Board of Directors of the

Company and the Sellers (each as in effect at least ten (10) days prior to the date of this Agreement and provided that such indemnity agreements have been delivered to Purchaser).

(b)                                 The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.

5.9                               Tax Matters.

(a)                                 Responsibility for Filing Tax Returns.

(i)                                     The Seller Representative, at the cost and expense of the Company, shall prepare, or cause to be prepared, and shall timely file, or cause to be filed, all Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period (the “Seller Prepared Returns”).  Such Seller Prepared Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Section 5.9(a)(iv).  The Seller Representative shall provide copies of such Seller Prepared Returns to Purchaser and its authorized representatives for review at least thirty (30) days prior to the filing thereof, and shall make such revisions to such Seller Prepared Returns as are reasonably requested by Purchaser.  At least thirty (30) days prior to the due date of any Seller Prepared Return due after the Closing Date that needs to be signed by the Company or its Subsidiaries, the Seller Representative shall submit such Seller Prepared Return to the Purchaser and the Purchaser shall cause the Company or its Subsidiaries to sign and timely file the Seller Prepared Return in the form submitted by the Seller Representative.  Equity Seller shall pay or cause to be paid all Taxes with respect to such periods and such Tax Returns (excluding any Taxes included in the Final WC Statement or in Transaction Expenses); provided, however, this sentence shall not affect the application of Section 5.9(g)(iii).

(ii)                                  The Purchaser, at its sole cost and expense, shall cause the Company and its Subsidiaries to prepare and timely file all Tax Returns of the Company and its Subsidiaries for all Post-Closing Tax Periods, including for such purposes, any Straddle Period (the “Purchaser Prepared Returns”); provided Purchaser Prepared Returns shall exclude Form 1120S filled by or on behalf of the Equity Seller.  The Purchaser shall utilize (and cause the Company and each of its Subsidiaries to utilize) Crowe LLP to prepare the Tax Returns for any Straddle Period of the Company and its Subsidiaries.  To the extent that a Purchaser Prepared Return relates to a Straddle Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and its Subsidiaries in effect as of the Closing Date to the extent permitted by applicable law, using the same tax preparers as were used prior to the Closing and, to the extent applicable, the conventions provided in Section 5.9(a)(iv).  At least thirty (30) days prior to the due date of any Purchaser Prepared Return that relates to a Straddle Period, the Purchaser shall provide a draft of such Tax Return to the Seller Representative for the Seller Representative’s review and comment.  The Purchaser shall make such revisions to such Purchaser Prepared Returns as are reasonably requested by Seller Representative.

(iii)                               Except as required by law, the Purchaser shall not, and shall not allow the Company or any of its Subsidiaries to, file or amend any Tax Return of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period or otherwise initiate (or otherwise participate in) any other Seller Approved Tax Matter without the prior written permission of the Seller Representative.

(iv)                              The Purchaser and the Seller Representative agree with respect to certain Tax matters as follows:

(A)                               That, to the extent permitted by law, any income Tax deduction with respect to any Transaction Deduction paid or accrued on or prior to the Closing Date shall be deducted on the Equity Seller’s IRS Form 1120S for the Tax year that includes the Closing Date.

(B)                               That no election shall be made to waive the carry back of Tax credit incurred or realized in a Pre-Closing Tax Period by the Company or any of its Subsidiaries.

(C)                               To treat any indemnification payments as adjustments to the Purchase Price for all relevant Tax purposes.

Unless otherwise required by a determination of a Governmental Authority that is final, the Purchaser shall not (and the Purchaser shall cause the Company and its Subsidiaries not to) file a Tax Return that is inconsistent with any agreement pursuant to this Section 5.9(a)(iv), and the Purchaser shall not (and the Purchaser shall cause the Company and its Subsidiaries not to take any position) during the course of any Tax Contest or other audit or proceedings that is inconsistent with any agreement pursuant to this Section 5.9(a)(iv).

(b)                                 Straddle Period Tax Returns.  To the extent it is not permitted or required in a jurisdiction to elect to have each Tax year of the Company and its Subsidiaries end on the Closing Date, such that the Company and/or any of its Subsidiaries is required to file a Tax Return for a Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the applicable Company and/or its Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.”  For purposes of the foregoing, (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (B) any Tax or item of income, gain, loss, deduction or credit resulting from a Purchaser Closing Date Transaction shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date; and (C) any item of deduction attributable to any Transaction Deductions shall be allocated to the portion of the Straddle Period ending on the Closing Date.

(c)                                  Cooperation on Tax Matters.  The Sellers, the Seller Representative and the Purchaser shall (and the Purchaser shall cause the Company and its Subsidiaries to) (i) assist in the preparation and timely filing of any Tax Return of the Company and its Subsidiaries; (ii) assist in any audit or other proceeding with respect to the Tax Returns or Taxes of the Company and its Subsidiaries; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company and its Subsidiaries; (iv) provide any information required to allow the Sellers, the Purchaser, the Company and its Subsidiaries to comply with any information reporting contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(d)                                 Transfer Taxes.  The Sellers will pay, and will indemnify and hold the Purchaser harmless against, any documentary, stamp, stock transfer, or similar Tax imposed on the Company or any of its Subsidiaries or the Sellers as a result of the Contemplated Transactions and any related penalties or interest (collectively, “Transfer Taxes”).

(e)                                  Tax Contests.

(i)                                     If any Governmental Authority issues to the Purchaser or the Company or any of its Subsidiaries (1) a notice of its intent to audit or conduct another proceeding with respect to a Tax Return or Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period or (2) a notice of deficiency for Taxes for any such period, the Purchaser shall notify the Seller Representative of its receipt of such communication from the Governmental Authority within ten (10) days of receipt and provide the Seller Representative with copies of all correspondence and other documents received from the Governmental Authority.  The Company and its Subsidiaries shall control any audit or other proceeding in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries (a “Tax Contest”); provided, however, (1) the Seller Representative, at the sole cost and expense of the Equity Seller, shall have the right to control (including the settlement or resolution thereof and the selection of counsel) or participate in any Tax Contest to the extent it relates to a Pre-Closing Tax Period and participate in any Tax Contest to the extent it relates to a Straddle Period; and (2) the Purchaser shall not, and shall cause the Company and its Subsidiaries not to, settle, resolve, or abandon a Tax Contest (whether or not the Seller Representative participates in or controls such Tax Contest) for a Pre-Closing Tax Period or Straddle Period without the prior written permission of the Seller Representative (which shall not be unreasonably withheld, delayed, or conditioned).

(ii)                                  If the Seller Representative elects to control a Tax Contest for a Pre-Closing Tax Period, (1) the Seller Representative shall notify the Purchaser of such intent; (2) the Purchaser shall promptly complete and execute, and promptly cause the Company or its Subsidiaries or other Affiliates, as applicable, to complete and execute, any powers of attorney or other documents and take other reasonable actions that the Seller Representative requests to allow the Seller Representative to control such Tax Contest; (3) prior to the Seller Representative taking control, the Purchaser shall, and shall cause the Company and its Subsidiaries, to control such Tax Contest diligently and in good faith and after the Seller Representative takes control, the Seller Representative shall control such Tax Contest in good faith; and (4) while it controls a Tax Contest, the Seller Representative shall (A) keep the Purchaser reasonably informed regarding the status of such Tax Contest; (B) allow the Purchaser and the Company and its Subsidiaries, at the Purchaser’s sole cost and expense, to participate in such Tax Contest; and (C) not settle, resolve, or abandon any such Tax Contest if such settlement, resolution, or abandonment would result in any Purchaser Indemnitee incurring any material Tax that the Sellers are not obligated to pay or indemnify under this Agreement without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed, or conditioned).

(iii)                               If the Seller Representative elects to participate in a Tax Contest, (1) the Seller Representative shall notify the Purchaser of such intent; (2) the Purchaser shall control, or cause the Company and its Subsidiaries, as applicable, to control, such Tax Contest diligently and in good faith; (3) the Purchaser shall (and shall cause the Company and its Subsidiaries to) promptly take all actions necessary to allow the Seller Representative (and its counsel) to fully participate in such Tax Contest; and (4) if requested by the Seller Representative, the Purchaser shall settle (or cause the Company or its Subsidiaries, as applicable, to settle) the Tax Contest on terms acceptable to the Governmental Authority and the Seller Representative (provided, however, that such settlement will not result in any Purchaser Indemnitee incurring any material Tax that the Sellers are not required to pay under this Agreement).

(iv)                              If the Seller Representative does not control or participate in a Tax Contest (whether by election or otherwise) that relates to a Pre-Closing Tax Period or Straddle Period, (1) the Purchaser shall control, or cause the applicable Company or Subsidiary, to control such Tax Contest diligently and in good faith; (2) the Purchaser shall keep the Seller Representative reasonably informed regarding the status of such Tax Contest; and (3) if requested by the Seller Representative, the Purchaser shall settle (or cause the Company or its Subsidiaries, as applicable, to settle) the Tax Contest on terms acceptable to the applicable Governmental Authority and the Seller Representative (provided, however, that such settlement will not result in any Purchaser Indemnitee incurring any material Taxes that the Sellers are not required to pay under this Agreement).

(f)                                   Tax Refunds.  All refunds of Taxes (including refunds of Transfer Taxes) of the Purchaser or the Company or any of its Subsidiaries (each, a “Tax Refund” and, collectively, “Tax Refunds”) for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 5.9(b)) (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be the property of the Equity Seller to the extent such Tax Refund was not included as an asset in the computation of the Final Working Capital or arises as a result of a Transaction Deduction.  To the extent that the Purchaser or the Company or any of its Subsidiaries receives a Tax Refund that is the property of the Equity Seller, the Purchaser shall pay to the Equity Seller the amount of such Tax Refund (and interest received from the Governmental Authority) less all reasonable out-of-pocket costs associated with obtaining such Tax Refund incurred by Purchaser and/or the Company.  The amount due to the Seller Representative shall be payable to the Seller Representative ten (10) days after receipt of the Tax Refund from the applicable Governmental Authority (or, if the Tax Refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset).  The Purchaser shall cooperate with Seller Representative to claim (and cause the Company or any of its Subsidiaries, as applicable to claim) any refunds that will give rise to a payment to, or on behalf of, the Equity Seller under this Section 5.9(f).

(g)                                  Tax Treatment; Tax Equalization Amounts.

(i)                                     The Sellers and Purchaser agree that (x) the Pre-Closing Reorganization shall be treated as a reorganization described in Code section 368(a)(1)(F) and Revenue Ruling 2008-18, and (y) the acquisition of the Company shall for United States federal income tax purposes (and for state income tax purposes as applicable) be treated as a purchase and sale of assets (and assumption of the liabilities) of the Company and its Subsidiaries. Purchaser and each Seller shall file all Tax Returns consistently with this Section 5.9(g), unless otherwise required by a determination of the Governmental Authority that is final.

(ii)                                  Purchaser shall prepare and file, or cause to be prepared and filed consistent with this Section 5.9, IRS Form 8594 (and any applicable corresponding state Tax forms) (such forms, the “Allocation Forms”), and shall take such other action required pursuant to the Treasury Regulations under Section 1060 of the Code (and any applicable corresponding state Tax Laws) to report the allocation of the aggregate Purchase Price, including assumed applicable liabilities of the Company as of the Closing Date and all other amounts, in each case to the extent treated as consideration for the Purchased Equity for federal income tax purposes) (the “Allocable Purchase Price”), among the assets of the Company and its Subsidiaries (excluding equity of such Subsidiaries) in accordance with applicable Legal Requirements consistent with Schedule 5.9(g)(ii).  Purchaser shall provide a draft of such Allocation Forms to the Seller Representative within one hundred twenty (120) days of Closing, and Purchaser and the Seller Representative shall use commercially reasonable efforts to agree on a final allocation of the Allocable Purchase Price.  To the extent any adjustments are made to the aggregate Purchase Price pursuant to Section 1.5, 1.6, 1.7 or 5.9 of this Agreement, Purchaser shall revise such Allocation Forms in a manner consistent with final allocation agreed to between Purchaser and the Seller Representative to reflect any such adjustments.  If the Purchaser and the Seller Representative are unable to agree, the matter shall be resolved consistent with the Accounting Firm process set forth in Section 1.5(a).  The Company shall provide copies of the Allocation Forms to the Seller Representative at least ten (10) days before filing the Allocation Forms with the IRS.  The Parties shall agree that the aggregate Allocable Purchase Price will be allocated to the assets of the Company in a manner consistent with the Allocation Forms for Tax purposes.  Neither the Company, any Seller, the Seller Representative nor Purchaser shall file any Tax Return, or take any position with a taxing authority, that is inconsistent with such Allocation Forms; provided, that this shall not prevent a Party from settling a Proceeding with a Governmental Authority.  In the event the Purchase Price, for Tax purposes, is adjusted pursuant to this Agreement after the Allocation Forms are filed, the Allocation Forms will be amended to provide that such adjustments shall be allocated among the assets of the Company in accordance with the applicable Treasury Regulations.

(iii)                               Tax Equalization Amounts.

(A)                               The Purchaser shall pay to the Equity Seller, as additional consideration for the purchase of the Purchased Equity, the Tax Equalization Amounts.  For the sake of clarity, payments of the Tax Equalization Amounts are intended to cause the Shareholder

Sellers and the Company to be in the same after-Tax economic position with respect to the sale of the Purchased Equity as they would be if (x) the Pre-Closing Reorganization does not occur and Equity Seller did not exist, and (y) the Shareholder Sellers instead directly owned, and had sold to the Purchaser, all of the Purchased Equity of the Company (taxed as an S corporation under Code sections 1361 and 1361) pursuant to this Agreement without any election under Code section 338 or comparable state or local Tax law.  Except as provided in Section 5.9(g)(C), the Purchaser shall pay the amount of the Tax Equalization Amounts to the Equity Seller by wire transfer of immediately available funds within five (5) days of such the Tax Equalization Amounts becoming final pursuant to Section 5.9(g)(iii)(B).  Any payment in respect of the Tax Equalization Amounts pursuant to this Section 5.9 shall be deemed to be an adjustment in the amount of the Purchase Price (exclusive of any imputed interest imposed pursuant to Code).

(B)                               The Seller Representative shall prepare, or cause to be prepared, and deliver to the Purchaser a written computation of the Tax Equalization Amounts within ninety (90) calendar days after the Final WC Statement becomes final.  The calculation of the Tax Equalization Amounts shall be prepared consistent with the Tax Equalization Amount Guidelines, calculated as of the Closing Date.  Following receipt of Equity Seller’s Tax Equalization Amounts, Purchaser shall either accept Equity Seller’s Tax Equalization Amounts, which shall then be deemed final or certify to the Seller Representative its alternate calculation of the Tax Equalization Amounts.  If Purchaser fails to accept the Equity Seller’s Tax Equalization Amounts or deliver to the Seller Representative Purchaser’s alternate calculation of the Tax Equalization Amounts within thirty (30) days of receipt of the Equity Seller’s Tax Equalization Amount, the Equity Seller’s Tax Equalization Amounts shall be final and binding on the parties.  If Purchaser timely delivers Purchaser’s alternate calculation of the Tax Equalization Amounts, then the Seller Representative and the Purchaser shall negotiate in good faith to resolve such dispute.  If within thirty (30) days after receipt by the Seller Representative of the Purchaser’s Tax Equalization Amounts, Purchaser and the Seller Representative have been unable to reach agreement, the parties shall engage the Accounting Firm to determine, to the extent possible based on the Tax Equalization Amounts Guidelines, which calculation of the Tax Equalization Amounts is more accurate, the Equity Seller’s Tax Equalization Amounts or the Purchaser’s Tax Equalization Amounts, and shall certify the Accounting Firm’s choice as the Final Adjustment Statement.  The Accounting Firm shall certify this decision in writing to Purchaser and the Seller Representative; the Accounting Firm shall have no other choice but to select either the Equity Seller’s calculation of the Tax Equalization Amounts in its entirety or the Purchaser’s calculation of the Tax Equalization Amounts in its entirety.  The Accounting Firm’s determination shall be final and binding on the parties.  The fees, costs, and expenses of the Accounting Firm, including any attorneys’ fees related thereto, shall be borne by (i) the Seller Representative if the Purchaser’s calculation of the Tax Equalization Amounts is selected by the Accounting Firm as more accurate, or (ii) the Purchaser if the Equity Seller’s calculation of the Tax Equalization Amounts is selected by the Accounting Firm as more accurate.

(C)                               To the extent any Tax Equalization Amounts increase or decrease for any reason after the Tax Equalization Amounts are finalized pursuant to Section 5.9(g)(iii)(B), including, without limitation, as a result of (i) changes in Tax rates and (ii) audits, challenges, investigations or other proceedings by the Internal Revenue Service or other governmental entity in connection with or affecting the Tax Equalization Amounts, then in the event of (i) an increase, the Purchaser shall pay the amount of such increase to the Seller

Representative (for the benefit of the Equity Seller) by wire transfer of immediately available funds within five (5) days of receipt of such written notice of the same (ii) a decrease, the Seller’s Representative (on behalf of the Equity Seller) shall pay the amount of such increase to the Purchaser by wire transfer of immediately available funds within five (5) days of receipt of such written notice of the same.  Any disputes over the amount of the increase or decrease shall be resolved consistent with the provisions of Section 5.9(g)(iii)(B).

(h)                                 The Parties acknowledge and agree, to the extent permitted by Legal Requirements and subject to Code sections 483 and 1274, (i) to report for federal and applicable state Tax purposes the Earn-Out and the Note (exclusive of applicable interest accruing or imputed thereon) payable by the Purchaser to the Equity Seller as additional consideration for the Purchased Equity, and (ii) the Equity Seller’s rights to the Earn-Out and the Note and payments thereunder (exclusive of applicable interest accruing or imputed thereon) shall be treated as installment obligations for purposes of Code section 453.

5.10                        No Solicitation of Transactions.  Except as otherwise contemplated in this Agreement, the Sellers shall not and shall cause the Company and its Subsidiaries not to, directly or indirectly, take (and the Sellers shall not authorize each of their respective directors, managers, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives or, to the extent within the Company’s control, other Affiliates to take) any action to (a) solicit, initiate or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the Contemplated Transactions or (c) participate in any way in negotiations with, or furnish any information to, any Person in connection with, or the making of any proposal that constitutes an Acquisition Proposal.  Upon execution of this Agreement, the Sellers shall and shall cause the Company and its Subsidiaries to cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal other than in connection with the Contemplated Transactions.

5.11                        Release.  Effective as of the Closing, the Purchaser (on behalf of itself and its Affiliates and Subsidiaries (including the Company)) hereby releases each Seller and their Affiliates and their respective stockholders, partners, members, managers, officers, directors, employees, agents and attorneys, and each of them (collectively, the “Seller Released Parties”), from any and all claims, and agrees not to bring or threaten to bring or otherwise join in any claim against any of the Seller Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Company or any of its Subsidiaries which existed on or prior to the Closing Date; provided, however, that the foregoing shall not apply to any claim specifically provided for under this Agreement or any other Transaction Document.

5.12                        Non-Compete; Non-Solicitation.

(a)                                 During the Restricted Period, each Restricted Person shall not, directly or indirectly through any other Person (whether as an officer, director, manager, employee, partner or equityholder) own, manage, control, participate in, consult with, render services for or otherwise engage in the Subject Business.

(b)                                 Nothing herein shall prohibit a Restricted Person from (i) being a passive owner of not more than two percent (2.0%) of the outstanding stock of any class of an entity which is publicly traded, so long as such Restricted Person has no active participation in the day-to-day management of such entity, or (ii) after the Closing, managing, controlling, being employed by, participating in the activities of, consulting with or for, rendering services to or for, or otherwise engaging in any activities for the benefit of the Purchaser, the Company, its Subsidiaries, and their respective Affiliates.

(c)                                  During the Restricted Period, each Restricted Person shall not, directly or indirectly through any other Person (whether as an officer, director, manager, employee, partner or equityholder) solicit any employees of the Company and its Subsidiaries as of the Closing Date to terminate their relationship with such Company or Subsidiary or hire any such employees; provided, that the foregoing shall not apply to (i) any general solicitation (including through the use of search firms or otherwise) not directed at any such employees, and any hiring resulting therefrom, or (ii) the solicitation or hiring any such employees whose employment is terminated by the Company or applicable Subsidiary after the Closing Date.

(d)                                 During the Restricted Period, each Restricted Person shall not, directly or indirectly through any other Person (whether as an officer, director, manager, employee, partner or equityholder) solicit or materially interfere with or disrupt the relationship, contractual or otherwise, between the Company or any of its Subsidiaries and any customer, vendor or supplier (“Business Relationship”) of the Company or such Subsidiary as of the Closing Date; provided, that the foregoing shall not apply to any Business Relationship that has terminated its relationship with the Company or any of its Subsidiaries after the date hereof.

(e)                                  The parties agree and acknowledge that money damages may be an inadequate remedy for any breach of this Section 5.12.  Notwithstanding anything to the contrary, in the event of a breach or threatened breach by any Restricted Person of this Section 5.12, the Purchaser and its successors and assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 5.12.

5.13                        Indemnified Receivables Title Transfer.  If the Sellers indemnify the Purchaser pursuant to Section 7.2(f) for Indemnified Receivables, then the Purchaser shall promptly transfer to the Seller Representative (for the benefit of the Sellers) title to such Indemnified Receivables and the Seller Representative may seek to collect such Indemnified Receivables; provided, however, that the Seller Representative is obligated to exercise reasonable care with regard to the overall continuing business interests of the Company and Purchaser in attempting to collect such Indemnified Receivables.

5.14                        Employee Matters.  For a period of at least one (1) year following the Closing Date, the Purchaser will not cause or require the Company or its Subsidiaries to, take any action that would result in providing each Continuing Employee with (i) base salary or base wages (as applicable) that are less than the base salary or base wages in effect for such employee immediately prior to the Closing; (ii) annual cash bonus opportunity that is less than the annual cash bonus opportunity in effect for such employee immediately prior to the Closing.  Nothing herein shall be construed to create any third party beneficiary rights in any employee, or any right of any employment or continued employment for any specified period or to a particular term or condition of employment.

5.15                        Pre-Closing Reorganization. At least five (5) Business Days prior to the Closing Date, the Sellers and the Company shall complete steps (ii) and (v) of the Pre-Closing Reorganization consistent in all material respects with how the Pre-Closing Reorganization is described herein, subject to Purchaser’s approval which will not be unreasonably withheld, conditioned or delayed. At least three (3) Business Days prior to the Closing Date (and in no event on or prior to date of the completion of steps (ii) and (v) of the Pre-Closing Reorganization), the Sellers and the Company shall complete steps (iii) and (iv) of the Pre-Closing Reorganization consistent in all material respects with how the Pre-Closing Reorganization is described herein, subject to Purchaser’s approval which will not be unreasonably withheld, conditioned or delayed.

5.16                        Life Insurance Proceeds.  Any proceeds paid with respect to the Ray Naizer life insurance policy shall be the property of the Equity Seller to the extent such proceeds are not included as an asset in the computation of the Final Working Capital.  To the extent that the Purchaser or the Company or any of its Subsidiaries receives a payment under such policy, the Purchaser shall pay to the Equity Seller the amount of such payment. The Purchaser shall cooperate with Seller Representative to collect (and cause the Company or any of its Subsidiaries, as applicable to collect) any amounts due to the Equity Seller under this Section 5.16.

ARTICLE VI
CONDITIONS TO CLOSING

6.1                               Conditions to the Sellers’ Obligations.  The obligations of the Sellers to consummate the Contemplated Transactions are subject to the fulfillment of each of the following conditions (any or all of which may be waived in whole or in part by the Seller Representative):

(a)                                 Representations and Warranties.  The representations and warranties of the Purchaser in Article IV of this Agreement, if qualified by materiality or Material Adverse Effect, shall be true and correct in all respects, and if not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date).

(b)                                 Performance.  The Purchaser shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Purchaser at or prior to the Closing Date.

(c)           Deliverables.

(i)                                     The Purchaser shall have satisfied all of the payment obligations of the Purchaser under this Agreement, including paying the Closing Cash Purchase Price and all other amounts required to be paid under Section 1.4.

(ii)                                  The Purchaser shall have delivered to the Seller Representative in form and substance reasonably acceptable to the Seller Representative, a certificate, dated as of the Closing Date, executed on its behalf by an executive officer of the Purchaser, certifying the fulfillment of the conditions specified in Sections 6.1(a) and 6.1(b).

(iii)                               The Purchaser shall have delivered to the Seller Representative in form and substance reasonably acceptable to the Seller Representative, a certificate, dated as of the Closing Date, executed on behalf of the Purchaser by its secretary or a comparable officer of the Purchaser, attaching complete and correct copies of resolutions of the Purchaser’s board of directors authorizing the execution and delivery of this Agreement and the other Transaction Documents.

(iv)                              The Purchaser shall have delivered to the Seller Representative a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government officials of their respective jurisdictions of formation, in each case, dated not more than 10 calendar days prior to the Closing Date.

(v)                                 The Purchaser shall have delivered to the Seller Representative in a properly completed and executed IRS Form W-9 from the Purchaser that certifies that it is exempt from U.S. backup withholding.

(vi)                              Purchaser shall have executed and delivered to each of S. Walker and B. Walker an employment agreement in the form attached hereto respectively as Schedules 6.1(c)(vi)(A) and (B), respectively (the “Employment Agreements”).

(d)                                 Earn-Out Agreement.  The Equity Seller and the Seller Representative shall have received a copy of the Earn-Out Agreement, duly executed by the Purchaser.

(e)                                  Lease Agreement.  The Seller Representative shall have received a copy of the Lease Agreement in the form attached hereto as Exhibit D (the “Lease Agreement”) for the real property and improvements with a common address of 7761 W. Little York Road, Houston, Texas 77040, duly executed by the Purchaser.

(f)                                   Note.  The Equity Seller shall have received a copy of the Note, duly executed by the Purchaser.

(g)                                  No Injunctions or Restraints.  No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

6.2                               Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the Contemplated Transactions are subject to the fulfillment of each of the following conditions (any or all of which may be waived in whole or in part by the Purchaser):

(a)                                 Representations and Warranties.  The representations and warranties of the Sellers in Articles II and III of this Agreement, if qualified by materiality or Material Adverse Effect, shall be true and correct in all respects, and if not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all respects as of such date).

(b)                                 Performance.  The Sellers shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Sellers at or prior to the Closing Date.

(c)                                  Deliverables.  The Seller Representative shall have delivered, or caused to be delivered, to the Purchaser each of the following documents:

(i)                                     a certificate, dated as of the Closing Date, executed on its behalf by an executive officer of the Company, certifying the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b);

(ii)                                  payoff letters and forms of Lien release with respect to the Indebtedness of the Company and its Subsidiaries (other than Indebtedness described in subclause (c) of the definition thereof);

(iii)                               a certificate, dated as of the Closing Date, of the Equity Seller’s non-foreign status in accordance with Section 1.1445-2(b)(2) of the Treasury Regulations;

(iv)                              a properly completed and executed IRS Form W-9 from the Equity Seller that certifies that it is exempt from U.S. backup withholding;

(v)                                 a properly completed and executed transfer document in proper form to transfer the Purchased Equity to Purchaser;

(vi)                              the Employment Agreements executed by S. Walker and B. Walker, as applicable; and

(vii)                           evidence reasonably satisfactory to Purchaser that the Pre-Closing Reorganization has been completed in substantial compliance with the terms hereof at least three (3) Business Days prior to the Closing Date.

(d)                                 Earn-Out Agreement.  The Purchaser shall have received a copy of the Earn-Out Agreement, duly executed by the Seller Representative and the Equity Seller.

(e)                                  Lease Agreement.  The Purchaser shall have received a copy of the Lease Agreement, duly executed by the lessor.

(f)                                   Note.  The Purchaser shall have received a copy of the Note, duly executed by the Seller Representative.

(g)                                  Release.  A general release in favor of the Company in the form attached hereto as Exhibit E, duly executed by Sellers.

(h)                                 Walker Industrial.  Evidence satisfactory to the Purchaser in its reasonable discretion that the Company owns 100% of the ownership interest of Walker Industrial, LLC free and clear of any Liens.

(i)                                     No Injunctions or Restraints.  No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

6.3                               Frustration of Closing Conditions.  None of the Sellers or the Purchaser may rely, either as a basis for not consummating the Contemplated Transactions or terminating this Agreement and abandoning the Contemplated Transactions, on the failure of any condition set forth in Sections 6.1 or 6.2, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use reasonable best efforts to consummate the Contemplated Transactions as required by and subject to Section 5.4.

ARTICLE VII
INDEMNIFICATION

7.1                               Survival.

(a)                                 The representations, warranties, covenants and agreements contained in this Agreement (including the Disclosure Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) will survive only to the extent specified in this Section 7.1.

(b)                                 The representations and warranties of the Purchaser contained in this Agreement will survive the Closing for the applicable statute of limitations.  The representations and warranties of the Sellers will survive the Closing until 5:00 p.m. Dallas, Texas time on the twenty-first monthly anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization; Good Standing; Qualification and Power), 3.2 (Capitalization), 3.4 (Power and Authority) will survive indefinitely and the representations and warranties set forth in Sections 3.17 (Taxes), or 3.21 (Environmental Matters) will survive until the thirtieth (30th) day following expiration of the applicable statute of limitations.

(c)                                  The covenants and agreements of the Purchaser and the Sellers contained in this Agreement that contemplate performance thereof prior to the Closing will terminate on the Closing Date.  All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing will survive the Closing in accordance with their terms.

(d)                                 The Sellers shall have no indemnification obligations under Section 7.2 unless a Purchaser Indemnitee provides written notice of a claim thereunder on or prior to 5:00 p.m. Dallas, Texas time on the last day of the applicable survival period as set forth in this Section 7.1 (the “Indemnification Termination Date”).

7.2                               Indemnification of the Purchaser Indemnitees.  From and after the Closing Date, and subject to the limitations set forth in this Agreement, the Sellers shall, jointly and severally, indemnify, defend and hold the Purchaser, the Company and their respective Affiliates (collectively, the “Purchaser Indemnitees”) harmless from, against and in respect of any Losses sustained or incurred by such Purchaser Indemnitee to the extent relating to, resulting from, or arising out of, or of any allegation by any third party of:

(a)                                 the failure of any representations or warranties contained in Articles II and III of this Agreement to be true and correct on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure to be true and correct as of such date) as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom;

(b)                                 any breach, nonfulfillment or noncompliance by the Sellers or the Seller Representative of any of their respective covenants or agreements contained herein;

(c)                                  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company (or any of their respective Representatives) in connection with any of the transactions contemplated in this Agreement other than any such fees or commissions included as Transaction Expenses, including fees payable to D.A. Davidson & Co.;

(d)                                 any Proceedings resulting from, arising out of, relating to, or caused by the business, ownership, and operation of the Company or any Business Facility on or prior to the Closing Date;

(e)                                  any Proceedings resulting from, arising out of, relating to, or caused by any Liability of the Company or any of its Subsidiaries for (i) any and all Taxes (and losses attributable to such Taxes or the nonpayment thereof) of the Company or any of its Subsidiaries  (or any respective predecessor thereof) for any Tax period on or prior to the Closing Date, (ii) any and all Taxes of any Person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is liable by reason of either the Company or any of its Subsidiaries (or any respective predecessor thereof) having been a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law, regulation or authority, (iii) any and all Taxes of any Person other than the Company or any of its Subsidiaries imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or otherwise, and (iv) any Taxes imposed on the Company or any of its Subsidiaries attributable to Code Section 1374; provided,  however, this Section 7.2(e) shall exclude Taxes included in the Final WC Statement or in Transaction Expenses;

(f)                                   any failure of the Company to collect the full amount of the Indemnified Receivables outstanding as of the Closing Date within eighteen (18) months after the Closing Date (or in the case of retainage receivables, by the later of (A) nine (9) months after completion of the underlying project or (B) eighteen (18) months after the Closing Date, but in any event no later than thirty (30) months after the Closing Date);

(g)                                  without limiting the foregoing provisions, any violation by any Seller or the Company (or any of their respective predecessors) of any Environmental Law and the presence, emanation, migration, disposal, release or threatened release, occurring on or before the Closing Date, of any Materials of Environmental Concern on, within or migrating from, the Real Property in excess of Remediation standards imposed pursuant to Environmental Laws applicable to commercial properties as a result of (a) the presence of and closure or removal of any underground storage tank on such property, (b) the operations of the Company, or (c) the condition of such property prior to the Closing Date;

(h)                                 net of reserves existing in the Financial Statements, the pending or settled litigation claims more fully described on Section 3.15 of the Disclosure Schedule; or

(i)                                     Fraud.

7.3                               Indemnification of the Seller Indemnitees.  From and after the Closing Date, and subject to the limitations set forth in this Agreement, the Purchaser shall indemnify, defend and hold each of the Sellers, the Seller Representative and their respective successors and permitted assigns (collectively, the “Seller Indemnitees”) harmless from, against and in respect of any Losses sustained or incurred by such Seller Indemnitee to the extent relating to, resulting from, or arising out of, or of any allegation by any third party of:

(a)                                 the failure of any representations or warranties contained in Article IV in this Agreement to be true and correct on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure to be true and correct as of such date);

(b)                                 any breach, nonfulfillment or noncompliance by the Purchaser of any of its covenants or agreements contained in this Agreement or in any certificate or other document delivered in connection herewith; and

(c)                                  without limiting the foregoing provisions, with respect to any properties leased by the Company (i) any violation by the Purchaser or the Company of any Environmental Law, (ii) the presence, emanation, migration, disposal, release or threatened release, occurring after the Closing Date, of any Materials of Environmental Concern on, within or migrating from, the Real Property or any off-site property to which Materials of Environmental Concern generated by the Company or Business Facilities following the Closing Date are taken or disposed of, (iii) the operations of the Company after the Closing Date, and (iv) the condition of the Real Property after following the Closing Date; provided, however, that in each case the Purchaser shall not have any obligation under this Section 7.3 for any Loss resulting from, arising out of, relating to, or caused by the business, ownership, and operation of the Company or any Business Facility on or prior to the Closing Date.

7.4                               Limitations on Indemnification of Purchaser Indemnitees.  Notwithstanding anything to the contrary herein, the rights of the Purchaser Indemnitees to indemnification under this Agreement are limited as follows:

(a)                                 Deductible; Cap.  The Purchaser Indemnitees will not be entitled to recover any Losses pursuant to Section 7.2(a), (b) (except for any breach, nonfulfillment or noncompliance of or with the obligations set forth in Sections 5.9 or 5.12), (d) and (g) until the total of all such Losses suffered by the Purchaser Indemnitees exceeds $900,000 (the “Deductible”), in which event the Purchaser Indemnitees shall be entitled to recover Losses in excess of the Deductible up to a maximum of the R&W Liability Cap; provided, however, that the foregoing limitations will not apply to claims in respect of breaches of the representations and warranties set forth in Sections 3.1 (Organization; Good Standing; Qualification and Power), 3.2 (Capitalization), 3.4 (Power and Authority) 3.17 (Taxes),  3.21 (Environmental Matters) or claims based on Fraud.

(b)                                 Reduction; Subrogation.  The Purchaser Indemnitees’ right to indemnification or reimbursement pursuant to this Agreement on account of any Losses shall be reduced by (i) all insurance or other proceeds recovered by the Purchaser Indemnitees from third parties, including pursuant to indemnification obligations of third parties in favor of the Company or its Subsidiaries in each case, net of (x) any related costs and expenses, including the costs and expenses of pursuing any such claims, and (y) any deductibles and any increase in premiums in connection with any such claims (such amount, the “Net Settlement Amount”), and (ii) any accruals or reserves on the Financial Statements or the calculation of Company’s Working Capital with respect to which such Losses relate and (iii) any Taxes included in the definition of Transaction Expense.  If any Purchaser Indemnitee or any of its Affiliates (including the Company or any of its Subsidiaries) receives any Net Settlement Amount after receiving an indemnification payment for the related Loss, the Purchaser shall pay to the Equity Seller the amount of such proceeds to the extent such proceeds did not reduce the indemnity payment for the Loss within ten (10) days of the receipt of such proceeds.

(c)                                  No Claims.  The Purchaser Indemnitees shall not have any claim for Losses under this Agreement (i) to the extent that any Liability or obligation arises as a result of any action taken or omitted to be taken by the Purchaser, and after the Closing Date, the Company or any of its Subsidiaries or Affiliates, (ii) in respect of any Losses caused by or resulting from any action required or permitted by this Agreement (including Section 5.1) and (iii) to the extent such claim for Losses was specifically reflected in the Final WC Statement or was resolved pursuant to the post-Closing Cash Purchase Price adjustment procedures set forth in Section 1.5, 1.6 or 1.7.  The Purchaser Indemnitees shall not be indemnified for the same Loss more than once under this Agreement, even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement.

(d)                                 Knowledge of Breach.  The right to indemnification in accordance with the provisions of this Article VII will not be affected by any investigation conducted by Purchaser or its representatives with respect to, or any knowledge acquired (or capable of being acquired) by Purchaser or its representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty (as may be modified by any Disclosure Schedule), or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification in accordance with the provisions of this Article VII, unless such waiver expressly states that it includes a waiver of rights to indemnification under this Article VII.  No party shall be required to demonstrate the actual or constructive knowledge of any other party as a condition of indemnification for any claim.

(e)                                  Limitation on Taxes.  Notwithstanding anything to the contrary, no Seller shall be required to pay (or otherwise indemnify for) any Tax of the Company or any of its Subsidiaries that is not an Indemnified Tax.

7.5                               Exclusive Remedy; Express Negligence.  Notwithstanding anything to the contrary, except with respect to the matters set forth in Sections 1.5, 1.6 and 1.7 and other than in the case of Fraud, the parties agree that, from and after the Closing Date, the sole and exclusive remedies of the parties to this Agreement and the Purchaser Indemnitees and the Seller Indemnitees, respectively, for any Losses (including any Losses from claims for breach of Contract, warranty, tortuous conduct (including negligence) or otherwise and whether predicated on common law, equity, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement and the Contemplated Transactions, are the indemnification obligations of the parties set forth in this Article VII.  In furtherance of the foregoing, each of the parties hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights and claims for Losses it may have against any other party arising under, based upon or relating to this Agreement, any applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this Article VII).  The provisions of this Section 7.5 shall not, however, prevent or limit a cause of action under Section 9.13 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.  THE INDEMNITIES SET FORTH IN THIS ARTICLE VII ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, REGARDLESS OF WHETHER ANY PARTY (INCLUDING THE PARTY FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PARTY SEEKING INDEMNIFICATION OR THE CONCURRENT STRICT LIABILITY IMPOSED UPON THE PARTY SEEKING INDEMNIFICATION, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH PARTY.  NOTWITHSTANDING THE FOREGOING, NO PARTY SHALL BE RESPONSIBLE TO INDEMNIFY THE OTHER PARTY FOR THE VALUE ASSIGNED TO SUCH OTHER PARTY’S CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE.

7.6                               Procedures.  The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this Article VII, other than those relating to Tax matters, which are governed by Section 5.9:

(a)                                 Notice of Losses by Purchaser Indemnitee.

(i)                                     Indemnity Claims.  Subject to the limitations set forth in this Agreement, if any Purchaser Indemnitee believes in good faith that it has a claim for indemnification (an “Indemnity Claim”), the Purchaser shall, promptly after it becomes aware of such Indemnity Claim but in any event prior to the Indemnification Termination Date, notify the Seller Representative of such Indemnity Claim by means of a written notice specifying the nature, circumstances and amount of such Indemnity Claim accompanied by an affidavit of an officer of the Purchaser setting forth with reasonable particularity the underlying facts actually known or in good faith believed by the affiant to exist sufficient to establish, as of the date of such affidavit, the basis for the Indemnity Claim and setting forth the Purchaser’s good faith calculation of the Losses incurred by the applicable Purchaser Indemnitee with respect thereto, and including copies of all written documentation in the possession of the Purchaser Indemnitees relating to the circumstances or events giving rise to such Indemnity Claim (an “Indemnity Claim Notice”).  The failure by the Purchaser to promptly deliver an Indemnity Claim Notice under this Section 7.6(a)(i) will not adversely affect the applicable Purchaser Indemnitee’s right to recovery except to the extent that the Seller Representative or any Seller is materially prejudiced thereby.

(ii)                                  No Disputes.  If the Purchaser delivers an Indemnity Claim Notice in accordance with the terms in Section 7.6(a)(i) and the Seller Representative does not object with the terms of the Indemnity Claim as set forth in the applicable Indemnity Claim Notice, the Seller Representative shall (A) deliver (or cause to be delivered) cash in the amount set forth in such Indemnity Claim Notice, subject to all of the terms and other limitations contained in this Agreement or (B) the Seller Representative and the Purchaser shall mutually agree to an offset against the Note in the amount set forth in such Indemnity Claim Notice.

(iii)                               Disputes.  If Purchaser delivers an Indemnity Claim Notice in accordance with the terms in Section 7.6(a)(i) and the Seller Representative objects to the terms of the Indemnity Claim as set forth in the applicable Indemnity Claim Notice, the Seller Representative may dispute the related Indemnity Claim by delivery of a notice to the Purchaser in writing, within thirty (30) days following the Seller Representative’s receipt of such Indemnity Claim Notice, that the Seller Representative objects to the Indemnity Claim (or the amount of Losses set forth therein) asserted in such Indemnity Claim Notice (a “Dispute Notice”).  Following receipt by the Purchaser of the Dispute Notice, the Purchaser and the Seller Representative shall promptly use their reasonable efforts to settle the dispute as to whether and to what extent the Purchaser Indemnitees are entitled to indemnification on account of such Indemnity Claim.  If the Purchaser and the Seller Representative are unable to reach agreement within thirty (30) days after the Purchaser receives such Dispute Notice, then the dispute must first be submitted to non-binding mediation to be held in Dallas, Texas.  If the Purchaser and the Seller Representative are still unable to reach agreement within forty-five (45) days after the first (1st) meeting with the mediator, then the dispute may only be submitted to, and settled by, an individual arbitrator mutually selected by the Seller Representative and the Purchaser (if the Seller Representative and the Purchaser are unable to agree upon the arbitrator, they shall each select an arbitrator and the two selected arbitrators shall appoint a third arbitrator to act as the arbitrator).  The arbitration shall be held in Dallas, Texas pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association.  The agreement to arbitrate will be specifically enforceable, the award rendered by the arbitrator in respect of a dispute pursuant to this Section 7.6(a)(iii) shall be final and binding (absent intentional fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction.  The fees and expenses of the mediator and the arbitrator shall be allocated between the Seller Representative (on behalf of the Equity Seller), on the one hand, and the Purchaser, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the mediator or arbitrator, as the case may be, that is unsuccessfully disputed by each such party (as finally determined by the arbitrator) bears to the total amount of such disputed items so submitted.  For all purposes of this Article VII, the Purchaser and the Seller Representative shall reasonably cooperate with the other party and its representatives (including to the extent appropriate and permitted by applicable

Law, providing information, records and data), and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(b)                                 Notice of Losses Provided by Seller Indemnitee.  As soon as is reasonably practicable after a Seller Indemnitee obtains knowledge of any matter which has or may result in Losses, the Seller Representative shall give written notice of such matter (a “Claims Notice”) to the Purchaser describing the matter in reasonable detail, and indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the applicable Seller Indemnitee.  No delay in or failure to give a Claims Notice by the Seller Representative to the Purchaser pursuant to this Section 7.6(b) will adversely affect any of the other rights or remedies that the Seller Representative has under this Agreement, or alter or relieve the Purchaser or the Company of their obligation to indemnify the applicable Seller Indemnitee except to the extent that they are materially prejudiced thereby.

(c)                                  Opportunity to Defend Third Party Claims.  In the event of any claim by a third party against any Purchaser Indemnitee or Seller Indemnitee for which indemnification is or may be available under this Article VII (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), the party against whom indemnification may be sought hereunder (the “Indemnifying Party”) shall be entitled and, if it so elects, shall at its own cost and expense, (i) take control of the defense and investigation of such Third Party Claim and (ii) pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the party seeking indemnification hereunder (the “Indemnified Party”) to handle and defend such Third Party Claim, and the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed.  In the event the Indemnifying Party elects to assume control of the defense and investigation of such Third Party Claim in accordance with this Section 7.6(c), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim.  If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section 7.6(c) within fourteen (14) days after delivery of the Claim Notice in connection with such Third Party Claim, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise and settlement of such Third Party Claim, and the Indemnifying Party shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the extent otherwise provided in this Agreement (including Sections 7.4 and 7.5 hereof).  In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

(d)                                 To the extent this Section 7.6 is inconsistent with Section 5.9(e) with respect to any Tax matter, the provisions of Section 5.9(e) shall control.

7.7                               Mitigation.  Each party shall take all reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.  Each of the parties shall cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using reasonable best efforts to mitigate or resolve any such claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party.  In the event that any party shall fail to use reasonable best efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything to the contrary, the other party shall not be required to indemnify or reimburse any Person for any Losses that could have been avoided if such party had made such efforts.

ARTICLE VIII
TERMINATION

8.1                               Termination.  Prior to the Closing, this Agreement may be terminated and the Contemplated Transactions may be abandoned:

(a)                                 at any time, by mutual written agreement of the Seller Representative and the Purchaser;

(b)                                 at any time after May 1, 2019 (the “Outside Date”), by the Seller Representative upon written notice to the Purchaser if the Closing shall not have occurred, unless the failure to consummate the Contemplated Transactions is the result of a breach by the Sellers of any of their respective representations, warranties or covenants under this Agreement;

(c)                                  at any time after the Outside Date, by the Purchaser upon written notice to the Seller Representative, if the Closing shall not have occurred, unless the failure to consummate the Contemplated Transactions is the result of a breach by the Purchaser of any of its representations, warranties or covenants under this Agreement; provided, however, that the parties agree that the Purchaser shall have no right to terminate this Agreement pursuant to this Section 8.1(c) during the pendency of any legal proceedings by the Sellers and/or the Seller Representative pursuant to Section 9.13;

(d)                                 by the Seller Representative, if the Purchaser breaches any of its representations, warranties, covenants or obligations under this Agreement in a manner such that any conditions under Section 6.1(a) and Section 6.1(b) would not be satisfied, and such breach is not cured within twenty (20) days after written notice to the Purchaser by the Seller Representative; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured;

(e)                                  by the Purchaser, if the Sellers breach any of their respective representations, warranties, covenants or obligations under this Agreement in a manner such that any conditions under Section 6.1(a) and Section 6.1(b) would not be satisfied, and such breach is not cured within twenty (20) days after written notice to the Seller Representative by the Purchaser; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured; or

(f)                                   by either the Purchaser or the Seller Representative if a Governmental Authority shall have issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(f) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or such party is not in compliance with its obligations under Section 5.4;

8.2                               Procedure and Effect of Termination.  Any party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.  In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions pursuant to Section 8.1 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except the obligations provided for in Sections 5.2(c), 5.6, this Article VIII, Article IX (in respect of those provisions that survive) and the definitions set forth in Article X hereof shall survive any such termination of this Agreement.

8.3                               Termination Fee.

(a)                                 If this Agreement is validly terminated pursuant to Section 8.1(d), or otherwise fails to occur as a result of the action or inaction of the Purchaser, the Purchaser shall pay to the Equity Seller an amount in cash by wire transfer of immediately available funds equal to the Termination Fee, which shall be paid within ten (10) Business Days of the Purchaser’s receipt of the notice of such termination.

(b)                                 If the Purchaser fails to pay the Termination Fee, as required pursuant to this Section 8.3, when due, the Termination Fee shall accrue interest for the period commencing on the date the Termination Fee became past due until paid, at a rate equal to 5% per annum.  In addition, if the Purchaser fails to pay the Termination Fee, as required pursuant to this Section 8.3, when due, the Purchaser shall pay to the Seller Representative all of the costs and expenses (including attorneys’ fees) in connection with all actions to collect the Termination Fee.

(c)                                  If the Purchaser is obligated to pay the Termination Fee, the actual receipt by Seller Representative of the Termination Fee (plus any amounts payable pursuant to Section 8.3(b)) will be deemed to be liquidated damages and the sole and exclusive remedy of the Sellers against the Purchaser Indemnitees and no Purchaser Indemnitee will have any other liability or obligation with respect to this Agreement (and the termination hereof), and the Contemplated Transactions (and the abandonment thereof) including the failure of the Closing to occur or any matter forming the basis for such termination, and neither the Sellers nor the Seller Representative will be entitled to bring or maintain any other claim, action, or proceeding (whether in contract, tort, or otherwise) against the Purchaser or any other Purchaser Indemnitee arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination.  Each of the parties acknowledges and agrees that (i) the agreements contained in this Section 8.3(c) are an integral part of this Agreement and the Contemplated Transactions, and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement after payment in full of the Termination Fee pursuant to Section 8.3(a), the right to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this

Agreement and constitutes liquidated damages (and not a penalty).  The parties acknowledge and agree that in no event will the Purchaser be required to pay the Termination Fee on more than one occasion at the same or at different times and the occurrence of different events.

ARTICLE IX
MISCELLANEOUS

9.1                               Further Assurances.  From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to give effect to the Contemplated Transactions.

9.2                               Notices.  All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested), (iii) by facsimile transmission (receipt of which is confirmed, followed by delivery of an original via overnight courier service) or (iv) by E-mail (receipt of which is confirmed, followed by delivery of an original via overnight courier service) to the respective parties at the following addresses:

(a)                                 If to the Purchaser, to:

Comfort Systems USA, Inc.
Office of the General Counsel
675 Bering Drive, Suite 400
Houston, TX 77057

Facsimile: (713) 830-9659
E-mail: legal@comfortsystemsusa.com and laura.howell@comfortsystemsusa.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Robinson, Bradshaw & Hinson, P.A.
1450 Raleigh Road, Suite 100,
Chapel Hill, NC 27517
Facsimile:  (919) 328-8796
E-mail:  jfogg@robinsonbradshaw.com
Attention:  John M. Fogg

(b)                                 If to the Sellers or the Seller Representative, to:

Scott Walker
3117 Amherst Avenue
Dallas, TX 75225
E-mail:

with a copy (which shall not constitute notice) to:

Foley Gardere
2021 McKinney Avenue
Dallas, TX 75201
Facsimile:  (214) 999-3716
E-mail:  mnewman@foley.com
Attention:  Michael H. Newman

or to such other Person or address as any party shall specify by notice in writing to the other party.  All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third (3rd) Business Day following the date on which so mailed and (iii) on the date on which the facsimile or e-mail is confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

9.3                               Exhibits and Schedules.  Any matter, information or item disclosed in the Disclosure Schedule or in any Exhibit attached hereto, under any specific representation or warranty or section number hereof, shall be deemed to have been disclosed with respect to any other section or subsection of this Agreement to which the matter relates, so long as the description of such matter in the Disclosure Schedule reasonably indicates its relevance to the pertinent section.  The mere inclusion of any matter, information or item in any Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an admission of any liability by the Sellers or any other Person to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.  Without limiting the foregoing, no such inclusion of a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

9.4                               Amendment, Modification and Waiver.  Except as provided in Section 5.7, this Agreement, including any Exhibit or the Disclosure Schedule, may be amended, modified or supplemented at any time only by written agreement signed by the Seller Representative and the Purchaser.  Any failure of the Sellers to comply with any term or provision of this Agreement may be waived by the Purchaser, and any failure of the Purchaser to comply with any term or provision of this Agreement may be waived by the Seller Representative, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.  Further, neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9.5                               Entire Agreement.  This Agreement, the Disclosure Schedule and the Exhibits, and other documents referred to herein (including the Confidentiality Agreement), and which form a part hereof, contain the entire understanding of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter (other than the Confidentiality Agreement).

9.6                               Severability.  If any term or other provision of this Agreement for any reason is declared invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law.  Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

9.7                               Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by operation of Law or otherwise, by any party without the prior written consent of the other parties; provided, however, that the Seller Representative may execute and deliver any such written consent on behalf of the Sellers.  Any attempted assignment in violation of this Section 9.7 shall be void.

9.8                               No Third-Party Beneficiaries.  Except (i) the Seller Representative, (ii) current and former, stockholders, members, managers, officers, directors and employees of the Company  pursuant to Section 5.8 and (iii) as provided in Article VII with respect to the Purchaser Indemnitees and the Seller Indemnitees, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any employee or former employee of the Company) or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.9                               Fees and Expenses.  Except as otherwise provided in Article I and Sections 5.9 and 7.6(a)(iii), whether or not the Contemplated Transactions are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the Contemplated Transactions.  Sellers shall be responsible for all expenses incurred by the Company prior to the Closing in connection with the transactions contemplated herein.

9.10                        Counterparts.  This Agreement may be executed in two (2) or more counterparts (delivery of which may be by facsimile or via email as a portable document format (.pdf)), each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

9.11                        Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  Any cost estimates, Projections or other forward-looking statements contained or referred to in this Agreement or in the Disclosure Schedule or Exhibits hereto or in any materials that have been provided to the Purchaser by or on behalf of the Sellers or the Company or any of their respective Affiliates are not and shall not be deemed to be representations or warranties of the Sellers.  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedule and any other Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  The words “party” or “parties” shall refer to parties to this Agreement.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The words “dollar” or “$” shall mean U.S. dollars.  The word “threatened” or any variation thereof means “threatened in writing”.  The word “day” means calendar day unless Business Day is expressly specified.  The term “written” in respect of Contracts shall be interpreted to mean handwritten, typed or printed Contracts (as opposed to oral) that have been executed by two counterparties pursuant to a handwritten signature, and shall not be deemed executed by virtue of an oral, electronic or email acknowledgement or signature.  Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first (1st) succeeding Business Day thereafter.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledges that it has been represented by counsel in connection with the preparation and execution of this Agreement.

9.12                        Legal Representation.  The Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates and each of their respective directors, managers, stockholders, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Foley Gardere / Foley & Lardner LLP (or any successor thereof) (the “Law Firm”) may represent the Seller Representative, the Sellers and each of their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the Contemplated Transactions and thereby (such representation, the “Current Representation”), and the Law Firm may represent the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under Sections 1.5, 1.6 and 1.7 and Article VII, any agreements contemplated by this Agreement or the Contemplated Transactions or thereby (any such representation, the “Post-Closing Representation”) notwithstanding such representation (or any continued representation) of the Company, its Subsidiaries, and the Purchaser on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto.  The Purchaser acknowledges that the foregoing provision applies whether or not the Law Firm provides legal services to the Company or any of its Subsidiaries after the Closing Date.  The Purchaser, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and their counsel, including the Law Firm, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the Contemplated Transactions, or any matter relating to any of the foregoing, are privileged communications between the Seller Group and such counsel and neither the Purchaser, nor any Person purporting to act on behalf of or through the Purchaser or any of the Waiving Parties, will seek to obtain the same by any process.  From and after the Closing, the Purchaser shall and shall cause the Company to, on behalf of itself and the Waiving Parties, waive and not assert any attorney-client privilege with respect to any communication between the Law Firm and any Person in the Seller Group occurring during the Current Representation in connection with any Post-Closing Representation.

9.13                        Enforcement of Agreement.  The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with the specific terms thereof or otherwise breach such provisions, and that money damages would not be an adequate remedy, even if available.  The parties accordingly agree (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 9.8) that, prior to the valid termination of this Agreement pursuant to Article VIII, the Sellers (and the Seller Representative on behalf of the Sellers) and the Purchaser shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (except the parties’ obligations to consummate the Contemplated Transactions and the Purchaser’s obligation to pay, and the right of the Equity Seller to receive, the Purchase Price which remedy is covered in its entirety by Section 8.3) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.14                        Forum; Service of Process.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each of the parties agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.2; provided, however, that nothing in this Section 9.14 shall affect the right of any party to serve legal process in any other manner permitted by law.  Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

9.15                        Governing Law.  This Agreement shall be governed by the Laws of the State of Texas, excluding choice of law principles that would require the application of the Laws of a jurisdiction other than the State of Texas.

9.16                        WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17                        Seller Representative.

(a)                                 Pursuant to and in accordance with the Seller Representative Agreement, the Seller Representative has been authorized to act as agent and attorney-in-fact for and on behalf of the Sellers regarding any matter under this Agreement or otherwise relating to the Contemplated Transactions.

(b)                                 The Seller Representative will not be liable for any act taken or omitted to be taken as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, the Company and any of their respective Affiliates, the Purchaser and any third party or any other evidence deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by

it.  The Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement if it shall have received such advice or concurrence as it deems appropriate with respect to such inaction, or if it shall not have been expressly indemnified to its satisfaction against any and all liability and expense that the Seller Representative may incur by reason of taking or continuing to take any such action.

(c)                                  From and after the date hereof, the Purchaser is entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and the other Transaction Documents and agrees to deal with the Seller Representative on an exclusive basis.  A decision, act, consent or instruction of the Seller Representative constitutes a decision of all the Sellers.  Such decision, act, consent or instruction is final, binding and conclusive upon each Seller, and the Purchaser may rely upon any decision, act, consent or instruction of the Seller Representative.  Notices or communications to or from the Seller Representative will constitute notice to or from each of the Sellers.

ARTICLE X
DEFINITIONS

“Accounting Firm” means such nationally recognized independent public accounting firm as shall be agreed upon by the Purchaser and the Seller Representative in writing; provided, that if, the parties are unable to agree on an Accounting Firm with twenty days, the parties shall request the American Arbitration Association to designate a nationally recognized independent public accounting firm with offices in Texas as the Accounting Firm within ten (10) days following the expiration of such 20-day period.

“Accounts Receivable” is defined in Section 3.9(a).

“Acquisition Proposal” means any offer or proposal concerning any (i) merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) liquidation, dissolution or recapitalization or similar transaction involving the Company or any of its Subsidiaries, (iii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any of its Subsidiaries representing 50% or more of the assets of the Company or any of its Subsidiaries, (iv) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the voting power of the Company or any of its Subsidiaries, (v) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the outstanding voting equity interests of the Company or any of its Subsidiaries or (vi) any combination of the foregoing (other than the Contemplated Transactions).

“Affiliate” is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Allocable Purchase Price” is defined in Section 5.9(g)(ii).

“Allocation Forms” is defined in Section 5.9(g)(ii).

“Audited Financial Statements” is defined in Section 3.6.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of Dallas is closed.

“Business Facility” includes any property (whether real or personal) that the Company currently leases, operates, owns or manages in any manner or which the Company or any organizational predecessors formerly leased, operated, owned, or managed in any manner.

“Business Relationship” is defined in Section 5.12(d).

“B. Walker” is defined in the introductory paragraph of this Agreement.

“Claims Notice” is defined in Section 7.6(b).

“Closing” is defined in Section 1.3.

“Closing Cash Purchase Price” is defined in Section 1.2.

“Closing Date” is defined in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the introductory paragraph of this Agreement.

“Company Benefit Plans” is defined in Section 3.16(a).

“Company Interest” is defined in the Recitals.

“Company Stock” is defined in the Recitals.

“Confidential Information Memorandum” means that certain Confidential Information Memorandum prepared by the Company and D.A. Davidson & Co., and any supplements thereto and other related documents delivered together therewith.

“Confidentiality Agreement” is defined in Section 5.2(c).

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Continuing Employee” means each individual who is employed by or providing services to the Company or one of its Subsidiaries as of the Closing Date.

“Contract” means, with respect to any Person, any agreement, contract, service order, work order, obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied), whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person purports to be subject or bound.

“Contribution” is defined within the definition of “Pre-Closing Reorganization”.

“Conversion” is defined within the definition of “Pre-Closing Reorganization”.

“Current Representation” is defined in Section 9.12.

“C. Walker” is defined in the introductory paragraph of this Agreement.

“Deductible” is defined in Section 7.4(a).

“Disclosure Schedule” is defined in the introductory paragraph to Article III.

“Dispute Notice” is defined in Section 7.6(a)(iii).

“Earn-Out” has the meaning given to it in the Earn-Out Agreement.

“Earn-Out Agreement” is defined in Section 1.1.

“Employment Agreements” is defined in Section 6.1(c)(vi).

“Environmental Claims” means any written action, claim, demand, Order, consent order, compliance order, judgement, Proceeding or written notification of status of being potentially responsible for Remediation of any facility or for being in violation or in potential violation of any Environmental Law, that imposes or seeks to impose Liability, or that recovers or seeks to recover Losses, including Liability or Losses involving personal injury or death of any Person or property damage,  arising out of:  (i) the improper use or treatment of wetlands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination or Remediation of the air, surface water, groundwater, soil or protected lands related to Materials of Environmental Concern; (vi) exposure of Persons or property to Materials of Environmental Concern and the effects thereof; (vii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (viii) injury to or death of or threat to the health or safety of any Person or Persons caused directly or indirectly by Materials of Environmental Concern; (ix) destruction or property caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal); (x) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern; (xi) violation of or noncompliance with Environmental Laws; or (xii) (xiii) maintaining, disclosing or reporting information to Governmental Authorities or any other third person as required under any applicable Environmental Laws.  The term, “Environmental Claim” includes, without limitation, reasonable or necessary testing, sampling and analytical costs to determine whether Remediation is required under Legal Requirements of Environmental Law or whether a breach or violation of any Legal Requirements of Environmental Laws has occurred.

“Environmental Laws” means any applicable Law related to the protection of the environment, or the use, treatment, storage, disposal, release or transportation of hazardous substances, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act and the Hazardous Materials Transportation Act, each as amended and supplemented as of the Closing Date, and any final regulations promulgated pursuant to such Laws, and any analogous state or local statutes or regulations.

“Environmental Permit” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any Business Facility to comply with Environmental Laws.

“Equity Seller” means a newly formed Texas corporation that will be wholly-owned by the Shareholder Sellers, and after the Pre-Closing Reorganization will own all the Purchased Equity.

“ERISA” is defined in Section 3.16(a).

“Estimated Adjustment Statement” is defined in Section 1.5(a).

“Estimated Closing Indebtedness” is defined in Section 1.5(a).

“Estimated Transaction Expenses” is defined in Section 1.5(a).

“Final Adjustment Statement” is defined in Section 1.5(c).

“Final Closing Indebtedness” is defined in Section 1.5(b).

“Final Transaction Expenses” is defined in Section 1.5(b).

“Final WC Statement” is defined in Section 1.6(a).

“Final WIP Adjustment” is defined in Section 1.7(d).

“Financial Statements” is defined in Section 3.6.

“Fraud” means common law fraud as determined pursuant to Texas law.

“Fundamental Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation and operating agreement (or analogous documents); or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“GAAP” means U.S. generally accepted accounting principles consistently applied.  To the extent that reasonable accountants could apply GAAP, on a good faith basis, in a way that would result in two different accounting treatments to the same set of facts, then the Company’s accounting practices immediately prior to the Closing Date shall be dispositive in determining how to resolve the discrepancy.

“Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or non-United States government or political subdivision, or any agency of any such government or political subdivision, or any court or arbitral body.

“Income Tax Basis” means the historical basis upon which the Company has prepared and filed its income Tax Returns, to the extent consistent with Statement of Accounting Standards (SAS) 62.

“Indebtedness” means, with respect to any Person, but without duplication, (a) all indebtedness of such Person for borrowed money (including the current portion thereof) and all accrued interest thereon (other than accounts payable in the Ordinary Course of Business), (b) all obligations of such Person evidenced by notes, debentures, hedging and swap arrangements or contracts or other similar instruments other than trade payables, accrued expenses and liabilities to current and/or former employees incurred in the Ordinary Course of Business, (c) all capital lease obligations of such Person, (d) all accrued and unpaid interest on any Indebtedness referred to in clauses (a) through (c) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness and (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such Person.

“Indemnification Termination Date” is defined in Section 7.1(d).

“Indemnified Party” is defined in Section 7.6(c).

“Indemnified Receivables” means the Company’s Accounts Receivable (as described in Section 3.9(a)), notes and employee receivable (as described in Section 3.9(b)); costs in excess of billings (as described in Section 3.9(c)); and retainage receivables (as described in Section 3.9(d)), in each case measured as of the Closing Date.

“Indemnified Taxes” means any Tax of the Company for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in Section 5.9(b)).  Notwithstanding the foregoing, Indemnified Taxes shall exclude the following Taxes: (a) Taxes to the extent included in the Final WC Statement; (b) Taxes to the extent included in the computation of Transaction Expenses; (c) Taxes resulting from a breach by the Purchaser of any covenant or other agreement in Section 5.9 (or any covenant to be performed by the Company or any of its Subsidiaries after the Closing); (d) any Transfer Taxes; and (e) Taxes resulting from any Purchaser Closing Date Transaction.

“Indemnifying Party” is defined in Section 7.6(c).

“Indemnity Claim” is defined in Section 7.6(a)(i).

“Indemnity Claim Notice” is defined in Section 7.6(a)(i).

“Intellectual Property” is defined in Section 3.14(b).

“Interim Financial Statements” is defined in Section 3.6.

“IRS” means the U.S. Internal Revenue Service.

“Key Contract” means each of the following written Contracts to which the Company or any of its Subsidiaries is a party: (a) any Contract involving an aggregate amount of $500,000 or more received or collected by the Company or any Subsidiary; (b) any Contract involving an aggregate amount of $500,000 or more paid by the Company or any Subsidiary; (c) joint venture or partnership agreements or Contracts that involve a sharing of profits or revenue with other Persons or that provides for the payment of referral fees or bounties; (d) employment agreements with respect to employees with annual base compensation in excess of $180,000 per year, that are not terminable at will by the Company or any Subsidiary without penalty; (e) Contracts providing for bonus, incentive, commission, severance, retention, change in control or other similar payments to any employee; (f) Contracts containing any covenant limiting the ability of the Company or any Subsidiary to engage in any line of business, to conduct business in any geographic location or to compete with any business or Person; (g) Contracts under which the Company or any Subsidiary has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $500,000; (h) guaranties or suretyships of the Company or any Subsidiary involving underlying obligations of not less than $500,000; (i) Contracts relating to the lease of any real property; (j) Contracts with a “most favored nations” pricing or exclusivity provision; (k) Contracts granting a power of attorney, agency or similar authority to another Person; (l) Contracts between or among the Company and Sellers or any Affiliate of Sellers; (m) Contracts pursuant to which the Company licenses (in-bound or out- bound) or uses Intellectual Property that is material to the Company’s business (excluding, however, any licenses for software that can be purchased “off the shelf”); (n) Contracts with any Governmental Authority; (o) Contracts with any labor union or association representing any employee; and (p) any other Contracts that are material to the business operations of the Company.

“Latest Balance Sheet Date” is defined in Section 3.6.

“Law” means any United States federal, state, local or non-United States statute, law, ordinance, rule or regulation.

“Law Firm” is defined in Section 9.12.

“Lease Agreement” is defined in Section 6.1(e).

“Legal Requirement” means any law (including Environmental Laws), statute, standard, code, resolution, promulgation, ordinance, decree, requirement, order, judgment, writ, injunction, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority with applicable jurisdiction or any license, franchise, permit or similar right granted under any of the foregoing, or any other similar provision having the force or effect of law.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, STRICT, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in conformity with the Income Tax Basis, accrued on a financial statement in accordance GAAP or otherwise.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, security interests community or other marital property interests, conditions, equitable interests, licenses,  rights of first offer or refusal, rights of way, easements, encroachments, servitudes or restrictions or covenants of any kind (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership) thereon.

“Losses” means, collectively, all out-of-pocket losses (including, but not limited to, any diminution in value), costs, damages, shortages, Liabilities (including, without limitation, STRICT LIABILITY), payments, obligations, Liens, Taxes, claims, fines, penalties, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses, costs of investigation, testing, sampling, monitoring and preparation), amounts paid in settlement, court costs, and other expenses of litigation (but excluding any and all internal costs and expenses incurred by any party entitled to indemnification under this Agreement).

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States or global economy generally or capital, credit or financial markets generally, including (A) changes in interest or exchange rates and (B) any suspension of trading in securities, (ii) political conditions generally of the United States or any other country or jurisdiction in which the Company or any Subsidiary operates or (iii) the industries in which the Company and its Subsidiaries operate or in which services of the Company and its Subsidiaries are used, (b) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, including effects related to the identity of the Purchaser, compliance with the covenants contained herein or therein or the failure to take any action as a result of any restrictions or prohibitions set forth herein or therein, and any adverse effect proximately caused by (i) shortfalls or declines in revenue, margins or profitability, (ii) loss of, or disruption in, any customer, supplier and/or vendor relationships or (iii) loss of personnel, (c) any changes in applicable Law or GAAP or the enforcement or interpretation thereof, (d) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with the

Purchaser’s consent, (e) the effect of any action taken by the Purchaser or its Affiliates with respect to the Contemplated Transactions or with respect to the Sellers, the Company and its Subsidiaries, (f) any acts of God, (g) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (h) any failure to meet internal or published Projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, however, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (i) any matter of which the Purchaser is aware on the date hereof or is otherwise referenced in the Disclosure Schedule, or (j) the availability or cost of equity, debt or other financing to the Purchaser or its Affiliates, shall not, in each case, be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur.

“Material Customer” is defined in Section 3.23(a).

“Material Supplier” is defined in Section 3.23(b).

“Materials of Environmental Concern” means:  (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “medical waste,” “special waste,” “solid waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” “toxic substances,” or “contaminant” under any applicable Environmental Law; and (ii) any material, waste or substance which is:  (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that pose imminent and substantial endangerment to health or the environment.  To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to applicable federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply in any such state or local jurisdiction.

“Net Settlement Amount” is defined in Section 7.4(b).

“Note” means a promissory note to be issued to the Equity Seller in the principal amount of $25,000,000 bearing interest at 4%, with interest paid quarterly and compounded annually, and with principal payable in two equal installments on the third and fourth anniversaries of the Closing Date.

“Order” means any final award, judgment, injunction, or verdict entered, issued, made or rendered by any Governmental Authority by which the Company has obligations that continue after the Closing Date.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Date” is defined in Section 8.1(b).

“Permits” is defined in Section 3.19.

“Permitted Liens” means (i) statutory or consensual Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or similar Liens arising or incurred in the Ordinary Course of Business; (ii) Liens for Taxes, assessments and any other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings; (iii) other defects or imperfections of title, easements, covenants, rights of way, restrictions or other similar charges or encumbrances, if any, which, individually or in the aggregate, do not materially impair the ordinary course of the business of the Company or any of its Subsidiaries; (iv) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; (v) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the Ordinary Course of Business; (vi) Liens incurred in the Ordinary Course of Business securing obligations or liabilities that are not material to the assets of the Company or any of its Subsidiaries; (vii) Liens resulting from any facts or circumstances relating to the Purchaser or its Affiliates; (viii) any set of facts an accurate up-to-date survey would show, provided, however, that such facts do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (ix) in the case of Intellectual Property, licenses, options to license or covenants not to assert claims of infringement in each case in existence as of the date hereof from the Company or any of its Subsidiaries to third parties; (x) Liens arising out of, under or in connection with applicable federal, state and local securities Laws; (xi) leases, subleases, licenses or sublicenses granted to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries; (xii) Liens in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with a financial institution; (xiii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property; and (xiv) Liens set forth in Section 10 of the Disclosure Schedule.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and government or any department or agency thereof.

“Personal Property” is defined in Section 3.11(a).

“Post-Closing Representation” is defined in Section 9.12.

“Post-Closing Tax Period” means any Taxable period that begins after the Closing Date.

“Pre-Closing Reorganization” means the consummation of the following transactions in the following order:

(i)                                     first, promptly after the execution of this Agreement, the Sellers shall form the Equity Seller as a Texas corporation;

(ii)                                  second, at least five (5) Business Days prior to the Closing, the contribution by the Shareholder Sellers of all of the Company Shares to the Equity Seller in exchange for all of the shares of capital stock of the Equity Seller (the “Contribution”);

(iii)                            third, the conversion of the Company from a “qualified subchapter S subsidiary” into a limited liability company, with such conversion being effective at least three (3) Business Days prior to the Closing Date pursuant to which the Company Shares shall be converted into the Company Interests, with the Company (as a limited liability company) that is wholly-owned by the Equity Seller being the surviving entity (the “Conversion”);

(iv)                              fourth, the filing with the IRS of a Form 8832 Entity Classification Election with respect to the Company (as a limited liability company) that was converted to a limited liability company pursuant to clause (iii) of the Pre-Closing Reorganization, electing to be disregarded as a separate entity from the Equity Seller for U.S. federal income tax purposes, with such election being effective on the date of the Conversion; and

(v)                                 fifth, on the date of the Contribution, the filing with the IRS of a Form 8869 (Qualified Subchapter S Subsidiary Election) with respect to the Company to be treated as a “qualified subchapter S subsidiary,” effective as of the date of the Contribution.

“Pre-Closing Tax Period” means any Taxable period that ends on or before the Closing Date.

“Proceedings” means actions, suits, claims and legal, administrative or arbitration proceedings.

“Projections” means, collectively, any projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or other statements communicated (orally or in writing (in the Confidential Information Memorandum or otherwise)) to or made available to the Purchaser of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the business of the Company and any of its Subsidiaries.

“Proposed WIP Statement” is defined in Section 1.7(b).

“Purchase Price” is defined in Section 1.2.

“Purchased Equity” is defined in the Recitals.

“Purchaser” is defined in the introductory paragraph of this Agreement.

“Purchaser Closing Date Transaction” means any transaction engaged in by the Company or any of its Subsidiaries on the Closing Date, which occurs after the Closing or at the direction of the Purchaser that is not contemplated by this Agreement and is outside the Ordinary Course of Business, including any transaction engaged in by the Company or any of its Subsidiaries in connection with the financing of any obligations of the Purchaser or the Company or any of its Subsidiaries to make a payment under this Agreement.

“Purchaser Indemnitee” is defined in Section 7.2.

“Purchaser Prepared Returns” is defined in Section 5.9(a)(ii).

“Purchaser’s Adjustment Statement” is defined in Section 1.5(c).

“Purchaser’s WC Statement” is defined in Section 1.6(a).

“Purchaser’s WIP Statement” is defined in Section 1.7(b).

“R&W Liability Cap” means 15% of the Purchase Price.

“Real Property” is defined in Section 3.13(a).

“Real Property Lease” is defined in Section 3.13(a).

“Remediation” means any action required under applicable Environmental Laws to respond to, remove, remediate, clean-up or monitor the release or threatened release of Materials of Environmental Concern at, on, in, under or within the air, soil, surface water, groundwater or soil vapor of, or migrating from, any Business Facility.

“Required Working Capital” means an amount equal to seven and 75/100 percent (7.75%) of the trailing twelve-month revenue of the Company as of the Closing Date.

“Restricted Period” means the period beginning on the Closing Date and ending on the fifth (5th) anniversary thereof.

“Restricted Person” means each of the Sellers and their respective Affiliates.

“Sellers” means, prior to the Pre-Closing Reorganization, the Persons comprising the Shareholder Sellers and, following the Pre-Closing Reorganization, the Persons comprising the Equity Seller and the Shareholder Sellers.

“Seller Approved Tax Matter” means (a) filing, amending or otherwise changing any Tax Return or Tax election of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (b) revoking an election on any Tax Return filed after the Closing Date that adversely affects the Taxes or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (c) extending or waiving the applicable statute of limitations with respect to a Tax of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (d) filing any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; or (e) any disclosure to, or discussions with, any Governmental Authority regarding any Tax or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period or Straddle Period, including disclosure to, or discussions with, a Governmental Authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period (or Straddle Period) in jurisdictions that the Company or its Subsidiaries did not file a Tax Return (or pay Taxes) for such periods.

“Seller Group” is defined in Section 9.12.

“Seller Indemnitee” is defined in Section 7.3.

“Seller Prepared Return” is defined in Section 5.9(a)(i).

“Seller Released Parties” is defined in Section 5.11.

“Seller Representative” means S. Walker.

“Seller Representative Agreement” means that certain Seller Representative Agreement entered into on the date hereof by and among the Seller Representative and the Sellers, as may be amended, restated or modified.

“Seller Representative Expense Amount” means $200,000.

“Sellers’ Adjustment Statement” is defined in Section 1.5(b).

“Sellers’ Knowledge” means (i) the actual knowledge of any of the Sellers and (ii) knowledge that the Sellers, as reasonably prudent business Persons, would be expected to have after reasonable inquiry.  For purposes of this definition, “reasonable inquiry” shall be satisfied by a review of Company records, interviews with personnel responsible for the relevant area of business and, as appropriate, inquiry into matters identified based on the record review or personnel interviews.

“Sellers’ WC Statement” is defined in Section 1.6.

“Shareholder Sellers” is defined in the Recitals.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subject Business” means the business of electrical contracting in the State of Texas.

“Subsidiary” means, with respect to any specified Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“S. Walker” is defined in the introductory paragraph of this Agreement.

“Tax” (and, with the correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, property, alternative, value added, or other tax imposed by any Governmental Authority, or any interest or penalties incurred under Laws with respect to such taxes.

“Tax Benefit” means any reduction in Taxes payable to a Governmental Authority or any increase in any Tax refund receivable (including any related interest) from a Governmental Authority.

“Tax Contest” is defined in Section 5.9(e)(i).

“Tax Equalization Amounts” means an amount equal to sum of the difference between (A) the Tax liability of the Sellers if (x) the Pre-Closing Reorganization does not occur and Equity Seller did not exist, and (y) the Shareholder Sellers instead directly owned, and had sold to the Purchaser, all of the Company Stock (treated as the Purchased Equity) of the Company (taxed as an S corporation under Code sections 1361 and 1361) pursuant to this Agreement without any election under Code section 338 or comparable state or local Tax law, and (B) the Sellers Tax liability if the Equity Seller sells the Purchased Equity to the Purchaser pursuant to this Agreement without any election under Code section 338 or comparable state or local Tax law being made, plus additional amounts equal to any Tax liability incurred by the Sellers arising from receipt of the amounts paid to the Equity Seller pursuant to the sum calculated under this definition.  The Tax Equalization Amounts shall take into account all Taxes (as determined based on the assumptions in the Tax Equalization Amounts Guidelines), including federal income taxes and applicable state income and franchise taxes, imposed on the Sellers and the Company as a result of the deemed sale of the assets of the Company resulting from the tax treatment (described in Section 5.9(g)(i)) of the sale of the Purchased Equity pursuant to this Agreement.

“Tax Equalization Amount Guidelines” consist of the methodologies and principles used in the calculations set forth on Schedule 5.9(g)(iii) and, for purposes of clarity, was prepared solely to calculate the estimated Tax Equalization Amounts using the Company’s recent balance sheet and estimated tax basis of its assets, while the Tax Equalization Amounts will be based on the final Closing Date amounts and the agreed valuations of the Company assets set forth on the Allocation Forms as of the Closing Date.

“Tax Refund” is defined in Section 5.9(f).

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with a Governmental Authority with respect to Taxes including any schedule thereto, and including any amendment thereof.

“Termination Fee” means $500,000.

“Third Party Claim” is defined in Section 7.6(c).

“Transaction Deductions” means any deduction permitted for income Tax purposes attributable to (i) Transaction Expenses or other similar expenses paid on or prior to the Closing Date; and (ii) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes) that were incurred in connection with the Indebtedness (or payment thereof).

“Transaction Documents” means, collectively, this Agreement, the Earn-Out Agreement, the Note and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Contemplated Transactions.

“Transaction Expenses” means any non-ordinary course bonuses or any success fees payable to any Person by the Company or its Subsidiaries solely in connection with the consummation of the Contemplated Transactions and the employer portion of any payroll Taxes associated with the foregoing, and any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company and its Subsidiaries on behalf of itself or the Sellers in connection with the Contemplated Transactions.  Notwithstanding the foregoing, Transaction Expenses shall not include any fees or expenses incurred by the Company or its Subsidiaries in connection with the Purchaser’s financing for the Contemplated Transactions or any fees or expenses of the Purchaser.

“Transfer Taxes” is defined in Section 5.9(d).

“Update” is defined in Section 5.7.

“Waiving Parties” is defined in Section 9.12.

“WARN Act” is defined in Section 3.20.

“WIP Adjustment” is defined in Section 1.7(a).

“WIP Analysis” is defined in Section 1.7(a).

“WIP Date” is defined in Section 3.24.

“WIP Projects” is defined in Section 1.7(a).

“WIP Schedule” is defined in Section 3.24.

“Working Capital” means the Company’s current assets minus current Liabilities as calculated pursuant to GAAP and Section 1.6 of the Disclosure Schedules.

*  *  *  *  *

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

COMFORT SYSTEMS USA, INC.

By:	/s/ Laura F. Howell
Laura F. Howell, Vice President, General Counsel and Secretary

SELLERS:

/s/ Scott Walker
Scott Walker

/s/ Brent Walker
Brent Walker

/s/ Charles Walker
Charles Walker

Scott Walker Stock GST Exempt Trust

By:	/s/ Scott Walker
Scott Walker, Trustee

Scott Walker Stock GST Non-Exempt Trust

By:	/s/ Scott Walker
Scott Walker, Trustee

SELLER REPRESENTATIVE:

/s/ Scott Walker
Scott Walker

COMPANY:

WALKER TX HOLDING COMPANY, INC.

By:	/s/ Scott Walker
Scott Walker, Chief Executive Officer

EXHIBIT A
NOTE

[Attached.]

NOTE

$25,000,000.00	[April 1], 2019

FOR VALUE RECEIVED, COMFORT SYSTEMS USA, INC., a Delaware corporation, promises to pay to                   , a Texas corporation at [ADDRESS] (or at such other place as Payee may hereafter designate in writing), in immediately available funds and in lawful money of the United States of America, the principal sum of Twenty-five Million Dollars and No Cents ($25,000,000.00), together with interest thereon calculated in accordance with the provisions of this note.

1.                                      Definitions.  As used in this note, terms that are capitalized but not defined herein shall have the meanings ascribed to them in the Purchase Agreement. In addition, the following terms shall have the respective meanings indicated:

(a)                                 “Debt” means the indebtedness evidenced by this note.

(b)                                 “Maker” means Comfort Systems USA, Inc., a Delaware corporation.

(c)                                  “Maturity Date” means [April 1], 2023.

(d)                                 “Payee” means                       , a Texas corporation, and any other holder or holders of this note from time to time and, upon acquisition of this note by any holder or holders other than the named payee, effective as of the time of such acquisition, the term “Payee” shall mean all of the then holders of this note, to the exclusion of all prior holders not then retaining or reserving an interest in this note, to the end that all the rights, powers, remedies, liens, benefits and privileges accruing and to accrue hereunder to Payee, as such term is used herein, shall inure to the benefit of and be owned and held by the holder or holders of this note from time to time, whether such holder acquires this note through succession to or assignment from a prior Payee.

(e)                                  “Purchase Agreement” means that certain Purchase Agreement, dated as of February 21, 2019, among Sellers, Sellers’ Representative, the Company and Maker.

2.                                      Payments of Principal and Interest.

(a)                                 From the date hereof until the date when the principal under this note has been paid in full, interest shall accrue on the unpaid principal amount of this note at the rate of four percent (4.00%) per annum, and shall be paid quarterly in arrears in cash.  In addition, all accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable at the Maturity Date.  Such interest shall be computed for the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be.  In the event that any amount under this note is not paid when due, then interest shall accrue on such unpaid amount at a rate of ten percent (10.00%) per annum (the “Default Rate”) until such unpaid amount is repaid in cash.

(b)                                 The principal of this note shall be due and payable in two equal installments of Twelve Million Five Hundred Thousand Dollars and No Cents ($12,500,000.00) each, less any offset pursuant to Section 2(c). The first installment shall be due and payable on the third anniversary of the Closing Date, and the second installment shall be due and payable on the Maturity Date; provided, that on the Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.

(c)                                  In the event that, during any twelve-month period ending prior to the date on which any regularly scheduled payment of principal or interest is due under this Section 2, the Maker is entitled to any monetary payment pursuant to any Section or provision of the Purchase Agreement, and Seller Representative and Maker agree, Maker may reduce the amount of such scheduled payment due and payable hereunder.  Any reductions to payments made pursuant to this provision shall be applied first to interest and then to principal.

3.                                      No Usury Intended; Spreading.  Notwithstanding any provision to the contrary contained in this note, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the highest lawful amount permissible under the then-applicable usury laws.  In furtherance thereof, none of the terms of this note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum legal rate.  Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of such maximum legal amount.  If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the maximum legal amount, Payee shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the Maker) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the maximum legal rate.  All sums contracted for, charged or received by Payee for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of this note so that the interest rate does not exceed the maximum legal rate.  The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

4.                                      Default and Remedies in Event of Default.  The occurrence of any of the following events shall constitute a default under this note, whereupon the Payee may, at its option, by notice in writing to Maker, declare the principal of this note and accrued interest to the date of such declaration to be due and payable immediately, and upon any such declaration by Payee such amounts shall become immediately due and payable, and may otherwise exercise any or all rights, powers and remedies afforded by law:

(a)                                 any part of the Debt, including any interest thereon, is not paid when due, whether by lapse of time or acceleration or otherwise, unless such default is fully cured within fifteen (15) calendar days after such due date.

(b)                                 any proceeding is instituted by or against the Maker under any present or future bankruptcy or insolvency statutory or similar law and, if involuntary, the same are not stayed or dismissed within ninety (90) days, or the Maker makes an assignment for the benefit of creditors, or a receiver, trustee, conservator or other judicial representative is appointed for the Maker.

All powers and remedies afforded to Payee by this Section 4, shall, to the extent permitted by law, be deemed cumulative and not exclusive of other remedies available to Payee, whether hereunder or by judicial proceedings or otherwise, to enforce the observance or performance of the covenants and agreements contained in this note.  No delay or omission by Payee to exercise any right or power accruing upon any default hereunder shall impair such right or power or shall be construed as a waiver or acquiescence therein.  Every power and remedy given to Payee by this Section 4 or by law may be exercised by Payee from time to time and as often as Payee shall deem expedient.

5.                                      Paragraph Headings.  Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

6.                                      Choice of Law.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

7.                                      Successors and Assigns.  This note shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.

8.                                      Severability.  If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.

9.                                      Notices.  Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it return receipt requested, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties as follows (and if so given, shall be deemed given 3 business days after so-deposited):

if to Maker:

Comfort Systems USA, Inc.

Office of the General Counsel

675 Bering Drive, Suite 400

Houston, TX 77057

(713) 830-9659 (fax)

With a copy (that shall not constitute legal notice) to:

Robinson, Bradshaw & Hinson, P.A.
1450 Raleigh Road, Suite 100,
Chapel Hill, NC 27517
Facsimile:  (919) 328-8796
E-mail:  jfogg@robinsonbradshaw.com
Attention:  John M. Fogg

and if to Payee:

c/o Scott Walker

[                                             ]

[                                             ]

With a copy (that shall not constitute legal notice) to:

Foley Gardere
2021 McKinney Avenue
Dallas, TX 75201
Facsimile:  (214) 999-3716
E-mail:  mnewman@foley.com
Attention:  Michael H. Newman

Maker’s address for notice may be changed at any time and from time to time, but only after ten (10) days’ advance written notice to Payee and shall be the most recent such address furnished in writing by Maker to Payee.  Payee’s address for notice may be changed at any time and from time to time, but only after ten (10) days’ advance written notice to Maker and shall be the most recent such address furnished in writing by Payee to Maker.  Actual notice, however and from whomever given or received, shall always be effective when received.

10.                               Prepayment.  Maker may at any time pay the full amount or any part of this note without the payment of any premium, penalty or fee.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THIS NOTE CONSTITUTES A WRITTEN LOAN AGREEMENT, WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THIS NOTE.

[Signature Page Follows]

Comfort Systems USA, Inc.,
a Delaware corporation

By:
Name:	Laura Howell
Title:	Vice President

ACKNOWLEDGED AND AGREED BY:

PAYEE:

By:
Name:
Title:

Scott Walker, in his capacity as the Seller Representative

EXHIBIT B
EARN-OUT AGREEMENT

[Attached.]

EARN-OUT AGREEMENT

BY AND AMONG

[                          ]

SCOTT WALKER

BRENT WALKER

CHARLES WALKER

SCOTT WALKER STOCK GST EXEMPT TRUST

SCOTT WALKER STOCK GST NON-EXEMPT TRUST

WALKER TX HOLDING COMPANY, INC.

SCOTT WALKER, AS THE SELLER REPRESENTATIVE,

AND

COMFORT SYSTEMS USA, INC.,

DATED AS OF [                       ], 2019

EARN-OUT AGREEMENT

This Earn-Out Agreement (this “Agreement”), dated as of [                     ], 2019, is by and among Comfort Systems USA, Inc., a Delaware corporation (“Purchaser”),                 , a Texas corporation (the “Equity Seller”), Scott Walker, Brent Walker, Charles Walker, the Scott Walker GST Exempt Trust and the Scott Walker GST Non-Exempt Trust (each individually  a “Seller” and, collectively, the “Sellers”) and Scott Walker, in his capacity as the Seller Representative.  Purchaser, Sellers, and Seller Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Equity Seller owns all equity interests of the Company;

WHEREAS, the Purchaser and the Shareholder Sellers are party to that certain Purchase Agreement dated as of February 21, 2019 (the “Purchase Agreement”), pursuant to which Purchaser will purchase from the Equity Seller, and the Equity Seller will sell to Purchaser, the Purchased Equity upon the terms and conditions set forth therein;

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, it is a condition to closing of the Contemplated Transactions that the Parties execute and deliver this Agreement;

WHEREAS, Purchaser has agreed, subject to the terms and conditions of this Agreement, to pay to the Equity Seller additional Purchase Price based on the future financial performance of the Company after the Closing during the applicable period described in this Agreement (individually and/or collectively, as the case may be, the “Earn-Out”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

SECTION 1  Earn-Out.

(a)                                 The Earn-Out for each applicable period shall be determined as follows:

(i)                                     for the period from the Closing Date until December 31, 2019, the Earn-Out shall be an amount equal to one hundred percent (100%) of the EBITDA (as defined below) for such period that exceeds Thirteen Million Two Hundred and Fifty Thousand Dollars and No Cents ($13,250,000.00);

(ii)                                  for the period from January 1, 2020 until December 31, 2020, the Earn-Out shall be an amount equal to one hundred percent (100%) of the EBITDA during such period that exceeds Twenty-One Million Dollars and No Cents ($21,000,000.00) (the “Threshold Amount”);

(iii)                               for the period from January 1, 2021 until December 31, 2021, the Earn-Out shall be an amount equal to seventy-five percent (75%) of the EBITDA for such period that exceeds the Threshold Amount;

(iv)                              for the period from January 1, 2022 until December 31, 2022, the Earn-Out shall be an amount equal to forty-five percent (45%) of the EBITDA for such period that exceeds the Threshold Amount; and

(v)                                 for the period from January 1, 2023 until December 31, 2023, the Earn-Out shall be an amount equal to fifteen percent (15%) of the EBITDA for such period that exceeds the Threshold Amount.

(b)                                 For purposes of this Agreement, “EBITDA” means (without duplication), with respect to any applicable period, the net income of the Company and its subsidiaries, on a consolidated basis, plus, the amount of interest expense (net of any interest income) deducted in determining net income, plus, the amount of Taxes related to the earnings or income of the Company and its subsidiaries (whether accrued or paid in cash or deferred) deducted in determining net income, plus, the amount of depreciation and amortization related to the Company and its subsidiaries deducted in determining net income; and EBITDA shall not include (i) any overhead charges or any management fees paid to Purchaser or any Affiliate of Purchaser (other than expenses paid for goods and services procured on an arms-length basis in the ordinary course of business such as insurance, fuel, employee benefits, etc.), (ii) goodwill and other intangibles amortization, that are a result of Purchaser’s purchase of the Purchased Equity, (iii) any gain, loss, income or expense resulting from any changes in Purchaser’s accounting methods, principles or practices or a material change in GAAP, and (iv) any “extraordinary items” of gain or loss as that term is defined in GAAP.  For purposes of calculating the Earn-Out, EBITDA will be calculated in accordance with GAAP.  In addition, for purposes of calculating the Earn-Out, EBITDA for any applicable period shall be: (i) reduced by any amounts accrued for payment to Equity Seller by Purchaser for the WIP Adjustment for the applicable period of computation, or (ii) increased by any amounts accrued for payment to Purchaser by Equity Seller for the WIP Adjustment for the applicable period of computation.   It is the express intention of the Parties that EBITDA shall be calculated in a manner to fairly reflect the true economic return of the Company as an incremental and separate part of Purchaser.  The Parties shall use the same financial information and accruals for calculation of the Earn-Out hereunder as they use for calculation of the WIP Adjustment under the Purchase Agreement.

(c)                                  Purchaser’s obligation to pay any Earn-Out payment in accordance with this Agreement is an independent obligation and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out.  For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-Out for the period ended December 31, 2019 are not satisfied, but the conditions precedent to the payment of another period are satisfied, then Purchaser would be obligated to pay such

Earn-Out for such other period for which the corresponding conditions precedent have been satisfied, and not the Earn-Out for the period ended December 31, 2019.

(d)                                 Notwithstanding anything herein to the contrary, the combined total of all Earn-Out payments made to Equity Seller pursuant to this Section 1, shall not exceed Fifty Million Dollars and No Cents ($50,000,000.00).

(e)                                  Purchaser and the Sellers each agree that during the period of time from the Closing Date through the earlier of December 31, 2023 or the payment to the Equity Seller of the maximum amount of the Earn-Out: (i) the business of the Company and its Subsidiaries shall be operated as a separate business unit of the Purchaser, and (ii) none of the Purchaser, the Company or the Sellers shall, directly or indirectly take any actions in bad faith that would have the purpose of augmenting, avoiding or reducing the Earn-Out.

SECTION 2    Payment of Earn-Out.  Within ten (10) days after the Earn-Out for a period is finally determined pursuant to Section 3 herein or after an Earn-Out Default, Purchaser will pay the Earn-Out for such period, if any, to the Equity Seller by wire transfer of immediately available funds to the account(s) designated in writing by Seller Representative.  If any Earn-Out is not paid by Purchaser to the Equity Seller when due hereunder, such amount shall accrue interest from and including the date such payment was due through the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.  Subject to the limitations and other provisions set forth in Article VII of the Purchase Agreement, the Purchaser shall have the right to set-off any indemnifiable Losses for which Sellers are responsible against any Earn-Out otherwise due and payable hereunder.

SECTION 3  Procedures to Determine Earn-Out.

(a)                                 On or before sixty (60) days following the end of each period described in Section 1(a), the Seller Representative shall deliver to the Purchaser a proposed written calculation of the Earn-Out earned, if any, as certified in writing by the Seller Representative and delivered in accordance with the provisions of Section 6.  Purchaser shall provide the Seller Representative and his representatives with access to the books and records of the Company and its subsidiaries, and shall otherwise cooperate with and reasonably assist the Seller Representative in taking such acts as may be necessary to allow Seller Representative to calculate the Earn-Out in accordance with this Agreement.

(b)                                 If Purchaser disputes the Seller Representative’s calculation of the Earn-Out, Purchaser shall so notify Seller Representative within thirty (30) days after receipt of Seller Representative’s written calculation referred to in Section 2, and submit to the Seller Representative the Purchaser’s proposed calculation of the Earn-Out in writing certified by the Purchaser’s Chief Financial Officer and delivered in accordance with the provisions of Section 6.  If Purchaser does not dispute the Seller Representative’s calculation of the Earn-Out and provide Seller Representative with Purchaser’s calculation within such 30-day period, the Seller Representative’s calculation of the Earn-Out shall be final and binding on the Parties.  If Purchaser disputes Seller Representative’s calculation and provides Seller Representative with

Purchaser’s calculation within such 30-day period, Purchaser and the Seller Representative shall then make a good faith effort to meet and resolve the difference between Purchaser’s calculation and the Seller Representative’s calculation.  If within thirty (30) days after receipt of Purchaser’s calculation, Purchaser and the Seller Representative have been unable to reach agreement, Purchaser and the Seller Representative within fifteen (15) days thereafter shall jointly select an independent certified public accounting firm, or if they are unable to do so, within twenty (20) days thereafter either Purchaser or the Seller Representative shall request the American Arbitration Association to designate a firm of independent certified public accountants having no past or current affiliation with Purchaser, Purchaser’s Affiliates, the Sellers, or the Sellers’ Affiliates (such selected accounting firm being referred to herein as the “Arbitrator”), to determine whether Purchaser’s or the Seller Representative’s calculation is most accurate.  The Arbitrator shall certify this decision in writing to the Parties, and shall have no choice but to select either the Purchaser’s calculation in its entirety or the Seller Representative’s calculation in its entirety (there shall be no award of pre-judgment interest).  The Arbitrator’s determination shall be final and binding on the Parties.  The fees, costs, and expenses of the Arbitrator, including any attorneys’ or experts’ fees related thereto, shall be borne by the non-prevailing Party.

SECTION 4  Modification and Waiver of Breach.                    No waiver or modification of this Agreement shall be binding unless it is in writing signed by the Purchaser and Seller Representative.  No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

SECTION 5  Assignment.       The rights and obligations of Purchaser under this Agreement may, without the consent of the Seller Representative, be assigned by Purchaser, in its sole and unfettered discretion, (a) to any subsidiary or Affiliate of Purchaser, provided that in the event of any such assignment Purchaser must guarantee all obligations hereunder, (b) to any transferee, whether by purchase, merger or otherwise, that directly or indirectly acquires all or substantially all of the assets or business of Purchaser, or (c) as collateral to any lender or provider of financing to the Purchaser or any subsidiary or affiliate of the Purchaser.  Except as expressly provided in the preceding sentence, no Party may directly or indirectly assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

SECTION 6  Notices.                              All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile (with receipt confirmed) or by registered or certified mail (postage prepaid, return receipt requested) as follows:

if to Purchaser:

Comfort Systems USA, Inc.

Attn: Office of the General Counsel

675 Bering Drive, Suite 400

Houston, TX 77057

(713) 830-9659 (fax)

With a copy (that shall not constitute legal notice) to:

Robinson, Bradshaw & Hinson, P.A.

1450 Raleigh Road, Suite 100,

Chapel Hill, NC 27517
Facsimile:  (919) 328-8796

E-mail:  jfogg@robinsonbradshaw.com

Attention:  John M. Fogg

if to Sellers or Equity Seller, to Seller Representative:

Scott Walker

3117 Amherst Avenue

Dallas, TX 75225

With a copy (that shall not constitute legal notice) to:

Foley Gardere
2021 McKinney Avenue
Dallas, TX 75201
Facsimile:  (214) 999-3716

E-mail:  mnewman@foley.com

Attention:  Michael H. Newman

SECTION 7  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of law thereof.

SECTION 8  Gender; “Including” is Not Limiting; Descriptive Headings.  The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and vice versa.  Wherever the term “including” or a similar term is used in this Agreement, it shall be read as if it were written “including by way of example only and without in any way limiting the generality of the clause or concept referred to.”  The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  Facsimile or scanned and emailed (i.e., Portable Document Format (pdf)) transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed (pdf) transmission shall constitute enforceable original documents and will be deemed the same as delivery of an original.  At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

SECTION 11  Entire Agreement.  This Agreement and all other documents dated as of the date hereof and on the Closing constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.

SECTION 12  Reformation and Severability.  The provisions of this Agreement shall be separable and a determination that any provision of this Agreement is invalid, illegal, unenforceable or void shall not affect the validity, legality or enforceability of any other provision of this Agreement.  In case any provision of this Agreement shall be invalid, illegal, unenforceable or void, it shall, to the extent possible, be modified and/or interpreted in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  Any court of competent jurisdiction is authorized and directed by the Parties to enforce any otherwise invalid, illegal or unenforceable provision in part, to modify it, to enforce it only to a degree and not fully, or otherwise to enforce that provision only in a manner and to an extent, or for a shorter period of time, that renders the provision valid or enforceable.  The intent of the Parties is that this Agreement be enforceable and enforced to the maximum extent possible after excising (or deeming excised) all invalid or unenforceable provisions, whether or not the remaining provisions are grammatically correct.

SECTION 13  Consent to Jurisdiction; Waiver of Jury Trial.  The Parties irrevocably submit to the jurisdiction of the United States District Court for the Southern District of Texas in Houston, and/or any state district court of the State of Texas located in Harris County, Texas in any action, suit or proceeding brought by or against such Party in connection with, arising from or relating to this Agreement, the transactions contemplated hereby and any document contemplated herein or otherwise relating hereto, and each Party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any claim that such Party is not personally subject to the jurisdiction of any such courts, that the venue of the suit, action or proceeding is brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such courts.  THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:

COMFORT SYSTEMS USA, INC.

By:
Name:
Title:

SELLER REPRESENTATIVE:

Scott Walker

EQUITY SELLER:

By:
Name:
Title:

SELLERS:

Scott Walker, Individually

Brent Walker, Individually

Charles Walker, Individually

Scott Walker Stock GST Exempt Trust

By:
Scott Walker, Trustee

Scott Walker Stock GST Non-Exempt Trust

By:
Scott Walker, Trustee

EXHIBIT C
SAMPLE WIP ADJUSTMENT CALCULATION

The WIP Adjustment shall be calculated on a contract-by-contract basis using the following formula:

WIP Adjustment	=	Final Revenue Earned	X	(	Cost to Date @ Closing Date Final Total Costs	)	-	Revenue Earned @ Closing Date	-	Any loss that would have been accrued as of Closing Date in accordance with GAAP

For example, if at the Closing the Company has earned $800,000 of revenue and accrued $600,000 of expenses with respect to a particular project and upon completion of the project, total revenue is $1,000,000 and total costs are $650,000, the WIP Adjustment with respect to that project would be positive $123,077, reflecting the additional margin that would have been reflected as of the Closing.  Also, for example, if at the Closing, the Company has recognized $800,000 of revenue and incurred $600,000 of expenses with respect to a particular project, and upon completion of the project, total revenue earned is $1,000,000 and total expenses are $1,100,000, the WIP Adjustment with respect to that project would be negative $300,000, composed of $200,000 in margin that had been incorrectly recognized as of the Closing plus $54,546 representing the amount of the loss that had been spent before the Closing, plus $45,454 representing the amount of expected loss that would have been accrued pursuant to GAAP as of the Closing for the project.

C-1

EXHIBIT D
LEASE AGREEMENT

[Attached.]

AGREEMENT OF LEASE

Between

WALKER REAL ESTATE HOLDINGS, LLC

as Landlord

and

WALKER TX HOLDING COMPANY, INC.,

as Tenant

Dated as of [April 1], 2019

AGREEMENT OF LEASE, made as of the [1st day of April], 2019, between Walker Real Estate Holdings, LLC, a [Texas] limited liability company, as Landlord, and Walker TX Holding Company, Inc., a Texas corporation, as Tenant.

R E C I T A L S

WHEREAS, Landlord is the owner of that certain plot, piece and parcel of land known as and by the street address of 7761 W. Little York Road, Houston, Texas 77040, together with all buildings and improvements erected thereon, as shown on the attached Schedule A, which is situated in Harris County, Texas (such land, buildings and improvements are referred to collectively as the “Premises”); and

WHEREAS, Landlord desires to rent the Premises to Tenant, and Tenant desires to rent the Premises from Landlord;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Certain capitalized terms are used in this Lease with the specific meanings defined below in this Article 1.  Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Article” refers to articles of this Lease, (b) the capitalized term “Section” refers to sections of this Lease, (c) the capitalized term “Schedule” refers to schedules to this Lease, (d) references to a particular Article or Section include all subsections thereof, (e) the word “including” shall be construed as “including without limitation”, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Lease and (h) references to “the date hereof” mean the date first set forth above.

“Additional Rent” has the meaning set forth in Section 2.2(b).

“Applicable Rate” means for any day, the rate per annum equal to the Federal Funds Rate for such day plus one percent (1%).

“Bankruptcy Code” means each of (a) Title 11 of the United States Code and (b) any state statute of similar nature and purpose.

“Base Rent” means:

(a)  for any Lease Year during the Initial Term, Four Hundred Seventy Four Thousand Dollars and No Cents ($474,000.00) per annum (Thirty Nine Thousand Five Hundred Dollars and No Cents ($39,500.00) per month);

(b)  for any Lease Year during the first Option Period, an amount per annum equal to the product of (i) the amount per annum specified in clause (a) above multiplied by (b) the First CPI Adjustment; and

(c)  for any Lease Year during the second Option Period, an amount per annum equal to the product of (i) the amount per annum specified in clause (b) above multiplied by (b) the Second CPI Adjustment.

“Building Systems” means each of (a) the mechanical, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing and life-safety systems and (b) the other service or support systems of any nature whatsoever, in each case located at or on the Premises; provided, however, that the term “Building Systems” shall not include any installation made by Tenant or any fixture or appliance, regardless of whether such fixture or appliance is owned by Landlord or Tenant.

“Bureau” means the United States Department of Labor, Bureau of Labor Statistics or any successor agency that shall issue the indexes or data referred to in the definition of CPI.

“Business Days” means any day other than Saturday, Sunday or a day observed as a holiday by the United States of America or Texas.

“Code” means the Internal Revenue Code of 1986.

“Comfort” means Comfort Systems USA, Inc., a Delaware corporation.

“Commencement Date” means [April 1], 2019.

“CPI” means the monthly indexes of the National Consumer Price Index for All Urban Consumers (1982-84 equals 100) issued from time to time by the United States Department of Labor, Bureau of Labor Statistics (the “Bureau”) or any successor measure hereafter employed by the Bureau in lieu of such price index that measures the cost of living in the United States; provided, however, that if no such successor measure is published, then the term “CPI” shall mean the most nearly comparable index reflecting changes in costs of housing (including rental housing), energy and services published by any Governmental Authority, as appropriately adjusted; and provided, further, that if, after the date hereof, the CPI is converted to a different standard reference base or a substantial change is made in the number or character of “market basket” items contained therein, then for purposes of this Lease the CPI shall be adjusted (with the use of such conversion factor, formula or table as is published by the Bureau or, if no such publication is made by the Bureau, by any nationally recognized publisher of similar statistical information) to the figure that would have resulted if not for such conversion or change.

“Deficiency” has the meaning set forth in Section 17.2(a)(i).

“Essential Systems” has the meaning set forth in Section 7.3.

“Event of Default” has the meaning set forth in Section 16.1.

“Expiration Date” means:

(a)  during the Initial Term, the earlier of (i) the Fixed Expiration Date and (ii) the date on which this Lease terminates pursuant to any term, condition or covenant hereof or pursuant to law;

(b)  during the first Option Period, the earlier of (i) the last day of the first Option Period and (ii) the date on which this Lease terminates pursuant to any term, condition or covenant hereof or pursuant to law; and

(c)  during the second Option Period, the earlier of (i) the last day of the second Option Period and (ii) the date on which this Lease terminates pursuant to any term, condition or covenant hereof or pursuant to law.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“First CPI Adjustment” means the quotient of (a) the CPI as of the commencement date of the first Option Period divided by (b) the CPI as of the Commencement Date.

“Fixed Expiration Date” means the day preceding the date that is seven (7) years from the Commencement Date.

“Governmental Authority” means each of (a) the United States of America, (b) the State of Texas, (c) the County of Harris, (d) the Municipality of Houston and any political subdivision thereof and (e) any agency, department, commission, board, bureau or instrumentality of any of the foregoing, whether now existing or hereafter created, that has jurisdiction over the Premises or any portion thereof.

“Hazardous Materials” means any biologically or chemically active or other toxic or hazardous waste, pollutant or substance, including (a) PCBs, (b) petroleum products and by-products, (c) substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., and as “hazardous wastes” under the Resource Conservation and Recovery Act, 42 U.S.C. 6010, et seq., (d) any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. 2601, et seq., (e) any “toxic pollutant” under the Clean Water Act, 33 U.S.C. 466 et seq., as amended, (f) any hazardous air pollutant under the Clean Air Act, 42 U.S.C. 7401 et seq., (g) any hazardous material identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. 1802, et seq., and (h) any hazardous or toxic substances or pollutant regulated under any other Requirement.

“Initial Term” means the period commencing on the Commencement Date and ending on the Fixed Expiration Date.

“Landlord” means (a) on the date hereof, Walker Real Estate Holdings, LLC, a Texas limited liability company, and (b) on any date after the date hereof, any fee owner of the Premises.

“Landlord Indemnitee” means each of (a) Landlord, (b) any agent or contractor of Landlord and (c) any shareholder, partner, member, director, officer or employee of any such agent or contractor of Landlord.

“Lease Year” means any period of twelve (12) consecutive months that commences on the Commencement Date or any anniversary of the Commencement Date.

“Maintenance Repairs” has the meaning set forth in Section 7.1.

“Mortgage” means any deed of trust, trust indenture or mortgage which may now or hereafter affect the Premises, together with all supplements, amendments and modifications thereto, all extensions, consolidations, refinancings and replacements thereof, all substitutions therefor and all advances made thereunder.

“Mortgagee” means any trustee, mortgagee or other holder of any Mortgage.

“Non-Disturbance Agreement” has the meaning set forth in Section 9.2.

“Notice” has the meaning set forth in Article 20.

“Option” has the meaning set forth in Section 23.1.

“Option Period” has the meaning set forth in Section 23.1.

“Permitted Use” means, subject to the Requirements, each of (a) general, executive and administrative offices, (b) parking, (c) machine shop, repair and warehouse facilities in connection with Tenant’s business as a mechanical contracting and service company and (d) uses related to the foregoing, including uses that result from the evolution of Tenant’s business consistent with the evolution of the mechanical contracting industry in general.

“Person” means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust,

organization, business or government or any governmental agency or political subdivision thereof.

“Persons Within Landlord’s Control” means each of (a) Landlord, (b) any shareholder, partner, member, director, officer, employee, agent, contractor, sub-contractor, servant, licensee or invitee of Landlord and (c) any heir, successor, representative or assign of any of the foregoing; provided, however, that the term “Persons Within Landlord’s Control” shall not include Scott Walker or Brent Walker to the extent that they (i) are performing their duties and responsibilities as employees of Tenant and (i) are faithfully adhering to, executing and fulfilling all lawful policies established by Tenant and Comfort, including the Corporate Compliance Policy of Comfort.

“Persons Within Tenant’s Control” means each of (a) Tenant, (b) any shareholder, partner, member, director, officer, employee, agent, contractor, sub-contractor, servant, licensee or invitee of Tenant and (c) any heir, successor, representative or assign of any of the foregoing; provided, however, that the term “Persons Within Tenant’s Control” shall include Scott Walker and Brent Walker solely to the extent that they (i) are performing their duties and responsibilities as employees of Tenant and (ii) are faithfully adhering to, executing and fulfilling all lawful policies established by Tenant and Comfort, including the Corporate Compliance Policy of Comfort.

“Premises” has the meaning set forth in the recitals to this Lease.

“Premises Insurance” has the meaning set forth in Section 10.2.

“Purchase Notice” has the meaning set forth in Section 24.1.

“Real Estate Taxes” means all taxes (including all personal property taxes and all ad valorem taxes) assessed against the Premises by any Governmental Authority; provided, however, that the term “Taxes” shall not include (a) any taxes computed by reference to the income of Landlord (whether or not such income is derived from the Premises) or (b) any special assessment or charge for improvements or infrastructure effected or installed prior to the Commencement Date.

“Rental” means each of (a) the Base Rent, (b) the Additional Rent and (c) any other sums payable, now or hereafter, by Tenant under this Lease.

“Requirement Alterations” has the meaning set forth in Section 7.1.

“Requirements” means any present or future law, rule, ordinance, regulation, statute, requirement, code or executive order (whether ordinary or extraordinary, retroactive or prospective) of any Governmental Authority which affects, directly or indirectly, the Premises or the maintenance, use, operation or occupation of the Premises.

“Second CPI Adjustment” means the quotient of (a) the CPI as of the commencement date of the second Option Period divided by (b) the CPI as of the commencement of the date of the first Option Period.

“Sale Parcel” has the meaning set forth in Section 24.1.

“Tenant” means (a) on the date hereof, Walker TX Holding Company, Inc., a Texas corporation and (b) on any date after the date hereof, the tenant under this Lease at the time in question; provided, however, that neither the Tenant named in clause (a) above nor any successor tenant hereunder shall be released or relieved from any liability under this Lease in the event of any assignment of this Lease or any sublet of all or any part of the Premises.

“Tenant Indemnitee” means each of (a) Tenant, (b) any agent or contractor of Tenant and (c) any shareholder, partner, member, director, officer or employee of any such agent or contractor of Tenant.

“Tenant’s Property” means the movable fixtures, movable partitions, telephone and other equipment, furniture, furnishings and other movable items of personal property owned by Tenant.

“Term” means the period commencing on the Commencement Date and ending on the Expiration Date.

ARTICLE 2

DEMISE; PREMISES; TERM; RENT

Section 2.1. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises for the Term.

Section 2.2.  Commencing on the Commencement Date, Tenant shall pay to Landlord, in lawful money of the United States of America, without Notice or demand, by good and sufficient check at the office of Landlord or at such other place as Landlord may designate in writing from time to time:

(a)  the Base Rent, which shall be payable in equal monthly installments in advance on the first day of each and every calendar month during the Term, and

(b)  additional rent consisting of all other sums of money as shall become due from and be payable by Tenant hereunder (the “Additional Rent”).

Section 2.3.  If the Commencement Date is other than the first day of a calendar month, or the Expiration Date is other than the last day of a calendar month, the Base Rent for such month shall be prorated on a per diem calendar basis.

Section 2.4.   Tenant shall pay the Base Rent and the Additional Rent when due without abatement, deduction, counterclaim, setoff or defense of any nature, except as otherwise provided herein.

ARTICLE 3

(b)  REAL ESTATE TAXES

Tenant covenants and agrees that Tenant shall, within twenty (20) days of written demand by Landlord to Tenant, pay to Landlord as Additional Rent (or, at Landlord’s option and instruction, directly to the taxing authority) all Real Estate Taxes of any nature whatsoever assessed or imposed against the Premises for any Lease Year during the Term.  Landlord hereby agrees that any demand given by Landlord to Tenant pursuant to this Section 3.1 shall include an accurate copy of the invoice, statement, bill or similar document issued by the relevant Governmental Authority with respect to the Real Estate Taxes for which payment is demanded.  With respect to Real Estate Taxes for any tax period commencing before or ending after the Term, Tenant shall only be obligated to pay to Landlord the pro rata portion of such Real Estate Taxes equal to the portion of such tax period falling within the Term.

ARTICLE 4

UTILITIES

Section 4.1.   Tenant shall contract in its name for any utility supplied to the Premises, including electricity, water, heating oil and/or natural gas, and Tenant shall pay when due all charges incurred for each such utility during the Term.  Landlord represents and warrants to Tenant that facilities for electricity, water, telephone, sewer and natural gas, if any, are present at and available to the Premises.

Section 4.2.   Landlord shall not be liable in any way to Tenant for (a) any interruption or failure of, or defect in, the supply or character of any utility furnished to the Premises, now or hereafter, or (b) any loss, damage or expense Tenant may sustain if either the quantity or character of any utility is changed or is no longer suitable for Tenant’s requirements, whether by reason of any requirement, act or omission of the public utility serving the Premises or for any other reason whatsoever.  Notwithstanding the foregoing provisions of this Section 4.2, Landlord shall be responsible for all actual damages suffered by Tenant as a result of any interruption of utility service to the extent caused by Landlord’s willful misconduct or grossly negligent act or failure to act, and Rent shall abate until such service is fully restored.

Section 4.3.   If any Real Estate Taxes are imposed upon Landlord with respect to any utility furnished as a service to Tenant by any Governmental Authority, Tenant agrees that such Real Estate Taxes shall be reimbursed by Tenant to Landlord upon written demand.  Landlord hereby agrees that any demand given by Landlord to Tenant pursuant to the provisions of this Section 4.3 shall include an accurate copy of the invoice, statement, bill or similar document issued by the relevant Governmental Authority with respect to the Real Estate Taxes for which payment is demanded.

ARTICLE 5

USE AND OCCUPANCY

Tenant shall use and occupy the Premises for the Permitted Use and for no other purpose of any nature whatsoever; provided, however, that nothing contained herein shall require Tenant to operate or occupy the Premises continuously during the Term.

ARTICLE 6

ALTERATIONS

Section 6.1.

(a) Except as provided below, prior to making any addition, alteration or improvement to the Premises:

(i)  Tenant shall submit to Landlord plans and specifications for approval by Landlord (including to the extent reasonably applicable, layout, architectural, electrical, mechanical and structural drawings) that comply with all Requirements for such proposed addition, alteration or improvement, and Tenant shall not commence any such work without first obtaining Landlord’s approval of such plans and specifications, which such approval shall not be unreasonably conditioned, withheld or delayed;

(ii)  Tenant shall, at Tenant’s expense, obtain all permits, approvals and certificates required by any Governmental Authority; and

(iii)  Landlord and Tenant shall obtain Comfort’s written approval authorizing the addition, alteration or improvement to the Premises.

Upon completion of such addition, alteration or improvement, Tenant shall, at Tenant’s expense, obtain certificates of final approval of such addition, alteration or improvement required by any Governmental Authority and shall furnish Landlord with copies thereof, along with copies of as-built surveys for any such addition, alteration or improvements.  Each addition, alteration and improvement to the Premises shall be made and performed in accordance with the plans and specifications therefor as approved by Landlord and otherwise in accordance with all Requirements. All materials and equipment to be incorporated in the Premises as a result thereof shall be good quality and no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage, title retention or security agreement.

(b) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to make any non-structural alteration, addition or improvement to the Premises without the consent of Landlord if and only if (i) the total cost of all such alterations, additions or improvements does not exceed Fifty Thousand Dollars ($50,000) for any Lease Year and (ii) Tenant shall not remove, materially alter or otherwise impair any structural element of the Premises or the Building Systems.

(c)  Upon request of Tenant and at Tenant’s expense, Landlord (i) shall join in any application for any permit, approval or certificate required to be obtained by Tenant in connection with any permitted alteration, addition and improvement if the provisions of the applicable Requirements require that Landlord join in such application and (ii) otherwise shall cooperate with Tenant in connection therewith; provided, however, that Landlord shall not be obligated to incur any cost or expense or liability in connection therewith.

Section 6.2. All alterations, additions and improvements shall become a part of the Premises and shall be Landlord’s property from and after the installation thereof and may not be removed or changed without Landlord’s prior written consent.  All Tenant’s Property shall remain the property of Tenant and, on or before the Expiration Date, may be removed from the Premises by Tenant at Tenant’s sole cost and option; provided, however, that Tenant shall repair and restore in a good and workmanlike manner any damage to the Premises caused by such removal.  The provisions of this Section 6.2 shall survive the termination of this Lease.

Section 6.3.

(a)  Any mechanic’s lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant (i) shall be contested by appropriate judicial proceedings with adequate bonding posted or other adequate security, or (ii) within thirty (30) days after such lien is filed and Tenant receives notice thereof, shall be canceled or discharged by Tenant, at Tenant’s expense, by payment or filing of the bond required by law.

(b)  If Tenant shall fail to contest or discharge any such mechanic’s lien within the period specified by Section 6.3(a)(ii), then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge such lien either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit in court or bonding.

(c)  Any amount paid by Landlord for any charge described in Section 6.2(b) and for any expense of Landlord (including reasonable attorneys’ fees and disbursements) incurred in defending any such action, discharging any such mechanic’s lien or procuring the discharge of any such lien, together with interest on such amount at the Applicable Rate, shall be repaid by Tenant to Landlord within twenty (20) days after written demand therefor by Landlord to Tenant, and any such amount so repayable, together with such interest, shall be considered Additional Rent.

Section 6.4.  Tenant shall have the right, at its sole cost and expense, to erect and maintain any exterior signs on the Premises so long as such signs comply with all applicable Requirements, and are approved in advance by Landlord as to design, size, and location.

ARTICLE 7

REPAIRS; REPLACEMENTS; MAINTENANCE

Section 7.1.  Except for repairs, replacements or maintenance required to be effected by Landlord, and subject to Tenant’s right of reimbursement provided in this Section 7.1, Tenant, at Tenant’s sole cost and expense, (i) shall take good care of the Premises and the fixtures, equipment and appurtenances therein, (ii) shall make all non-structural repairs, replacements and alterations thereto of any nature whatsoever as and when needed to preserve them in good working order and condition (“Maintenance Repairs”) and (iii) shall make all non-structural repairs, replacements and alterations thereto of any nature whatsoever as and when needed to comply with any Requirement (“Requirement Alterations”).  If Tenant shall fail, after thirty (30) days’ written Notice (or such shorter period as may be required because of an emergency), to commence to make any repair, replacement or alteration required to be made by Tenant and to complete such repair, replacement or alteration within a reasonable period of time thereafter exercising due diligence, such repair, replacement or alteration may be made by Landlord, at the expense of Tenant, and the expense thereof incurred by Landlord, with interest thereon at the Applicable Rate, shall be paid by Tenant to Landlord, as Additional Rent, within twenty (20) days after rendition by Landlord to Tenant of a bill or statement therefor. Tenant shall give Landlord prompt Notice of any defective condition known to Tenant in any Building Systems located in, servicing or passing through the Premises.  If the cost of any structural Maintenance Repair or Requirement Alteration exceeds Twenty Thousand Dollars ($20,000), then upon termination of this Lease, Landlord shall reimburse to Tenant the pro rata portion of the cost of such Maintenance Repair or Requirement Alteration equal to the portion of the useful life of such Maintenance Repair or Requirement Alternation that remains after the termination of this Lease.  The useful life of such Maintenance Repair or Requirement Alteration shall be reasonably established by the party making such Maintenance Repair or Requirement Alteration at the time made.  Notwithstanding anything to the contrary contained in this Section 7.1, in no event shall Tenant be responsible for any repair, item of maintenance or replacement to the extent such repair, item of maintenance or replacement is caused by the gross negligence or willful misconduct of Landlord or Landlord’s employees, contractors or agents.

Section 7.2.  To the extent assignable, Landlord hereby assigns all warranties and guaranty agreements relating to the Premises and the Building Systems to Tenant during the Term.

Section 7.3.  Landlord hereby agrees to repair, maintain and replace all mechanical, electrical, and plumbing systems and all structural portions of the Premises, including parking, exterior walls, windows, window frames, support columns and walls, foundation and roof (“Essential Systems”), in good repair and working order.  Subject to reimbursement per Section 7.1, the costs for any such repairs, maintenance and replacement shall be payable by Tenant as Additional Rent within twenty (20) days after written demand from Landlord.  Landlord shall not be responsible for, and there shall be no abatement of any Base Rent or Additional Rent due hereunder as a result of, any temporary interruptions or inconveniences caused by such repairs, maintenance or replacements by Landlord.  Notwithstanding the foregoing, if an Essential System is not in good working order directly due to Landlord’s actions such that all or a portion of the Premises is rendered untenantable, as objectively determined using a commercially reasonable standard, and Landlord fails to repair such Essential System within fifteen (15) days after receiving Notice from Tenant of such condition, then Tenant’s Base Rent and Additional Rent shall thereafter abate for the untenantable portion of the Premises until such Essential System is fully repaired.

ARTICLE 8

REQUIREMENTS OF LAW

Section 8.1.  Tenant shall not do, and shall not permit (to the extent Tenant has control over the same), any act or thing in or upon the Premises that would invalidate or be in conflict with the certificate of occupancy for the Premises or violate any Requirement.  Tenant shall immediately take all action, including making any Requirement Alteration, that is (a) necessary to comply with any Requirement which shall or may impose any violation, order or duty upon Landlord or Tenant arising from or in connection with the Premises, Tenant’s occupancy, use or manner of use of the Premises or any installation in the Premises or (b) required by reason of any breach of any of Tenant’s covenants or agreements under this Lease, whether or not such Requirement shall now be in effect or hereafter enacted or issued and whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen as of the date hereof. Landlord represents and warrants to Tenant that as of the Commencement Date no condition exists with respect to the Premises that will necessitate any Requirement Alteration.

Section 8.2.  Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost and expense, comply at all times with all Requirements governing the use, generation, storage, treatment and/or disposal of any Hazardous Materials in, on, under, about or from the presence of which results from or in connection with the act or omission of Tenant or Persons Within Tenant’s Control or the breach of this Lease by Tenant or Persons Within Tenant’s Control.   Tenant shall indemnify and hold harmless each Landlord Indemnitee from and against any loss, claim, cost, damage, liability or expense (including reasonable attorneys’ fees and disbursements) arising by reason of any clean up, removal, remediation, detoxification action or any other activity required of, or recommended to, any Landlord Indemnitee by any Governmental Authority by reason of the presence in, on, under or about the Premises of any Hazardous Material as a result of or in connection with the act or omission of Tenant or Persons Within Tenant’s Control or the breach of this Lease by Tenant or Persons Within Tenant’s Control.  Landlord shall indemnify and hold harmless each Tenant Indemnitee from and against any loss, claim, cost, damage, liability or expense (including reasonable attorneys’ fees and disbursements) arising by reason of any clean up, removal, remediation, detoxification action or any other activity required of, or recommended to, any Tenant Indemnitee by any Governmental Authority by reason of the presence in, on, under or about the Premises of any Hazardous Material either in existence on the Commencement Date or that come to exist thereafter as a result of an act or omission of Landlord or Persons Within Landlord’s Control or the breach of this Lease by Landlord or Persons Within Landlord’s Control.  The covenants and indemnities set forth in this Section 8.2 shall survive the termination of this Lease.

Section 8.3.  Landlord represents and warrants to Tenant that as of the date hereof Landlord has received no written notice of the presence, generation, storage, disposal or other use of Hazardous Materials on, in or under the Premises prior to the date hereof or of any violation of any applicable Requirement relating to Hazardous Materials.

Section 8.4.  If Tenant shall receive notice of any violation of, or default under, any Requirement, lien or other encumbrance applicable to the Premises, Tenant shall give immediate written Notice thereof to Landlord.

Section 8.5.  If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business and if the failure to secure such license or permit would, in any way, affect adversely Landlord or the Premises, then Tenant, at Tenant’s expense, shall promptly procure and thereafter maintain, submit for inspection by Landlord, and at all times comply with the terms and conditions of, each such license or permit.

ARTICLE 9

SUBORDINATION; ESTOPPEL

Section 9.1.  This Lease shall at all times, now and hereafter, be subject and subordinate to each Mortgage, whether made prior to or after the execution of this Lease, provided that the Mortgagee confirms and accepts the provisions of Section 9.2.  This Section 9.1 shall be self-operative and no further agreement of subordination shall be required to make the interest of any Mortgagee superior to the interest of Tenant hereunder.  In confirmation of such subordination, Tenant shall promptly execute and deliver, at its own cost and expense, any document, in recordable form if requested, that Landlord or any Mortgagee may request to evidence such subordination.

Section 9.2.  The subordination set forth in Section 9.1 is subject to Tenant’s receipt of a written agreement (each a “Non-Disturbance Agreement”) by any Mortgagee or any other person to whom Tenant may be required to attorn, that provides (a) so long as Tenant is in compliance with the terms of this Lease, Tenant’s use and occupancy of the Premises shall not be disturbed and (b) that all provisions of the Lease shall be given effect, including those related to the application of any proceeds of insurance.  Landlord shall cause each Mortgagee, whether pursuant to a Mortgage now existing or hereafter arising, to execute and deliver to Tenant a Non-Disturbance Agreement.

Section 9.3.  Tenant will, upon ten (10) business days’ written demand from Landlord, execute, acknowledge and deliver to Landlord a certificate of Tenant, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth the terms of such modifications) and stating the dates to which Base Rent, Additional Rent and other sums payable hereunder have been paid and either stating that to the knowledge of Tenant no defaults exist hereunder or specifying each such default of which Tenant has knowledge and whether or not Tenant is still occupying and operating the Premises and such other information as Landlord shall reasonably request.  Any such certificate may be relied upon by any actual or prospective mortgagee or purchaser of the Premises.

ARTICLE 10

INSURANCE; PROPERTY LOSS OR DAMAGE; REIMBURSEMENT

Section 10.1.

(a)  Neither Landlord nor Landlord’s agents shall be liable for any injury or damage to Persons or property, or interruption of Tenant’s business, resulting from fire or other casualty caused by Persons other than Landlord or Persons’ Within Landlord’s Control.

(b)  Tenant shall give written Notice to Landlord, promptly after Tenant learns thereof, of any accident, emergency, occurrence, fire or other casualty and any damage to or defect in the Premises for the repair of which Landlord might be responsible.  Such Notice shall be given by telecopy or personal delivery to the address of Landlord in effect for Notice.

Section 10.2.  Tenant shall not do or permit to be done any act or thing in or upon the Premises which will invalidate or be in conflict with the terms of Texas’s standard form of fire insurance with extended coverage, or with rental, liability, boiler, sprinkler, water damage, war risk or other insurance policies covering the Premises (collectively, the “Premises Insurance”); and Tenant, at Tenant’s own expense, shall comply with all rules, orders, regulations and requirements of all insurance boards.

Section 10.3.

(a)  Tenant shall, at Tenant’s own cost and expense, obtain, maintain and keep in full force and effect during the Term, for the benefit of Landlord, any Mortgagee and Tenant, the Premises Insurance in an amount equal to the replacement value of the Building and its contents (not to exceed Two Million Dollars ($2,000,000)) and commercial general liability insurance (including premises operation, bodily injury, personal injury, death, independent contractors, products and completed operations, broad form contractual liability and broad form property damage coverages) with coverage limits of One Million Dollars ($1,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate, against all claims, demands or actions with respect to damage, injury or death made by or on behalf of any Person, arising from or relating to the conduct and operation of Tenant’s business in, on or about the Premises (which shall include Tenant’s signs, if any), or arising from or related to any act or omission of Tenant or Persons Within Tenant’s Control.

(b)  Landlord and any Mortgagee shall be named as additional insureds in each such policy.  Each such policy of insurance shall be: (i) written as an “occurrence” policy; (ii) written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry; and (iii) issued by a reputable and independent insurance company which is rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation), as having a general policyholder rating of “A” and a financial rating of at least “XI” and which is licensed to do business in Texas.  Upon Landlord’s request, Tenant shall deliver to Landlord the policies of insurance or certificates thereof, together with evidence of payment of premiums thereon, and shall thereafter furnish to Landlord, at least thirty (30) days prior to the expiration of any such policy and any renewal thereof, a new policy or certificate in lieu thereof, with evidence of the payment of premiums thereon.  Each such insurance policy shall also contain a provision whereby the insurer agrees not to cancel, fail to renew, diminish or materially modify such policy without having given Landlord and any Mortgagee at least thirty (30) days prior written Notice thereof.

(c)  Tenant shall pay all premiums and charges for all of such insurance policies, and, if Tenant shall fail to make any payment when due or shall fail to carry any such policy, Landlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Landlord, with interest thereon at the Applicable Rate, shall be repaid to Landlord by Tenant on demand by Landlord, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Rent hereunder.  The payment by Landlord of any such premium, or the carrying by Landlord of any such policy, shall not be deemed to waive or release the default of Tenant with respect thereto.

(d)  Tenant, at Tenant’s sole cost and expense, shall maintain insurance protecting and indemnifying Tenant against all damage to or loss of Tenant’s Property and all claims and liabilities relating thereto.

Section 10.4.

(a)  Landlord and Tenant hereby release each other and their respective shareholders, partners, directors, officers, employees and agents from any claim or action for damage to the Premises or Tenant’s Property to the extent that such claim or action is covered by proceeds of any insurance policy maintained by the parties hereto under the terms of this Lease or in force at the time of any such damage.  Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other party in connection with any damage covered by any such policy.

(b)  The waiver of subrogation described in Section 10.4(a) shall extend to the employees and agents of each party, but only if and to the extent that such waiver can be obtained without additional charge (unless such party shall pay such charge).  Nothing contained in this Section 10.4 shall be deemed to relieve Landlord or Tenant from any duty imposed elsewhere in this Lease to repair, restore and rebuild the Premises, in whole or in part.

ARTICLE 11

DESTRUCTION BY FIRE OR OTHER CAUSE

Section 11.1.  If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate written Notice thereof to Landlord.  Landlord shall, subject to the provisions of Sections 11.2 and 11.3, proceed with reasonable diligence, after receipt of the net proceeds of insurance, to repair or cause to be repaired such damage at its expense within one hundred twenty (120) days of the date of damage, to the condition immediately preceding such damage and, if the Premises, or any part thereof, shall be rendered untenantable by reason of such damage, then the Base Rent hereunder, or an amount thereof apportioned according to the area of the Premises so rendered untenantable (if less than the entire Premises shall be so rendered untenantable), shall be abated for the period from the date of such damage to the date that is thirty (30) days after the date when the repair of such damage shall have been substantially completed.  If Landlord or any Mortgagee shall be unable to collect the insurance proceeds applicable to such damage because of some action or inaction on the part of Tenant or Persons Within Tenant’s Control, then Landlord shall have no duty to make such repairs or effect any restoration hereunder and the Base Rent hereunder, or the amount thereof that would have been apportioned pursuant to the immediately preceding sentence, shall not abate.  Tenant covenants and agrees to cooperate with Landlord and any Mortgagee in their efforts to collect insurance proceeds (including rent insurance proceeds) payable to such parties.  Landlord shall not be liable for any delay which may arise by reason of adjustment of insurance on the part of Landlord and/or Tenant, or any cause beyond the control of Landlord or contractors employed by Landlord.

Section 11.2.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage from fire or other casualty or the repair thereof unless caused by the willful misconduct or grossly negligent act or failure to act of Landlord or Persons Within Landlord’s Control.  Tenant understands that Landlord, in reliance upon Section 10.3, will not carry insurance of any kind on Tenant’s Property and that Landlord shall not be obligated to repair any damage thereto or replace the same.

Section 11.3.   Notwithstanding anything to the contrary contained in Sections 11.1 and 11.2, in the event that:

(a)  at least fifty percent (50%) of the rentable square feet of the Premises shall be damaged by a fire or other casualty so that substantial alteration or reconstruction of the Premises shall be required (whether or not the remainder of the Premises shall have been damaged by such fire or other casualty and without regard to the structural integrity of the Premises);

(b)  the Premises shall be totally or substantially damaged or shall be rendered wholly or substantially unsuitable for the Permitted Use;

(c)  Landlord fails to commence any repairs, reconstruction or restoration of the Premises within sixty (60) days after a casualty; or

(d)  Landlord fails to complete all repairs, reconstruction or restoration of the Premises within one hundred twenty (120) days after the date of casualty;

then, as a result of any circumstances described in clauses (a), (b), (c), or (d) above, Tenant, at Tenant’s sole unilateral option, may terminate this Lease and the term and estate hereby granted, by notifying Landlord in writing of such termination within one hundred twenty (120) days after the date of any damage described in clause (a) or (b) above or within thirty (30) days after the passage of the applicable time period specified in clause (c) or (d) above.  In the event that such a Notice of termination shall be given, then this Lease and the term and estate hereby granted shall terminate as of the date of termination stated in such Notice with the same effect as if that date were the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable, and the Base Rent and Additional Rent hereunder shall be apportioned as of such date.  Notwithstanding the termination of this Lease as provided in this Section 11.3, Landlord shall be obligated to reimburse to Tenant a portion of the cost of any Maintenance Repair or Requirement Alteration to the extent required by Section 7.1.

ARTICLE 11.A

CAPTIVE LEASE TERMINATION PROVISION

Section 11.A.1.  If during the Term of the Lease, both Brent Walker and Scott Walker shall cease to be an employee of Comfort or any of its subsidiaries or affiliates for any reason (including but not limited to retirement, voluntary termination, involuntary termination, death, disability, or termination without cause) (“cause” being defined by the terms of the respective employment agreements of Brent Walker and Scott Walker with Tenant dated as of the date hereof), then Tenant shall have the option, exercisable at its sole discretion, upon two hundred seventy (270) days’ written Notice provided within sixty (60) days after such termination, to vacate the Premises and cancel the Lease without any recourse by Landlord (neither at law nor in equity nor in tort).  In the event Landlord sells the Premises to a Person other than (i) an affiliate, (ii) Tenant or (iii) an affiliate of Tenant, the provisions of this Article 11.A shall immediately terminate and be of no further and effect upon the closing of such sale.

ARTICLE 12

EMINENT DOMAIN

Section 12.1.  If the whole of the Premises is acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if such date were the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable.  If only a part of the Premises is so acquired or condemned then, except as provided below in this Section 12.1, this Lease and the Term shall continue in effect but, if a part of the Premises is so acquired or condemned, from and after the date of the vesting of title, the Base Rent and Additional Rent, if any, shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the

Premises immediately prior to such acquisition or condemnation.  If the part of the Premises acquired or condemned contains more than fifty percent (50%) of the rentable square feet of the Premises or if, by reason of such acquisition or condemnation, the Premises shall, in Tenant’s reasonable judgment, be rendered wholly or substantially unsuitable for the Permitted Use, then Tenant, at Tenant’s option, may terminate this Lease and the Term and estate hereby granted, by notifying the Landlord in writing of such termination within one hundred twenty (120) days after the date upon which Tenant receives Notice of vesting of title.  In the event that such Notice of termination shall be given, then this Lease and the Term and estate hereby granted shall terminate as of the date of termination stated in such Notice, with the same effect as if such date were the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable.  In the event of any termination of this Lease and the Term pursuant to the provisions of this Section 12.1, the Base Rent or Additional Rent shall be apportioned as of the date of sooner termination and any prepaid portion of the Base Rent for any period after such date shall be refunded by Landlord to Tenant.

Section 12.2.  In the event of any such acquisition or condemnation of all or any part of the Premises, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, but shall be obligated to proceed with reasonable diligence to repair and restore the Premises, at Landlord’s expense, to a condition reasonably suitable for the Permitted Use.  Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, and Tenant hereby expressly assigns to Landlord all of its right in and to any such award.  Nothing contained in this Section 12.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for (a) the value of any of Tenant’s Property included in such taking and (b) any moving expenses, in each case so long as Landlord’s award is not reduced thereby.

Section 12.3.  Notwithstanding anything to the contrary contained in Sections 12.1 and 12.2, in the event that:

(a)  Landlord fails to commence any repairs, reconstruction or restoration of the Premises within sixty (60) days after the physical taking of any portion of the Premises; or

(b)  Landlord fails to complete all repairs, reconstruction or restoration of the Premises within one hundred twenty (120) days after the date of such physical taking;

then, as a result of any circumstance described in clause (a) or (b) above, Tenant, at Tenant’s option, may terminate this Lease and the term and estate hereby granted, by notifying the Landlord in writing of such termination within thirty (30) days after the passage of the applicable time period specified in clause (a) or (b) above.  In the event that such a Notice of termination shall be given, then this Lease and the term and estate hereby granted shall terminate as of the date of termination stated in such Notice with the same effect as if such date were the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable, and the Base Rent and Additional Rent hereunder shall be apportioned as of such date.   Notwithstanding the termination of this Lease as provided in this Section 12.3, Landlord shall be obligated to reimburse to Tenant a portion of the cost of any Maintenance Repair or Requirement Alteration to the extent required by Section 7.1.

ARTICLE 13

ASSIGNMENT; SUBLETTING

Section 13.1.

(a)  Tenant shall not:  (i) assign this Lease without the prior consent of Landlord, which consent shall not be unreasonably withheld; (ii) mortgage or encumber Tenant’s interest in this Lease, in whole or in part; or (iii) sublet, or permit the subletting of, the Premises or any part thereof without the prior consent of Landlord, which consent shall not be unreasonably withheld.  Notwithstanding the provisions of this Section 13.1, the use of the Premises by any Person “affiliated” (as such term is defined below) with the Tenant or under the “common control” (as such term is defined below) of Comfort, as the case may be, shall not be deemed an assignment of this Lease or a sublet of the Premises.  For purposes of this Section 13.1(a), a Person shall be deemed to be an “affiliate” of the Tenant or under the “common control” of Comfort if such Person is a member of a “parent-subsidiary controlled group” or a member of a “brother-sister controlled group” which either Comfort or Tenant, as the case may be, is a member.

(b)  Notwithstanding the provisions otherwise set forth in this Article 13, neither any reorganization, consolidation and/or restructuring of Tenant nor any sale or transfer of any stock of Tenant shall be deemed an assignment of this Lease or a sublet of the Premises.

(c)  In no event shall any assignment of this Lease or any subletting of the Premises release Tenant from any liability hereunder.  Tenant shall pay for any and all reasonable out-of-pocket costs incurred by Landlord, including reasonable attorneys’ fees, in connection with any proposed assignment or subletting, whether consummated or not.

ARTICLE 14

ACCESS TO PREMISES

Section 14.1.  Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times upon (except in case of emergency) reasonable prior notice, which notice may be oral, (a) to examine the Premises, (b) to show the Premises to prospective purchasers, Mortgagees or (within the last nine (9) months of the Term) tenants, and (c) to make such repairs, alterations, improvements or additions as Landlord (i) may deem necessary or required under the terms of the Lease or (ii) may elect to perform at least twenty (20) days after notice (except in an emergency, when no notice shall be required) following Tenant’s failure to make any repairs or perform any work which Tenant is obligated to make or perform under this Lease, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part.  The Base Rent (and any other item of Rental) shall in no respect abate or be reduced by reason of such repairs, alterations, improvements or additions, wherever located, or while the same are being made, by reason of loss or interruption of business of Tenant or otherwise. Landlord shall promptly repair any damage caused to the Premises or Tenant’s Property by such repairs, alterations, improvements or additions.  In all events, Landlord shall use its best efforts not to interfere with or obstruct Tenant’s business activities on or in the Premises during any entry.

ARTICLE 15

CERTIFICATE OF OCCUPANCY

Landlord represents and warrants to Tenant that use and occupancy of the Premises for the Permitted Use shall not violate the certificate of occupancy for the Premises or, to Landlord’s knowledge, any Requirement.  Tenant shall not at any time, now or hereafter, use or occupy the Premises, directly or indirectly, in violation of the certificate of occupancy for the Premises, and in the event that any Governmental Authority hereafter contends or declares by notice, order or in any other manner whatsoever that the Premises are used for a purpose that is not included in the Permitted Use and is a violation of such certificate of occupancy, Tenant shall, upon written Notice from Landlord or any Governmental Authority, immediately discontinue such use of the Premises. For the avoidance of doubt, if the Premises are altered such that a new certificate of occupancy is required, then Landlord shall promptly obtain a new certificate of occupancy and the terms of this Article 15 shall apply to such new certificate of occupancy.

ARTICLE 16

DEFAULT

Section 16.1.  Each of the following events shall be an “Event of Default” under this Lease:

(a)  Tenant shall on any occasion default in the payment when due of any installment of Base Rent or Additional Rent or of any other item of Rental, which continues for ten (10) days from and after the date on which Landlord gives Tenant written Notice specifying such default; provided however, Landlord shall not be required to give more than one (1) such written notice for a monetary default per calendar year, and thereafter, the failure of Tenant to pay any such amount when due shall constitute an Event of Default without the giving of notice by Landlord.

(b)  Tenant shall commence or institute any case, proceeding or other action (i) seeking relief for Tenant as a debtor, seeking to adjudicate Tenant a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Tenant or Tenant’s debts, under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of Tenant’s property, and, in each of (i) and (ii) of this clause (b), such proceeding has not been stayed within sixty (60) days.

(c)  Tenant shall make a general assignment for the benefit of creditors.

(d)  Tenant shall have commenced or instituted against Tenant any case, proceeding or other action (i) seeking to have an order for relief entered against Tenant as debtor, seeking to adjudicate Tenant a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Tenant or Tenant’s debts, under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or for all or any substantial part of Tenant’s property, in each case which (A) results in any such entry of an order for relief, any such adjudication of bankruptcy or insolvency or any such appointment or the issuance or entry of any other order having a similar effect or (B) remains undismissed for a period of sixty (60) days.

(e)  Tenant shall have a trustee, receiver or other custodian appointed for any substantial part of the assets of Tenant, and such appointment shall not be vacated or effectively stayed within ninety (90) days.

(f)  Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease to be observed or performed by Tenant, and Tenant shall fail (i) to remedy such default within thirty (30) days after written Notice by Landlord to Tenant of such default or (ii) if such default is of such a nature that it cannot with due diligence be completely remedied within such period of thirty (30) days, (A) to duly institute within such period of thirty (30) days all steps necessary to remedy such default and (B) to diligently and continuously prosecute thereafter until completion all such steps.

Section 16.2.  In the event of any breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach, in addition to any other rights, remedies and recourses available to Landlord pursuant to Article 17 or at law or in equity.

Section 16.3.  In the event of any default by Landlord hereunder, then except as otherwise provided herein, Tenant will give Landlord written Notice specifying such default with particularity, and Landlord shall thereupon have thirty (30) days in which (a) to cure such default or (b) if such default cannot be reasonably cured within such period of thirty (30) days, (i) to institute within such period of thirty (30) days all steps necessary to cure such default and (ii) to diligently and continuously prosecute thereafter until completion all such steps.  Unless and until Landlord fails to so cure or proceed with diligence to cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof; provided, however, that in the event of an emergency involving imminent threat to property or Persons, Tenant shall be required to give only such notice as it may in good faith deem reasonable under the circumstances.

Section 16.4.  If Landlord is in default hereunder and fails to cure such default in accordance with Section 16.3, then, in addition to any and all other rights, remedies and recourses available to Tenant, Tenant may undertake to cure such default on behalf of Landlord, at the expense of Landlord, and all costs, expenses and disbursements (including reasonable attorneys’ fees) incurred by Tenant in curing such default, with interest thereon at the Applicable Rate, shall be paid by Landlord to Tenant upon demand.  In addition to the foregoing, Tenant shall also have the same rights granted to Landlord hereunder with respect to injunctive or equitable relief.  The right to invoke the remedies set forth in this Section 16.4 are cumulative and shall not preclude Tenant from invoking any other remedy allowed at law or in equity.

ARTICLE 17

REMEDIES AND DAMAGES

Section 17.1.  If any Event of Default shall occur and be continuing, Landlord may, at any time thereafter, at Landlord’s option, give written Notice to Tenant stating that this Lease and the Term shall terminate on the date specified in such Notice, which date shall not be less than ten (10) days after the giving of such Notice, whereupon:

(a)  this Lease and the Term and all rights of Tenant under this Lease shall automatically terminate as if the date specified in such Notice were the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable;

(b)  Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may, after the date upon which this Lease and the Term shall terminate, re-enter the Premises or any part thereof, without Notice, either by summary proceedings or by any other applicable action or proceeding or otherwise, and may repossess the Premises and dispossess Tenant and any other Persons from the Premises by summary proceedings or otherwise and remove any and all of their property and effects from the Premises;

(c)  Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable, at such rent or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord may reasonably determine; provided, however, that Landlord shall exercise reasonable efforts to mitigate any damages related to liability of Tenant under this Lease; and

(d)  Tenant shall be liable for damages as provided by Section 17.2 or as provided by law.

Section 17.2.

(c)  If this Lease and the Term shall terminate as provided by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1 or by or under any summary proceeding or any other action or proceeding, then, in any such event Tenant shall pay to Landlord all Base Rent, Additional Rent and other items of Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have terminated or to the date of re-entry upon the Premises by Landlord, as the case may be, and:

(i)  Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency (“Deficiency”) between (A) the Rental for the period until the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable, and (B) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 17.1(c) for any part of such period (after first deducting from the rents collected under any such reletting all of Landlord’s reasonable and actual expenses in connection with the termination of Tenant’s right of possession, Landlord’s re-entry upon the Premises and such reletting, including all repossession costs, brokerage commissions, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting, but only to the extent such expenses are allocable to the period until the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable); provided, however, that (1) any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Base Rent and (2) Landlord shall be entitled to recover from Tenant the Deficiency for each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; or

(ii)  if Landlord so elects in writing within sixty (60) days of the Notice of termination of the Lease, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, and as and for liquidated and agreed final damages, an amount equal to the excess of (A) the present value (calculated using the Applicable Rate as the discount rate) of the unpaid Rental for the period until the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable, over (B) the present value (calculated using the Applicable Rate as the discount rate) of the then fair and reasonable rental value of the Premises for the period until the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable; provided, however, that if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises or any part thereof are relet by Landlord on a fair and arms-length basis for the period until the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable, or any part of such period, then the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(b)  Tenant shall in no event be entitled to any rents collected or payable under any reletting by Landlord in accordance with this Article 17, whether or not such rents exceed the Base Rent reserved in this Lease.

ARTICLE 18

FEES AND EXPENSES

If any Event of Default shall have occurred and be continuing, or if Landlord shall have defaulted on its obligations under this Lease and such default shall not have been cured within any applicable cure period, then the non-defaulting party may (a) perform any term, covenant or condition of this Lease for the account of the defaulting party or (b) make any expenditure or incur any obligation for the payment of money in connection with any obligation owed to the non-defaulting party, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, and in each case the cost thereof, with interest thereon at the Applicable Rate, shall be paid by the defaulting party to the non-defaulting party within twenty (20) days after rendition of any bill or statement therefor.

ARTICLE 19

END OF TERM

Section 19.1.  Upon the termination of this Lease, Tenant:  (a) shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear and damage by fire or other casualty or by condemnation excepted; (b) shall remove all of Tenant’s Property and all other personal property and personal effects of all Persons claiming through or under Tenant; and (c) shall pay the cost of repairing all damage to the Premises occasioned by such removal or repair the damage themselves prior to lease expiration.

Section 19.2.  If, upon the termination of this Lease, the Premises are not surrendered and all of Tenant’s Property removed as required by Section 19.1, Tenant shall be deemed to be occupying the Premises as a tenant at will, and such continued occupancy will be at a rental equal to the sum of (a) the Base Rent plus (b) fifty percent (50%) of the Base Rent and will be otherwise subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at will.

Section 19.3. Tenant’s obligations under this Article 19 shall survive the termination of this Lease.

ARTICLE 20

NOTICES

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease (each a “Notice”) shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt) or if deposited with a nationally recognized overnight courier, or if deposited in the United States mail, with first-class postage prepaid and registered or certified, and in each case addressed as follows (or to such other address as any party may designate by Notice given to the other party in accordance with the provisions of this Article 20):

(a)  if to Tenant, to it at the Premises, with a copy to:

Comfort Systems USA, Inc.

675 Bering Drive, Suite 400

Houston, Texas  77057

Attention:  Office of the General Counsel

(b)  if to Landlord, to Landlord at:

Walker Real Estate Holdings, LLC

[STREET ADDRESS]

[CITY, STATE ZIP]

with a copy to:

Foley Gardere

2021 McKinney Avenue

Dallas, TX 75201

Facsimile: (214) 999-3716

E-mail:  mnewman@foley.com

Attention:  Michael H. Newman

Notices shall be deemed to have been rendered or given (i) on the date delivered by hand, (ii) on the day after being deposited with a nationally-recognized overnight courier or (iii) five (5) days after deposit in the United States mail as provided in this Article 20.

ARTICLE 21

INDEMNITY

Section 21.1.  Tenant shall not do or permit any act or thing to be done in, at or upon the Premises that may subject any Landlord Indemnitee to any liability or responsibility for injury, damage to persons or property or to any liability by reason of the existence or application of, compliance with or violation of any Requirement, but shall exercise such control over the Premises as to protect each Landlord Indemnitee fully against any such liability and responsibility.  Tenant shall indemnify and save harmless each Landlord Indemnitee from and against (a) all claims against any Landlord Indemnitee arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in, on or about the Premises during the Term or during Tenant’s occupancy of the Premises except to the extent caused by the act or omission of Landlord or Persons Within Landlord’s Control, and (b) any breach, violation or non-performance of any covenant, condition or agreement contained in this Lease to be fulfilled, kept, observed and performed by Tenant.  This indemnity and hold harmless agreement shall include indemnity from and against any  and all liability, claims, fines, suits, demands, costs and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon and the defense thereof.  If any claim, action or proceeding is made or brought against any Landlord Indemnitee, against which claim, action or proceeding Tenant is obligated to indemnify such Landlord Indemnitee pursuant to the terms of this Lease, then, upon demand by such Landlord Indemnitee, Tenant, at its sole cost and expense, shall contest or defend such claim, action or proceeding in such Landlord Indemnitee’s name, if necessary, by such attorneys as such Landlord Indemnitee may select, including attorneys for such Landlord Indemnitee’s insurer.  The provisions of this Section 21.1 shall survive the termination of this Lease.

Section 21.2.  Landlord shall indemnify and save harmless each Tenant Indemnitee from and against (a) all claims against any Tenant Indemnitee arising from any accident, injury or damage whatsoever caused to any person or the property of any person and occurring in, on or about the Premises during the Term or during Tenant’s occupancy of the Premises to the extent caused by the act or omission of Landlord or Persons Within Landlord’s Control and (b) any breach, violation or nonperformance of any covenant, condition or agreement contained in this Lease to be fulfilled, kept, observed and performed by Landlord.  This indemnity and hold harmless shall include indemnity from and against any and all liability, claims, fines, suits, demands, costs and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon and the defense thereof.  If any claim, action or proceeding is made or brought against any Tenant Indemnitee, against which claim, action or proceeding Landlord is obligated to indemnify such Tenant Indemnitee pursuant to the terms of this Lease, then, upon demand by the Tenant Indemnitee, Landlord at its sole cost and expense shall contest or defend such claim, action or proceeding in the Tenant Indemnitee’s name, if necessary, by such attorneys as the Tenant Indemnitee may select, including attorneys for the Indemnitee’s insurer.  The provisions of this Section 21.2 shall survive the termination of this Lease.

ARTICLE 22

COVENANT OF QUIET ENJOYMENT

Landlord covenants that, upon Tenant paying all Base Rent and Additional Rent and observing and performing all of the terms, agreements, covenants, provisions and conditions of this Lease to be observed and performed by Tenant, Tenant may peaceably and quietly enjoy the Premises.

ARTICLE 23

RENEWAL OPTIONS

Section 23.1.  So long as no Event of Default shall have occurred and be continuing, Tenant shall have two (2) options (each, an “Option”) to renew this Lease for consecutive additional periods of five (5) years (each, an “Option Period”) commencing on the first day after the Fixed Expiration Date. As of the first day of each Option Period, Base Rent for such Option Period shall be adjusted as set forth in the definition of “Base Rent” herein.

Section 23.2.  Tenant may exercise an Option by giving written Notice to Landlord of Tenant’s intent to exercise such Option at least one hundred twenty (120) days prior to the Fixed Expiration Date or the expiration of the first Option Period, as applicable, failing which Tenant shall be deemed to have waived the Option for all purposes hereunder.

Section 23.3.  Tenant’s right to exercise each Option shall be subject to the provisions of this Article 23. In the event that Tenant exercises an Option, Landlord and Tenant hereby agree that this Lease shall continue in full force and effect and remain unamended during the applicable Option Period.

ARTICLE 24

PURCHASE OPTION

Section 24.1.  If at any time during the Initial Term or any Option Period, as applicable, Landlord shall reach substantial agreement on the basic business terms of a sale of all or any portion of the Premises (the “Sale Parcel”) to a prospective purchaser, then Landlord shall notify Tenant in writing (the “Purchase Notice”) setting forth (i) the size and location of the Sale Parcel, (ii) the proposed closing date, (iii) the purchase price, and (iv) all other economic terms upon which Landlord is prepared to sell the Sale Parcel to the prospective purchaser.

Section 24.2.  Provided Tenant is not in default of the terms hereunder, Tenant shall have the right of first refusal to purchase the Sale Parcel on the terms and conditions outlined in the Purchase Notice, which right is exercisable by written Notice from Tenant to Landlord given within ten (10) Business Days after receipt of the Purchase Notice. If Tenant fails to notify Landlord that it will purchase the Sale Parcel within such 10 Business Day period, Tenant’s right of first refusal shall terminate, and Landlord shall have no further obligation to the Tenant under this Section 24.2 with respect to the Sale Parcel; provided, however, that if Landlord, within six (6) months after the date of Landlord’s Notice, has not closed on the sale of the Sale Parcel under terms and conditions which are substantially similar to those set forth in the applicable Purchase Notice, then Tenant’s right of first refusal under this Section 24.2 shall be reinstated and Landlord shall be required to reissue the Purchase Notice upon expiration of such six (6) month period. If Tenant shall exercise its right to purchase the Sale Parcel, pursuant to this Section 24.2, such sale shall be consummated on the terms and conditions mutually acceptable to both Landlord and Tenant, except to the extent such terms and conditions conflict with those set forth in the Purchase Notice in which case the terms in the Purchase Notice shall control.

ARTICLE 25

MISCELLANEOUS

Section 25.1.  The obligations of Landlord under this Lease shall be binding upon Landlord after any sale, conveyance, assignment or transfer by Landlord of its interest in the Premises, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall not be freed and relieved of any of the covenants and obligations of Landlord under this Lease thereafter arising, unless and until the transferee of Landlord’s interest in the Premises shall have assumed, in writing, for the benefit of Tenant, all obligations of Landlord under this Lease arising after the effective date of such sale, conveyance, assignment or transfer and Landlord has transferred any security deposit paid by Tenant to such transferee.

Section 25.2.  Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Base Rent, Additional Rent or Rental, shall constitute rent for the purposes of the United States Bankruptcy Code.

Section 25.3.  Upon the request of any party, the other party will execute and deliver to such party a mutually acceptable memorandum of this Lease in recordable form, which memorandum may be recorded by any party at such party’s sole expense.

Section 25.4.  Any consent or approval required to be obtained from any party under this Lease shall not be unreasonably withheld, conditioned or delayed.

Section 25.5.  Landlord represents and warrants to Tenant that Landlord has full power and authority to enter into this Lease without the consent of any other Person, including any Mortgagee.

Section 25.6.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  If any words or phrases in this Lease are stricken or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that such words or phrases were stricken or otherwise eliminated.

Section 25.7.  If any of the provisions of this Lease, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, then the remainder of this Lease, or the application of such provisions to Persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby and shall remain valid and enforceable, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 25.8.  This Lease contains the entire agreement between the parties with respect to the subject matter hereof, and all prior negotiations and agreements with respect to such subject matter are merged into this Lease.  This Lease may not be changed, abandoned or discharged, in whole or in part, nor may any of its provisions be waived, in each case except by a written agreement that (a) expressly refers to this Lease and (b) is executed by the party against whom enforcement of the change, abandonment, discharge or waiver is sought.

Section 25.9.  The laws of the State of Texas applicable to contracts made and to be performed wholly within Texas shall govern and control the validity, interpretation, performance and enforcement of this Lease, without regard to principles of conflicts of law.

Section 25.10.  The captions contained in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

Section 25.11.  The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, heirs, successors and, except as otherwise provided in this Lease, assigns.

Section 25.12.  For purposes of this Lease and all agreements supplemental to this Lease, unless the context otherwise requires:

(a)  Each obligation hereunder shall be construed in every instance as a condition as well as a covenant, and separate and independent of any other term of this Lease.

(b)  References to “the termination of this Lease” and words of like import include the termination, cancellation or expiration of this Lease and the Term and the estate granted by this Lease, in each case whether on or prior to the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable, and whether pursuant to any provision of this Lease or pursuant to law.  Upon the termination of this Lease, the Term and estate granted by this Lease shall end at noon on the date of termination as if such date were the Fixed Expiration Date or the Expiration Date of any Option Period, as applicable, and neither party shall have any further obligation or liability to the other after such termination, except (i) as shall be expressly provided in this Lease and (ii) for such obligations as by their nature under the circumstances can only be, or by the provisions of this Lease may be, performed after such termination (including, unless expressly otherwise provided in this Lease, any liability for a payment which shall have accrued to or with respect to any period ending at the time of such termination and shall be apportioned as of the time of such termination).

Section 25.13.  Condition of Premises.  The Premises are leased to Tenant in their present condition without representation or warranty by Landlord and subject to the existing state of title, to all applicable Requirements now or hereafter in effect.  Tenant has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes.  LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PREMISES AS OF THE COMMENCEMENT DATE, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x)

MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION OR (xv) COMPLIANCE OF THE PREMISES WITH ANY LAW; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT.  TENANT ACKNOWLEDGES THAT THE PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT.  IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE PREMISES OF ANY NATURE, OTHER THAN HAZARDOUS SUBSTANCES OR LATENT HAZARDOUS CONDITIONS NOT REASONABLY APPARENT AS OF THE COMMENCEMENT DATE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). The provisions of this paragraph have been negotiated and are intended to be a complete exclusion and negation of any warranty by Landlord, express or implied, with respect to any of the Premises, arising pursuant to the Uniform Commercial Code or any other law now or hereafter in effect or arising otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:	WALKER REAL ESTATE HOLDINGS, LLC

By:
Name:
Title:

TENANT:	WALKER TX HOLDING COMPANY, INC.

By:
Name:
Title:

Schedule A

(see attached)